     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 6, 1997

                                                      REGISTRATION NO. 333-31697
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                   FORM SB-2


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                            APEX PC SOLUTIONS, INC.

                 (Name of small business issuer in its charter)

          WASHINGTON                         3577                         91-1577634
 (State or other jurisdiction    (Primary standard industrial          (I.R.S. employer
               of                classification code number)        identification number)
incorporation or organization)

                            ------------------------

                            20031 142ND AVENUE, N.E.
                         WOODINVILLE, WASHINGTON 98072
                                 (425) 402-9393

(Address and telephone number of principal executive offices and principal place of business)
                            ------------------------

                                 KEVIN J. HAFER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            20031 142ND AVENUE, N.E.
                         WOODINVILLE, WASHINGTON 98072
                                 (425) 402-9393

           (Name, address, and telephone number of agent for service)
                            ------------------------

                                   COPIES TO:

       SAMUEL F. SARACINO, ESQ.                PATRICK J. SCHULTHEIS, ESQ.
         ERIC A. DEJONG, ESQ.                      ROBERT G. DAY, ESQ.
      DAVIS WRIGHT TREMAINE LLP             WILSON SONSINI GOODRICH & ROSATI,
  2600 CENTURY SQUARE -- 1501 FOURTH             PROFESSIONAL CORPORATION
                AVENUE
    SEATTLE, WASHINGTON 98101-1688                  650 PAGE MILL ROAD
            (206) 622-3150                   PALO ALTO, CALIFORNIA 94304-1050
                                                      (415) 493-9300

                            ------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------


                        CALCULATION OF REGISTRATION FEE



                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
          TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED           BE REGISTERED(1)      PER SHARE(2)       OFFERING PRICE          FEE(3)
Common Stock, no par value.................   4,600,000 shares        $25.6875          $118,162,500           $8,952



(1) Includes 600,000 shares which may be sold upon exercise of the Underwriters' over-allotment option. Represents an increase of an aggregate of 1,150,000 shares from the 3,450,000 shares covered by this Registration Statement as originally filed with the Securities and Exchange Commission on July 21, 1997.



(2) Estimated solely for the purposes of calculating the registration fee for the 1,150,000 additional shares in accordance with Rule 457(c) promulgated under the Securities Act of 1933. The proposed maximum offering price per share is based on the average of the high and low prices for a share reported on the Nasdaq National Market on August 5, 1997.



(3) Represents the incremental registration fee for the additional 1,150,000 shares. The Registrant paid the registration fee for the remaining 3,450,000 shares with its filing on July 21, 1997.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 6, 1997


                                4,000,000 SHARES


                                      [LOGO]
                                  COMMON STOCK


    OF THE 4,000,000 SHARES OF COMMON STOCK OFFERED HEREBY, 1,250,000 SHARES ARE BEING SOLD BY APEX PC SOLUTIONS, INC. ("APEX" OR THE "COMPANY") AND 2,750,000 SHARES ARE BEING SOLD BY CERTAIN OF THE COMPANY'S SHAREHOLDERS (THE "SELLING SHAREHOLDERS"). THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF SHARES BY THE SELLING SHAREHOLDERS. SEE "PRINCIPAL AND SELLING SHAREHOLDERS." THE COMPANY'S COMMON STOCK IS QUOTED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "APEX." ON AUGUST 5, 1997, THE LAST REPORTED SALE PRICE OF THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET WAS $26 1/8 PER SHARE. SEE "PRICE RANGE OF COMMON STOCK."

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                               -----------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
            OFFENSE.

                                                                                         PROCEEDS TO
                                       PRICE TO       UNDERWRITING      PROCEEDS TO        SELLING
                                        PUBLIC        DISCOUNT (1)      COMPANY (2)     SHAREHOLDERS
PER SHARE.........................         $                $                $                $
TOTAL (3).........................         $                $                $                $

(1) SEE "UNDERWRITING" FOR INFORMATION CONCERNING INDEMNIFICATION OF THE UNDERWRITERS AND OTHER MATTERS.

(2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY, ESTIMATED AT $375,000.


(3) CERTAIN OF THE SELLING SHAREHOLDERS HAVE GRANTED THE UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP TO 600,000 ADDITIONAL SHARES OF COMMON STOCK SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE THIS OPTION IN
    FULL, THE PRICE TO PUBLIC WILL TOTAL $        , THE UNDERWRITING DISCOUNT
    WILL TOTAL $        , AND THE PROCEEDS TO SELLING SHAREHOLDERS WILL TOTAL
    $        . SEE "UNDERWRITING."

    THE SHARES OF COMMON STOCK ARE OFFERED BY THE SEVERAL UNDERWRITERS NAMED HEREIN, SUBJECT TO RECEIPT AND ACCEPTANCE BY THEM AND SUBJECT TO THEIR RIGHT TO REJECT ANY ORDER IN WHOLE OR IN PART. IT IS EXPECTED THAT DELIVERY OF THE CERTIFICATES REPRESENTING SUCH SHARES WILL BE MADE AGAINST PAYMENT THEREFOR AT THE OFFICE OF MONTGOMERY SECURITIES ON OR ABOUT AUGUST , 1997.

                              -------------------

MONTGOMERY SECURITIES
                                 DAIN BOSWORTH
                                  INCORPORATED
                                                                 COWEN & COMPANY
                                        , 1997

    FOR INSIDE FRONT COVER:

    Beginning at the top of this page, the following text cascades from right to left down the page:

    "The proliferation of distributed network computing using a client/server architecture of interconnected PCs has created significant network administration and space problems for the organizations that rely on them. International Data Corporation projects that worldwide shipments of PC servers will reach approximately 3.1 million units in the year 2000.

    Apex's product family combines sophisticated switching technology and customized cabinet systems to aid network administrators in managing their organizations' complex and growing server populations."

    The Company's logo ("Company Logo") appears beneath the foregoing text on the left side of the page.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON NASDAQ IN ACCORDANCE WITH RULE 103 UNDER REGULATION M. SEE "UNDERWRITING."

    FOR GATEFOLD:

    The following text is centered on the top of the left page of the gatefold. "Apex products allow corporations adopting client/server architectures to consolidate servers and improve physical and administrative access, resulting in savings in terms of space, time and money." Below this statement is a graphic, the left side of which is an illustration of 24 dispersed servers, each with its own keyboard, video monitor and mouse console. Above this illustration is the heading "Before Apex" and below this illustration is the description "Disorganized collection of servers, each with its own keyboard, video monitor and mouse (a "console")". The right side of the graphic is an illustration depicting the same number of servers consolidated into six centralized DensePack cabinets. By combining one primary OutLook switch with three secondary OutLook switches, access and control of the same number of servers is consolidated into one keyboard, video monitor and mouse console. Above this illustration is the heading "After Apex" and below this illustration is the description "Organized collection of servers housed in Apex cabinets, controlled from a single console via Apex switches".

    On the left half of the right page of the gatefold are three different graphical images (the "Problem Graphics") organized top to bottom underneath the phrase "Client/Server Problems". The top Problem Graphic consists of a depiction of approximately eight different desktop and tower servers, each with its own video monitor and keyboard, cabled together, followed by the following text:
"Small Networks--Client/ server networks typically utilize multiple servers designed to operate as stand-alone systems, each with a console consisting of a keyboard, video monitor and mouse." The middle Problem Graphic consists of a depiction of approximately thirty-two servers, each with its own video monitor and keyboard, cabled together, followed by the following text: "Space and Equipment Management--Without efficient storage and configuration, network hardware consumes substantial and often expensive floor space and creates clutter that hampers network administration." The bottom Problem Graphic consists of a depiction of numerous servers, each with its own video monitor and keyboard, cabled together and stored on large tables, followed by the following text: "Large Networks When a network fails, an administrator's ability to quickly and efficiently diagnose and correct the problem is often hampered because the administrator is not able to access the software tools that reside on the network and that are normally used to manage network failures."

    On the right half of the right page of the gatefold, are three different graphical images (the "Apex Solution Graphics") organized top to bottom. The top Apex Solution Graphic (which is paired with the top Problem Graphic Solution described above) consists of a graphical representation of an Apex switch (over which the word "OutLook" is superimposed), to the left of which is a column of eight attached servers and to the right of which is a column of four attached keyboard, video monitor and mouse consoles (with the top console in full-tone to depict a configuration using an OutLook switch and the bottom three consoles shaded to depict a configuration using an OutLook(4) switch) followed by the following text: "Apex Outlook switching systems consolidate the control and monitoring of multiple network servers to a centralized command center consisting of one or more console positions. Apex switching products provide connectivity to virtually all major server platforms." The middle Apex Solution Graphic (which is paired with the middle Problem Graphic) is similar to the top Apex Solution Graphic described above, except that the word "ViewPoint" is superimposed over the graphical representation of the Apex switch and the words "Up to 32 Networked Servers" are above the column of attached servers and the words "Up to 16 Users" are above the column of attached consoles. This Apex Solution Graphic is followed by the following text: "Apex's ViewPoint provides direct connections to network servers, enabling network administrators to access individual servers from up to a thousand feet away as if they were physically present at that server, even if the network is down." The bottom Apex Solution Graphic (which is paired with the bottom Problem Graphic) depicts four DensePack cabinets with the same graphical representation of an Apex switch in front of the middle two cabinets and the word "DensePack" superimposed over the top of that representation. The DensePack cabinet depictions in the bottom Apex Solution Graphic represent different physical configurations of different types of servers, and over the DensePack cabinet depictions, from left to right, are the phrases "Rack Mount Systems," "Tower Systems," "Desktop Systems" and "Combination." This Apex Solution Graphic is followed by the following text:
"Apex integrated cabinet solutions consolidate servers and other hardware in a single location to facilitate more efficient physical access for hardware maintenance tasks. Apex provides customized solutions for the storage of heterogeneous server populations."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SUCH FORWARD-LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION, STATEMENTS RELATING TO FUTURE OPERATING RESULTS, OEM CUSTOMERS, COMPETITION, NEW PRODUCT INTRODUCTIONS, COMPONENT SUPPLIERS, RESELLER CHANNELS, KEY PERSONNEL, MANAGEMENT OF GROWTH, WARRANTY POLICIES, PROPRIETARY RIGHTS, CUSTOMER SUPPORT, INTERNATIONAL SALES, THE APEX STRATEGY, FUTURE RESEARCH AND DEVELOPMENT EXPENDITURES, FUTURE NET SALES, FUTURE SALES AND MARKETING EXPENDITURES, FUTURE GENERAL AND ADMINISTRATIVE EXPENDITURES AND FUTURE LIQUIDITY AND CAPITAL RESOURCES. ALL SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON INFORMATION AVAILABLE TO THE COMPANY ON THE DATE HEREOF, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    Apex PC Solutions, Inc. (the "Company" or "Apex") designs, manufactures and markets stand-alone switching systems and integrated server cabinet solutions for the client/server computing market. The Company's switching systems enable client/server network administrators to manage multiple servers from a single keyboard, video monitor and mouse configuration (a "console"). Designed to address space, cost, administration and maintenance issues that organizations increasingly face when adopting client/server architecture, the Company's sophisticated switching and integrated cabinet systems enable network administrators to manage more efficiently their organizations' complex and growing server populations.

    The desire of many organizations to decentralize computing power while sharing technology resources and providing broad access to enterprise data has resulted in the widespread adoption of distributed network computing environments using a client/server architecture of interconnected PCs. According to International Data Corporation, a market research firm, worldwide shipments of PC servers are expected to grow 21.0% on a compounded annual basis from 1997 to 2000, reaching approximately 3.1 million units shipped in the year 2000.

    The growing adoption of client/server architecture has created significant network administration and space problems for organizations. Client/server networks utilize servers that were designed to operate as stand-alone systems, each with its own console. Thus, to perform network administration and management tasks, network administrators must deal with an unwieldy number of consoles, whether centrally located or dispersed throughout the organization. In addition, constant availability of the network has become increasingly important. When a network fails, an administrator's ability to quickly and efficiently diagnose and correct the problem is often hampered because the administrator is not able to access the software tools that reside on the network which would otherwise be relied upon to rectify network failures. As organizations' network computing needs increase, the number of servers, consoles and other peripherals proliferates, creating storage and configuration problems. The increased use of "heterogeneous" server configurations using different platforms, such as Intel, Macintosh, IBM RS 6000, Hewlett-Packard 9000, DEC Alpha and Sun Sparc, and different operating systems, such as Windows NT, Unix, NetWare and OS/2, compounds the administration and storage problems faced by network administrators.

    The Company provides "plug and play" switching systems and integrated server cabinet solutions for many of the network administration, management and storage problems faced by organizations using client/server architecture. The Company's switching products, including OUTLOOK, OUTLOOK(4) and VIEWPOINT, enable network administrators to access multiple servers from one or more centralized consoles, to consolidate hardware requirements, and to provide direct hardwired connections between the console and the attached servers through the switch which facilitate access to servers even when the network is down. In addition, the Company's switching systems are able to work with heterogeneous server populations. All of the Company's switching products utilize the Company's proprietary On Screen Configuration And Reporting ("OSCAR") interface. OSCAR allows network administrators to immediately identify and access servers according to the administrators' own naming conventions. The Company also offers server cabinet solutions to consolidate and store heterogeneous servers and related hardware in a single cabinet that facilitates more efficient physical access for hardware maintenance tasks.

    The Company markets and sells its products through a direct sales force and various distribution channels. Apex supplies stand-alone switching systems on a private label basis to Compaq Computer Corporation and Hewlett-Packard Company for integration into their product offerings. Sales to Compaq represented approximately 52% of the Company's net sales for the six months ended June 27, 1997. Sales to Compaq and Hewlett-Packard represented approximately 30% and 15%, respectively, of net sales for 1996, and approximately 54% and 6% of net sales, respectively, for 1995. According to International Data Corporation, Compaq and Hewlett-Packard shipped 41.7% of all PC servers shipped worldwide in 1996. Customers of the Company's branded products in 1996 or the first half of 1997 included Advanced Logic Research, Inc., Data General Corporation, Dell Computer Corporation, McAfee Associates, Inc., Microsoft Corporation, the National Association of Securities Dealers, Inc., Owens Corning, NEC USA, Inc., Peoplesoft, Inc., Unisys Corporation and Wells Fargo Bank, N.A.

    The Company's objective is to be the leading provider of hardware solutions for the administration, management and storage challenges inherent in the client/server network environment. Key elements of the Company's strategy for achieving this objective are to (i) continue to develop innovative products and enhancements to existing products, (ii) leverage its OEM experience to enter into new relationships with other server manufacturers in the U.S. and Europe,
(iii) increase market penetration for its branded products through direct sales and reseller channels, and (iv) create an international distribution network for the Company's branded switching products.

    In December 1995, the Company effected a leveraged recapitalization (the "Leveraged Recapitalization") pursuant to which (i) the Company redeemed from one of its shareholders Common Stock representing a 50% voting interest in the Company prior to the Leveraged Recapitalization for approximately $12.5 million in cash and a Class B Subordinated Promissory Note in the principal amount of $10.0 million, and (ii) the Company sold to a group of new investors Common Stock and Series A Redeemable and Convertible Preferred Stock representing a 50% voting interest in the Company after the Leveraged Recapitalization for $2.5 million and sold to such investors Class A Subordinated Promissory Notes in the aggregate principal amount of $10.0 million. The value of the Company prior to the Leveraged Recapitalization, as determined by an independent appraisal obtained in advance of the transaction, was approximately $23.7 million. The subordinated promissory notes issued by the Company in connection with the Leveraged Recapitalization were repaid in February 1997 using the proceeds of the Company's initial public offering.

                                  THE OFFERING


Common Stock offered by the Company.........................  1,250,000 shares
Common Stock offered by the Selling Shareholders............  2,750,000 shares
Common Stock to be outstanding after this offering..........  13,413,328 shares (1)
Use of proceeds.............................................  For general corporate purposes, including working
                                                              capital. See "Use of
                                                              Proceeds."
Nasdaq National Market symbol...............................  APEX


------------------------

(1) Based on shares outstanding as of June 27, 1997. Excludes (i) 951,564 shares of Common Stock reserved for issuance upon the exercise of options outstanding at June 27, 1997, at a weighted average exercise price of $4.7655 per share, (ii) 550,180 additional shares reserved for future issuance pursuant to the Company's 1995 Employee Stock Plan and (iii) 246,688 shares reserved for future issuance pursuant to the Company's Employee Stock Purchase Plan. See "Capitalization," "Management-- Employee Stock Plan; --Employee Stock Purchase Plan" and "Description of Capital Stock."

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           YEARS ENDED                SIX MONTHS ENDED
                                                                          DECEMBER 31,            ------------------------
                                                                 -------------------------------   JUNE 30,     JUNE 27,
                                                                   1994       1995       1996        1996       1997 (1)
                                                                 ---------  ---------  ---------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
  Net sales....................................................  $   7,310  $  19,671  $  33,622   $  14,002    $  23,681
  Gross profit.................................................      2,817      9,035     14,383       5,659       10,690
  Income from operations.......................................        933      3,737      7,328       3,147        6,174
  Interest income (expense), net...............................          7       (186)    (1,859)       (947)        (123)
  Other income.................................................     --         --         --          --              146
  Income from continuing operations before income taxes and
    extraordinary item.........................................        940      3,551      5,469       2,200        6,197
  Income from continuing operations before extraordinary
    item.......................................................        940      3,603      3,608       1,452        4,082
  Extraordinary item--loss on early extinguishment of debt, net
    of applicable income taxes.................................     --         --         --          --             (141)
  Income from discontinued service operations..................        601     --         --          --           --
  Net income...................................................  $   1,541  $   3,603  $   3,608   $   1,452    $   3,941

PRO FORMA DATA (2):
  Net income (pro forma through 1995)..........................  $   1,017  $   2,344  $   3,608   $   1,452    $   3,941
  Pro forma income per share...................................             $    0.20  $    0.40   $    0.16    $    0.33
  Weighted average shares used in computing pro forma
    income per share (3).......................................                11,492      9,092       9,092       11,839


                                                                                             JUNE 27, 1997
                                                                                      ----------------------------
                                                                                        ACTUAL     AS ADJUSTED (4)
                                                                                      -----------  ---------------
BALANCE SHEET DATA:
  Cash and cash equivalents.........................................................   $   7,956      $  38,441
  Working capital...................................................................      15,212         45,697
  Total assets......................................................................      18,896         49,381
  Shareholders' equity..............................................................      15,852         46,337


------------------------------

(1) The Company's interim periods in years prior to 1997 are reported on a calendar quarter basis. Commencing in 1997, the Company reports its interim period results for the first three interim periods ending on the last Friday of March, June and September, respectively, and for the fourth interim period ending on December 31. The difference between quarterly results reported on this basis and quarterly results reported on the basis of calendar quarters for years prior to 1997 is not material. The Company formed a foreign sales corporation subsidiary in the first quarter of 1997. Consequently, the Company's financial statements as of June 27, 1997 and for the six months then ended are presented on a consolidated basis.

(2) From inception through October 31, 1995, the Company was treated as an S Corporation for federal income tax purposes. The pro forma data reflects an estimate of income tax expense as if the Company were taxable as a C Corporation for the years ended December 31, 1994 and 1995. See Notes 1 and 11 of Notes to Financial Statements.

(3) See Note 1 of Notes to Financial Statements.


(4) Adjusted to reflect the sale and issuance of the 1,250,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $26 1/8 per share, after deduction of the underwriting discount and estimated offering expenses payable by the Company. See "Use of Proceeds."


    The executive office of the Company is located at 20031 142nd Avenue, N.E., Woodinville, Washington 98072, and its telephone number is (425) 402-9393.
------------------------

    APEX PC SOLUTIONS, OSCAR, OUTLOOK, OUTLOOK(4), SUNDIAL, VIEWPOINT, SWITCHBACK, A-1000 AND S-1000 ARE TRADEMARKS OF THE COMPANY. THIS PROSPECTUS ALSO INCLUDES TRADEMARKS OF OTHER COMPANIES.

    UNLESS OTHERWISE INDICATED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                                  RISK FACTORS

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

FLUCTUATIONS IN OPERATING RESULTS

    The Company has experienced substantial fluctuations in its operating results, on a quarterly and an annual basis, and the Company expects such fluctuations to continue in the future. The Company's operating results are affected by a number of factors, including: the volume and timing of orders, particularly from original equipment manufacturers that purchase the Company's switching systems on a private label basis ("OEMs"); the timing of shipments; the timing of new product introductions and enhancements by the Company and its competitors; changes in product or distribution channel mixes; changes in pricing policies or price reductions by the Company or its competitors; the availability and cost of supplies and components; sales and marketing expenses related to entering into new markets, introducing new products and retaining current OEM and other large customers; seasonal customer demand; and fluctuations in sales of servers due to changes in economic conditions or capital spending levels.

    In general, the Company's sales cycle varies substantially and may be lengthy, making net sales difficult to forecast. The Company has experienced period to period variability in sales to each of its OEM customers and expects this pattern to continue in the future. Although the Company's OEM customers typically place orders for products several months prior to scheduled shipment dates, these orders are subject to cancellation up to eight weeks prior to the scheduled shipment date. The Company generally must plan production, order components and undertake its manufacturing activities prior to the time that these orders become firm. In addition, the Company's OEM customers have in the past requested, and will likely continue to request from time to time, that the Company delay shipment dates or cancel orders for products that are subject to firm orders. Accordingly, sales to OEMs for future quarters are difficult to predict. Moreover, any cancellation, rescheduling or reduction of orders by OEM customers in the future could materially adversely affect the Company's operating results. If the Company succeeds in increasing branded sales (i.e., sales to customers other than OEMs) as a percentage of net sales, the Company's quarterly sales and operating results will become more dependent upon the volume and timing of branded product orders received during the quarter. Because customers of the Company's branded products (including resellers) typically place orders shortly before their requested shipment date, revenues from branded sales are difficult to forecast. The failure of the Company to accurately forecast the timing and volume of orders for branded products during any given quarter could adversely affect the Company's operating results for such quarter and, potentially, for future periods.

    Gross margins may vary significantly from period to period depending on a number of factors, including: the ratio of OEM sales to branded sales, as OEM sales typically have lower gross margins than branded sales; product mix, including the percentage of cabinet system sales, which generally have lower gross margins than sales of stand-alone switching systems; raw materials and labor costs; new product introductions by the Company and its competitors; and the level of outsourcing of manufacturing and assembly services by the Company. The Company expects that its gross margins will decline in the future primarily due to increased competition and the introduction of new technologies which may affect the prices of the Company's products. The Company expects that its operating results will be affected by seasonal trends and by general conditions in the server market. The Company believes that it has experienced and will continue to experience some degree of seasonality due to customer buying cycles. The Company has historically experienced higher levels of net sales in the fourth quarter. The Company believes that this seasonality is a result of customer budgeting and procurement cycles, which correspondingly may depress net sales in other quarters, and the Company expects this seasonality to continue in the future. Because the Company's business and operating results depend to a significant extent on the general conditions in the server market, any adverse change in the server market due to adverse economic conditions, declining capital spending levels or other factors could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE UPON A LIMITED NUMBER OF OEM CUSTOMERS

    A substantial portion of the Company's sales is concentrated among a limited number of OEM customers. For 1994, 1995, 1996 and the six months ended June 27, 1997, sales to OEMs represented approximately 38%, 69%, 71% and 66% of the Company's net sales, respectively. For 1994, 1995, 1996 and the six months ended June 27, 1997, sales to Compaq Computer Corporation ("Compaq") represented approximately 36%, 54%, 30% and 52%, respectively, of the Company's net sales. Sales to Hewlett-Packard Company ("Hewlett-Packard") represented 15% of the Company's net sales for 1996. The Company's OEM business is subject to risks such as contract termination, reduced or delayed orders, adoption of competing products developed by third parties for the OEM or by the OEM's internal development team, and change in corporate ownership, financial condition, business direction or product mix by the OEM, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has experienced, and may continue to experience, significant reductions or delays in orders from its OEM customers, which have had and may in the future have a material adverse effect on the Company's quarterly sales and operating results. See "--Fluctuations in Operating Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." For example, in late 1995, one of the Company's OEM customers determined that its orders in the last half of 1995 exceeded its needs. Accordingly, at such customer's request, the Company delayed its scheduled deliveries to such OEM for the first half of 1996. The loss of any one of the Company's OEM customers could have a material adverse effect on the Company's business, financial condition and results of operations. For example, in October 1995, the Company entered into an OEM arrangement with International Business Machines Corporation ("IBM") for the production of an integrated server cabinet system incorporating the Company's switching products. While the products supplied by the Company met IBM's requirements, IBM concluded that its program had not achieved IBM's desired results and sought to terminate the program in mid-1996 after the Company had expended significant financial, product development and operational resources in connection with this OEM arrangement. Although the Company negotiated a settlement with IBM that reimbursed the Company for its product costs and for its direct costs associated with discontinuing the program, the Company's branded product development efforts were delayed as a result of the Company's commitment of substantial product development resources to the IBM program in the third and fourth quarters of 1995 and the first quarter of 1996. For 1996, sales to IBM represented 18% of the Company's net sales. While the Company has contracts with certain of its existing OEM customers, none of the Company's OEM customers is obligated to purchase products from the Company except pursuant to binding purchase orders. Consequently, any OEM customer could cease doing business with the Company at any time. The Company's dependence upon its OEMs also results in a significant concentration of credit risk, as a substantial portion of the Company's trade receivables outstanding from time to time is concentrated among a limited number of customers. See Note 1 of Notes to Financial Statements.

INTENSE COMPETITION

    The markets for the Company's products are highly fragmented and intensely competitive. The Company's business is becoming increasingly sensitive to new product introductions, price changes and marketing efforts by its competitors. Accordingly, the Company's future success will be highly dependent upon timely completion and introduction of new products and product features at competitive price and performance levels which address the evolving needs of the Company's customers. The Company is currently experiencing increased price competition in both the market for stand-alone switching systems and the market for integrated server cabinets and expects that pricing pressures will increase in the future. Increased competition could result in price reductions and loss of market share, which would adversely affect the Company's business, financial condition and results of operations. In the market for integrated switching systems, the Company competes with independent third parties such as Cybex Computer Products Corporation, Raritan Computer Inc., Rose Electronics, Elsner ComputerTechnik GmbH and StarTech Computer Accessories Ltd. In addition, certain of the Company's OEM customers, such as Hewlett-Packard and Compaq, could choose to internally manufacture switch products or offer those supplied by the Company's competitors. In the market for server cabinets, the Company competes with a significant number of regional manufacturers. Moreover, each of the Company's current OEM customers sells its own branded integrated server cabinets. The Company's server cabinets also compete with other types of lower density, unenclosed technology storage systems. The market for enclosed server cabinets and other technology storage systems is characterized by intense price competition and low barriers to entry, and many of the Company's competitors in this market offer products at significantly lower price points. The Company's ability to compete successfully in this market will depend in part upon the Company's ability to continue to differentiate its cabinet systems from competing products. See "Business--Competition."

    The Company's current and potential competitors, many of which have significantly greater financial, technical, marketing and other resources than the Company, may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than the Company. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties that enhance the ability of their products to address the needs of the Company's prospective customers. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressure faced by the Company will not have a material adverse effect on the Company's business, financial condition and results of operations.

RAPID TECHNOLOGICAL CHANGE; NEED FOR NEW PRODUCT INTRODUCTIONS

    The market for the Company's switching products is characterized by rapid technological advances, frequent new product introductions and enhancements, and significant price competition. The introduction of products incorporating superior or alternative technologies, the emergence of new industry standards or changes in the market's pricing structure could render the Company's existing products and products under development obsolete or unmarketable. The Company's switching systems combine components, such as printed circuit boards, connectors, cable assemblies, power supplies and enclosures, that are manufactured by other companies and are generally available to the Company's competitors and potential competitors. The Company's future success will depend in large part upon its continued innovative application of such commercially available components to the expansion and enhancement of its existing products and the development and introduction of new products which address changing customer needs on a cost-effective and timely basis. The successful introduction of new products involves a number of risks and uncertainties. There can be no assurance that the Company will be able to successfully develop planned products or that there will not be delays in product introductions. In addition, newly introduced products have in the past experienced, and are likely in the future to experience, reliability or compatibility problems, which can lead to customer dissatisfaction, increased customer service and research and development expenses, and loss of sales. The Company's failure to respond on a timely basis to technological developments, changes in industry standards or customer requirements, or any significant delay in product development or introduction could have a material adverse effect on the Company's business, financial condition and results of operations. Due to the Company's significant reliance on OEM relationships, the Company's product development efforts are often focused on developing new products or enhancements for OEM customers. At times, these new products or enhancements may not be readily marketable to other customers without significant modification. The termination or significant disruption of the Company's relationship with any OEM or other customer for whom the Company has devoted significant product development resources is likely to result in lost opportunities with respect to the development of other products or enhancements. See "--Dependence Upon a Limited Number of OEM Customers."

DEPENDENCE UPON SUPPLIERS AND OUTSOURCED MANUFACTURING

    The principal components of the Company's switching products are power supplies, cable assemblies, line filters, enclosures and printed circuit boards, all of which are purchased from outside vendors. The Company buys components under purchase orders and generally does not have long-term agreements with its suppliers. Any termination of or significant disruption in the Company's relationship with suppliers of its switching product components may prevent the Company from filling customer orders in a timely manner, as the Company generally does not maintain large inventories of its products or components. The Company purchases a number of the components for its switching products from sole or a limited number of suppliers. For example, the Company currently obtains printed circuit boards included in, and the partial assembly of, concentrator switches from a single source. In addition, the frames for the Company's server cabinet systems are obtained from a single source and the sheet metal components are purchased locally from a small number of manufacturers. The Company has occasionally experienced and may in the future experience delays in delivery of such components. Although alternate suppliers are available for most of the components and services needed to produce the Company's products, the number of suppliers of some components is limited, and qualifying a replacement supplier and receiving components from alternate suppliers could take several months. The Company depends upon its suppliers to deliver components that are free from defects, competitive in functionality and cost and in compliance with the Company's specifications and delivery schedules. Disruption in supply, a significant increase in the cost of one or more components, failure of a third party supplier to remain competitive in functionality or price, or the failure of a supplier to comply with any of the Company's procurement needs could delay or interrupt the Company's ability to manufacture and deliver its products to customers on a timely basis, thereby adversely affecting the Company's business, financial condition and results of operations.

    The Company relies on third party manufacturers for subassembly of the Company's products. These outsourcing arrangements, and any future outsourcing arrangements involve numerous risks, including reduced control over product quality, delivery schedules, manufacturing yields and costs. Moreover, although arrangements with such manufacturers may contain provisions for warranty obligations on the part of such manufacturers, the Company remains primarily responsible to its customers for warranty obligations.

RELIANCE ON CLIENT/SERVER MARKET; IMPROVING NETWORK RELIABILITY AND TOOLS

    The Company's business is dependent upon the continued acceptance of the PC-based client/server model of network computing. Although distributed network computing utilizing client/server architecture has gained increasing acceptance, there can be no assurance that use of this networking model will continue to grow or that it will not be replaced by new technologies for network computing, thereby rendering the Company's products obsolete. In addition, the market for the Company's switching products is driven in part by the inherent unreliability of client/server networks. As client/server networks continue to proliferate, however, server manufacturers and software providers may develop greater reliability and better tools for managing networks. To the extent that greater reliability and better network management tools are successfully developed, the Company's switching products could be rendered obsolete, which would have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS RELATING TO DEVELOPMENT OF EXPANDED RESELLER CHANNEL

    The Company expects to rely increasingly on resellers, including value added resellers and systems integrators, to sell its branded products, and the Company's strategy contemplates the expansion of its reseller channel both domestically and internationally. The Company's future success will depend in part on its ability to attract, train and motivate such resellers. There can be no assurance that the Company will be successful in expanding its reseller channel. The Company will be required to invest significant additional resources in order to expand its reseller channel, and there can be no assurance that the cost of the Company's investment in further developing this channel will not exceed the revenues generated from such investment. The Company provides and expects to continue providing discounts and other special pricing arrangements to its resellers. As a result of such discounts and other arrangements, the Company's gross margins on sales through resellers are expected to be lower than gross margins on direct sales. Although the Company's existing reseller arrangements generally do not afford material rights of return, as the Company expands its reseller channel, the Company expects that certain resellers will have significant rights of return. There can be no assurance that actual returns in the future will not have a material adverse effect on the Company's business, financial condition and results of operations. See "--Product Returns and Warranty Claims." The Company's agreements with its resellers generally are nonexclusive and may be terminated on short notice by either party without cause. The Company's resellers are not within the control of the Company, are not obligated to purchase products from the Company and frequently offer products of several different manufacturers, including products competitive with the Company's products. There can be no assurance that these resellers will not give higher priority to the sale of such other products. A reduction in sales efforts by the Company's resellers could lead to reduced sales by the Company and could materially adversely affect the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

    The Company is dependent in large part upon its ability to retain its key management and technical personnel, including Kevin Hafer, President and Chief Executive Officer, and Chris Sirianni, Vice President, Sales and Marketing. The future success of the Company will be highly dependent upon the personal efforts of Mr. Hafer, Mr. Sirianni and other key management and technical personnel, and the loss of services of any one of them could have a material adverse effect on the Company's business, financial condition and results of operations. Mr. Hafer is the only executive officer or employee with whom the Company has entered into an employment agreement and the only executive officer upon whom the Company maintains "key-man" life insurance. The Company's success will also be dependent in part upon its ability to attract, retain and motivate highly skilled employees. Competition for employees with the skills required by the Company, particularly engineering and other technical personnel, is intense, and there can be no assurance that the Company will be able to attract and retain highly skilled employees in sufficient numbers to sustain its current business or to support future growth.

MANAGEMENT OF GROWTH

    In recent periods, the Company has experienced rapid revenue and customer growth and expansion in the number of its employees, its product offerings and the scope and complexity of its financial systems. This growth has placed significant strain on the Company's management, operational and financial resources and has resulted in new and increased responsibilities for management personnel. The Company's officers have had limited or no experience in managing companies larger than the Company, and, in addition, the Company's Chief Financial Officer was hired in September 1996. There can be no assurance that the Company's management, personnel, systems, procedures and controls will be adequate to support the Company's existing and future operations. The Company's ability to effectively manage its recent growth and any future growth will require the Company to continue to implement and improve its operational, financial and information systems and will likely require additional management personnel. In addition, the Company believes that it must develop greater engineering, marketing, sales and customer support capabilities in order to develop new products and product enhancements, secure new customers at a rate necessary to achieve desired growth and effectively serve the evolving needs of present and future customers. There can be no assurance that the Company will be successful in strengthening these capabilities. Without adequate management, engineering, product development, marketing and sales and customer support capabilities, the Company's ability to effectively manage its growth, expand and enhance its product line, further penetrate its existing markets and develop new markets will be significantly limited. If the Company's management is unable to effectively manage the Company's growth, the business, financial condition and results of operations of the Company will be materially adversely affected.

PRODUCT RETURNS AND WARRANTY CLAIMS

    The Company's products carry warranties for parts and service. Although the Company's historical product return and warranty claims have not been significant, the Company's business, financial condition and results of operations could be materially adversely affected should the rate of product returns or warranty claims increase in the future. In addition, the Company may change its warranty policies in the future as a result of competitive pressures.

LIMITED PROTECTION OF PROPRIETARY RIGHTS; RISKS OF THIRD PARTY INFRINGEMENTS

    The Company's future success will depend in part upon its ability to protect its proprietary rights in its products. The Company seeks to protect its intellectual property rights by invoking the benefits of the patent, trademark, copyright, trade secret and unfair competition laws of the United States, which afford only limited protection. While the Company has no patents granted, it has filed a United States patent application and a corresponding application under the provisions of the Patent Cooperation Treaty (which permits the filing of corresponding foreign patent applications in numerous foreign countries within a limited time period) with respect to various aspects of its OUTLOOK and VIEWPOINT products and its On Screen Configuration And Reporting ("OSCAR") interface. There can be no assurance that patents will issue from any of the Company's pending applications or that any claims allowed from pending applications will be of sufficient scope or strength, or be issued in all countries where the Company's products can be sold, or provide meaningful protection or any commercial advantage to the Company. Moreover, competitors of the Company may be able to design around the Company's patents if any are issued. The laws of certain foreign countries in which the Company's products are or may be developed, manufactured or sold, may not protect the Company's products or intellectual property rights to the same extent as do the laws of the United States and thus increase the likelihood of piracy of the Company's technology and products. Although the Company is not aware of any current infringement of its intellectual property rights, or any violation of its trade secrets or nondisclosure or licensing arrangements, there can be no assurance that the steps taken by the Company to protect its intellectual property rights will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology.

    The network server, electronics and related industries are characterized by vigorous pursuit and protection of intellectual property rights or positions, which have resulted in significant and often protracted and expensive litigation. The Company may from time to time be subject to proceedings alleging infringement by the Company of intellectual property rights owned by third parties. If necessary or desirable, the Company may seek licenses under such intellectual property rights. However, there can be no assurance that licenses will be offered or that the terms of any offered license will be acceptable to the Company. The failure to obtain a license from a third party for technology used by the Company could cause the Company to incur substantial liabilities and to suspend or cease the manufacture of products requiring such technology.

    Further, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Litigation by or against the Company could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel, whether or not such litigation results in a favorable determination for the Company. In the event of an adverse result in any such litigation, the Company could be required to pay substantial damages, suspend or cease the manufacture, use and sale of infringing products, expend significant resources to develop non-infringing technology, discontinue the use of certain processes or obtain licenses to the infringing technology. There can be no assurance that the Company would be successful in such development or that such licenses would be available on reasonable terms, or at all, and any such development or license could require expenditures by the Company of substantial time and other resources. In the event that any third party makes a successful claim against the Company or its customers and a license is not made available to the Company on commercially reasonable terms, the

Company's business, financial condition and results of operations would be adversely affected. See "Business--Proprietary Technology."

INCREASED DEMANDS ON CUSTOMER SUPPORT OPERATIONS

    The Company has, in recent periods, experienced increased demands on its customer support resources. Growth of the Company's branded sales, should it occur, is likely to be accompanied by further increasing demands on the Company's customer support operations. As a result of the Company's commitment to a high level of customer support, the Company is likely to need to invest significant resources in the maintenance and improvement of its customer support resources. Any failure to maintain adequate customer support could cause customer dissatisfaction, result in reduced sales of the Company's products and, accordingly, materially adversely affect the Company's business, financial condition and results of operations.

RISKS RELATING TO DEVELOPMENT OF INTERNATIONAL DISTRIBUTION NETWORK AND
  INTERNATIONAL SALES

    The Company's strategy contemplates the development of an international distribution network in an effort to increase international sales of its branded switching products. See "Business--The Apex Strategy; --Sales and Marketing." There can be no assurance that the Company will be successful in creating an international distribution network or in marketing and selling its products in foreign markets. If the revenues generated by international sales are not adequate to recover the expense of establishing, expanding and maintaining an international distribution network, the Company's business, financial condition and results of operations will be materially adversely affected. If international sales become a more significant component of the Company's net sales, the Company's business will become more vulnerable to the risks inherent in doing business on an international level, including difficulties in managing foreign resellers, longer payment cycles and problems in collecting accounts receivable, the effects of seasonal customer demand, changes in regulatory requirements, export restrictions, tariffs and other trade barriers, fluctuations in currency exchange rates, potentially adverse tax consequences and political instability. The existence or occurrence of any one of these factors could have a material adverse effect on the Company's business, financial condition and results of operations.

LIMITED INDEPENDENT OPERATING HISTORY

    The business of the Company was operated as a division of, and was provided financial and operational support by, Apex Computer Company (the "Predecessor") through January 1993. In February 1993, the net assets of that division were spun off as a dividend to the sole shareholder of the Predecessor, who contributed those assets to the Company as its initial capital. The historical core business of the Company, computer maintenance services, was discontinued in mid-1994. As a company with limited independent operating history, the Company is subject to the risks inherent in a new business enterprise, including limited predictability of future operating results, competition from more established businesses, limited financial resources, limited management resources, limited sales and distribution capabilities, limited technical personnel resources and vulnerability to adverse economic conditions. Although the Company achieved profitability for the eleven months ended December 31, 1993 and was profitable in 1994, 1995, 1996 and the six months ended June 27, 1997, there can be no assurance that growth in net sales will continue or that the Company will be able to achieve or sustain profitability on a quarterly or annual basis in the future.

DISCRETIONARY USE OF PROCEEDS OF OFFERING

    The Company has no current specific plans for use of the net proceeds of this offering. As a consequence, the Company's management will have the ability to allocate the net proceeds of the offering in its discretion. There can be no assurance that the net proceeds will be utilized in a manner that the shareholders deem optimal or that the net proceeds can or will be invested to yield a significant return following the completion of the offering. See "Use of Proceeds."

CONTROL BY EXISTING SHAREHOLDERS


    Following this offering, the Company's executive officers, directors and principal shareholders will beneficially own approximately 38.0% of the Company's outstanding shares of Common Stock (33.5% if the Underwriters' over-allotment option is exercised in full). As a result of their securities ownership and positions with the Company, such shareholders, acting in concert, will be in a position to significantly affect the election of the members of the Board of Directors and the outcome of the vote on substantially all matters requiring approval by the shareholders of the Company. This concentration of ownership under certain circumstances could have the effect of preventing or delaying a change in control of the Company. See "Principal and Selling Shareholders."


EFFECT OF ANTI-TAKEOVER PROVISIONS

    Pursuant to the Company's Amended and Restated Articles of Incorporation, the Company's Board of Directors has the authority to issue shares of preferred stock ("Preferred Stock") and to determine the designations, preferences and rights and the qualifications and restrictions of those shares without any further vote or action by the shareholders. The issuance of Preferred Stock, as well as certain provisions of Washington law and the Company's bylaws, could have the effect of making it more difficult or expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. See "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE


    Sales, and the potential for sales, of substantial amounts of the Common Stock in the public market after this offering could adversely affect the market price of the Common Stock. Upon consummation of this offering, there will be 13,413,328 shares of Common Stock outstanding, based on the number of shares outstanding as of June 27, 1997. Of that number, 4,200,829 shares are currently traded or available for sale in the open market, the 4,000,000 shares offered hereby (4,600,000 shares if the Underwriters' over-allotment option is exercised in full) will be immediately eligible for sale in the public market without restriction unless acquired by an "affiliate" of the Company as that term is defined in Rule 144 ("Rule 144") under the Securities Act of 1933, as amended (the "Securities Act") and the remaining 5,212,499 shares (4,612,499 shares if the Underwriters' over-allotment option is exercised in full) are "restricted securities" (the "Restricted Shares") under the Securities Act. The holders of an aggregate of 7,211,516 Restricted Shares and 1,383 shares that are otherwise available for sale in the public market, including all of the Selling Shareholders and the Company's directors, officers, certain employees and major shareholders, have agreed pursuant to certain lock-up agreements entered into in connection with this offering not to sell their shares without the consent of Montgomery Securities until October 20, 1997, except that certain of these holders may sell an aggregate amount of up to 30,000 shares on or after August 19, 1997. All of such shares will be eligible for sale in the public market after expiration of these lock-up agreements, subject in the case of the Restricted Shares to the provisions of Rule 144. Moreover, after October 19, 1997, holders of approximately 2,437,500 Restricted Shares (2,362,500 Restricted Shares if the Underwriters' over-allotment option is exercised in full) are entitled to certain rights with respect to registration of such shares for offer or sale to the public. To the extent that such registration rights are exercised, the number of shares freely tradeable in the public market will increase which could adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale" and "Description of Capital Stock--Registration Rights."

VOLATILITY OF STOCK PRICE

    The stock market has from time to time experienced extreme price and volume fluctuations, and such fluctuations have been particularly acute with respect to the securities of companies in the computer and other technology industries, especially those with small and middle market capitalizations. The market price for the Common Stock has been subject to significant fluctuation to date and is expected to be subject to wide fluctuations in the future as a result of a number of factors, including, but not limited to, fluctuations in operating results by the Company and its competitors, any failure by the Company or its competitors to meet analysts' expectations, changes in analysts' estimates, the state of the national economy, stock market conditions, actions by governmental agencies, litigation involving the Company, announcements of technological innovations or product introductions or delays by the Company or its competitors, and general conditions in the client/server industry. Many of such factors are beyond the Company's control.

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 1,250,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $30,485,000, assuming a public offering price of $26 1/8 per share, after deduction of the underwriting discount and estimated offering expenses payable by the Company. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders. The net proceeds of the offering are expected to be used for working capital and other general corporate purposes. However, the Company has not allocated any specific portion of the net proceeds to such general corporate purposes, and management will have the ability to allocate all proceeds in its discretion. See "Risk Factors--Discretionary Use of Proceeds of Offering." A portion of the net proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies; however, the Company has no present plans, agreements or commitments and is not currently engaged in any negotiations with respect to any such transactions.


    Pending the uses described above, the Company intends to invest the net proceeds from this offering in short-term, interest bearing, investment-grade securities.

                                DIVIDEND POLICY

    For the foreseeable future, the Company expects to retain earnings to finance the expansion and development of its business. The payment of dividends is within the discretion of the Company's Board of Directors and will depend on the earnings, capital requirements and operating and financial condition of the Company, among other factors. In addition, the Company's line of credit facility prohibits the payment of dividends if any loans are outstanding under such facility.

    From its inception through October 31, 1995, the Company was treated for federal income tax purposes as an S Corporation under Subchapter S of the Internal Revenue Code of 1986, as amended. As a result, the Company's earnings from its inception through October 31, 1995 (the "Termination Date") were for federal income tax purposes taxed directly to the Company's sole shareholder, at his individual federal income tax rate, rather than to the Company. Subsequent to the Termination Date, the Company was no longer treated as an S Corporation and, accordingly, has been subject to federal income taxes on its earnings after October 31, 1995. In 1995, prior to the Termination Date, the Company's Board of Directors declared dividends in the aggregate amount of $4,614,322. See "Certain Transactions."

                          PRICE RANGE OF COMMON STOCK

    The Company's Common Stock has traded publicly on the Nasdaq National Market under the symbol "APEX" since February 19, 1997. The Company's initial public offering price was $9.00 per share. The following table lists the high and low sales prices for the Company's Common Stock for the periods indicated as reported by the Nasdaq National Market:


                                                                                                 HIGH        LOW
                                                                                               ---------  ---------
Fiscal Year Ending December 31, 1997:
  Third Quarter (through August 5, 1997).....................................................  $  26 1/8  $      19
  Second Quarter (ended June 27, 1997).......................................................     21 1/8      6 5/8
  First Quarter (beginning February 19, 1997 and ended March 28, 1997).......................     10 1/2      8 1/8



    On August 5, 1997, the last reported sales price of the Company's Common Stock on the Nasdaq National Market was $26 1/8 per share. As of June 27, there were approximately 37 record holders of the Company's Common Stock.

                                 CAPITALIZATION


    The following table sets forth (i) the actual capitalization of the Company as of June 27, 1997 and (ii) the capitalization of the Company as adjusted to give effect to the sale and issuance of the 1,250,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $26 1/8 per share, after deduction of the underwriting discount and estimated offering expenses payable by the Company. The information in the table below is qualified in its entirety by, and should be read in conjunction with, the financial statements and the notes thereto included elsewhere in this Prospectus.



                                                                                               JUNE 27, 1997
                                                                                          ------------------------
                                                                                            ACTUAL     AS ADJUSTED
                                                                                          -----------  -----------
                                                                                           (IN THOUSANDS, EXCEPT
                                                                                                SHARE DATA)
Shareholders' equity:
  Preferred Stock, no par value; 1,000,000 shares authorized, no shares outstanding as
    adjusted............................................................................   $      --    $      --
  Common Stock, no par value; 100,000,000 shares authorized; 12,163,328 shares
    outstanding actual; 13,413,328 shares outstanding as adjusted (1)...................      31,527       62,012
  Deferred compensation.................................................................        (181)        (181)
  Accumulated deficit...................................................................     (15,494)     (15,494)
                                                                                          -----------  -----------
    Total shareholders' equity..........................................................      15,852       46,337
                                                                                          -----------  -----------
  Total capitalization..................................................................   $  15,852    $  46,337
                                                                                          -----------  -----------
                                                                                          -----------  -----------


------------------------

(1) Based on shares outstanding as of June 27, 1997. Excludes (i) 951,564 shares of Common Stock reserved for issuance upon the exercise of options outstanding at June 27, 1997, at a weighted average exercise price of $4.7655 per share, (ii) 550,180 additional shares reserved for future issuance pursuant to the Company's 1995 Employee Stock Plan and (iii) 246,688 shares reserved for future issuance pursuant to the Company's Employee Stock Purchase Plan. See "Management--Employee Stock Plan; --Employee Stock Purchase Plan."

                            SELECTED FINANCIAL DATA

    The statement of operations data for the years ended December 31, 1994, 1995 and 1996 and the balance sheet data as of December 31, 1995 and 1996 are derived from financial statements of the Company which have been audited by Coopers & Lybrand L.L.P., independent accountants, and which are contained elsewhere in this Prospectus. The balance sheet data as of December 31, 1994 are derived from financial statements of the Company which have been audited by Coopers & Lybrand L.L.P., independent accountants, and are not included in this Prospectus. The statement of operations data for the six months ended June 30, 1996 and June 27, 1997 and the consolidated balance sheet data at June 27, 1997 are derived from unaudited financial statements included elsewhere in this Prospectus. The unaudited financial statements have been prepared by the Company on a basis consistent with the Company's audited financial statements and in the opinion of management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information. The results of operations for the six months ended June 27, 1997 are not necessarily indicative of the results to be expected for the entire year. The following selected financial data should be read in conjunction with the Company's financial statements and the related notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                          YEARS ENDED DECEMBER 31,            SIX MONTHS ENDED
                                                       -------------------------------  ----------------------------
                                                         1994       1995       1996     JUNE 30, 1996  JUNE 27, 1997
                                                       ---------  ---------  ---------  -------------  -------------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales............................................  $   7,310  $  19,671  $  33,622    $  14,002      $  23,681
Cost of sales........................................      4,493     10,636     19,239        8,343         12,991
                                                       ---------  ---------  ---------  -------------  -------------
Gross profit.........................................      2,817      9,035     14,383        5,659         10,690
                                                       ---------  ---------  ---------  -------------  -------------
Operating expenses:
  Research and development...........................        278        913        965          464            936
  Sales and marketing................................        370      1,631      2,481        1,117          1,877
  General and administrative.........................      1,236      2,754      3,609          931          1,703
                                                       ---------  ---------  ---------  -------------  -------------
      Total operating expenses.......................      1,884      5,298      7,055        2,512          4,516
                                                       ---------  ---------  ---------  -------------  -------------
Income from operations...............................        933      3,737      7,328        3,147          6,174
Interest income (expense), net.......................          7       (186)    (1,859)        (947)          (123)
Other income.........................................     --         --         --           --                146
                                                       ---------  ---------  ---------  -------------  -------------
Income from continuing operations before income taxes
 and extraordinary item..............................        940      3,551      5,469        2,200          6,197
Benefit (provision) for income taxes.................     --             52     (1,861)        (748)        (2,115)
                                                       ---------  ---------  ---------  -------------  -------------
Income from continuing operations before
 extraordinary item..................................        940      3,603      3,608        1,452          4,082
Extraordinary item--loss on extinguishment of debt,
 net of applicable income taxes......................     --         --         --           --               (141)
Income from discontinued service operations..........        601     --         --           --             --
                                                       ---------  ---------  ---------  -------------  -------------
Net income...........................................  $   1,541  $   3,603  $   3,608    $   1,452      $   3,941
                                                       ---------  ---------  ---------  -------------  -------------
                                                       ---------  ---------  ---------  -------------  -------------
PRO FORMA DATA (1):
Historical income before provision for income
 taxes...............................................  $   1,541  $   3,551  $   5,469    $   2,200      $   5,983
Provision for income taxes (pro forma through
 1995)...............................................       (524)    (1,207)    (1,861)        (748)        (2,042)
                                                       ---------  ---------  ---------  -------------  -------------
Net income (pro forma through 1995)..................  $   1,017  $   2,344  $   3,608    $   1,452      $   3,941
                                                       ---------  ---------  ---------  -------------  -------------
                                                       ---------  ---------  ---------  -------------  -------------
Pro forma income per share...........................             $    0.20  $    0.40    $    0.16      $    0.33
                                                                  ---------  ---------  -------------  -------------
                                                                  ---------  ---------  -------------  -------------
Weighted average shares used in computing pro forma
 income per share (2)................................                11,492      9,092        9,092         11,839
                                                                  ---------  ---------  -------------  -------------
                                                                  ---------  ---------  -------------  -------------

                                                                               DECEMBER 31,
                                                                      -------------------------------   JUNE 27,
                                                                        1994       1995       1996        1997
                                                                      ---------  ---------  ---------  -----------
                                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...........................................  $     388  $   2,676  $   2,119   $   7,956
Working capital.....................................................      1,603      4,650      8,372      15,212
Total assets........................................................      2,338      9,048     11,953      18,896
Subordinated debt...................................................          0     20,000     20,000      --
Long-term debt, less current portion................................        225      5,615      5,111      --
Series A Redeemable and Convertible Preferred Stock.................          0      2,205      2,205      --
Series B Redeemable Preferred Stock.................................          0      1,000      1,000      --
Shareholders' equity (deficit)......................................      1,462    (23,748)   (18,880)     15,852

------------------------
(1) From inception through October 31, 1995, the Company was treated as an S Corporation for federal income tax purposes. The pro forma data reflect an estimate of income tax expense as if the Company was taxable as a C Corporation for each of the years ended December 31, 1995 and 1994. See Notes 1 and 11 of Notes to Financial Statements.

(2) See Note 1 of Notes to Financial Statements for calculation of weighted average shares used in computing pro forma income per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SUCH FORWARD-LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION, STATEMENTS RELATING TO FUTURE OPERATING RESULTS, OEM CUSTOMERS, COMPETITION, NEW PRODUCT INTRODUCTIONS, COMPONENT SUPPLIERS, RESELLER CHANNELS, KEY PERSONNEL, MANAGEMENT OF GROWTH, WARRANTY POLICIES, PROPRIETARY RIGHTS, CUSTOMER SUPPORT, INTERNATIONAL SALES, THE APEX STRATEGY, FUTURE RESEARCH AND DEVELOPMENT EXPENDITURES, FUTURE NET SALES, FUTURE SALES AND MARKETING EXPENDITURES, FUTURE GENERAL AND ADMINISTRATIVE EXPENDITURES AND FUTURE LIQUIDITY AND CAPITAL RESOURCES. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS ARE BASED ON INFORMATION AVAILABLE TO THE COMPANY ON THE DATE HEREOF, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW, IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company designs, manufactures and markets stand-alone switching systems and integrated server cabinet solutions for the client/server computing market. The Company operated as a division of Apex Computer Company (the "Predecessor") through January 1993, providing computer maintenance services to Microsoft Corporation ("Microsoft") and selling integrated server cabinets and, to a limited extent, stand-alone switching systems, primarily to Microsoft. In February 1993, the assets of that division were spun off as a dividend to the sole shareholder of the Predecessor, who contributed those assets as the initial capital of the Company. See "Certain Transactions." Throughout 1993, the Company derived revenue primarily from the provision of computer maintenance services to Microsoft. In May 1994, the Company began selling stand-alone switching systems to Compaq for integration into server cabinets. In June 1994, the Company discontinued its computer maintenance service business and determined to concentrate on sales of stand-alone switching products and server cabinets, including server cabinets with integrated switching systems.

    In December 1995, the Company effected a leveraged recapitalization (the "Leveraged Recapitalization") pursuant to which (i) the Company redeemed from one of its shareholders Common Stock representing a 50% voting interest in the Company prior to the Leveraged Recapitalization for approximately $12.5 million in cash and a Class B Subordinated Promissory Note in the principal amount of $10.0 million, and (ii) the Company sold to a group of entities affiliated with TA Associates, Inc. (the "TA Group") Common Stock and Series A Redeemable and Convertible Preferred Stock representing a 50% voting interest in the Company after the Leveraged Recapitalization for $2.5 million and sold to the TA Group Class A Subordinated Promissory Notes in the aggregate principal amount of $10.0 million. The value of the Company prior to the Leveraged Recapitalization, as determined by an independent appraisal obtained in advance of the transaction, was approximately $23.7 million. The Company effected the Leveraged Recapitalization for a number of reasons, including the redemption of shares of a majority shareholder who desired liquidity and the addition of the expertise of a venture capital investor to the Company's Board of Directors. Moreover, the Company believes that the addition of this expertise and the willingness of the TA Group to invest substantial sums in the Company in the form of equity and subordinated indebtedness helped the Company obtain long-term bank financing at that time. The subordinated promissory notes issued in connection with the Leveraged Recapitalization were repaid in accordance with their terms in February 1997 using the proceeds of the Company's initial public offering (the "IPO"). See "Certain Transactions."

    From its inception through October 31, 1995 (the "Termination Date"), the Company was treated for federal income tax purposes as an S Corporation under Subchapter S of the Internal Revenue Code of 1986, as amended. As a result, the Company's earnings from its inception through the Termination Date were for federal income tax purposes taxed directly to the Company's sole shareholder, at his individual federal income tax rate, rather than to the Company. The pro forma provision for income taxes reflects an estimate of income tax expense at federal statutory rates as if the Company were taxable as a C Corporation for each of the years ended December 31, 1994 and 1995. See Notes 1 and 11 of Notes to Financial Statements.

    A substantial portion of the Company's sales are concentrated among a limited number of OEM customers. For 1994, 1995, 1996, and the six months ended June 27, 1997, sales to the Company's OEM customers, represented approximately 38%, 69%, 71% and 66% of the Company's net sales, respectively. The Company's OEM business is subject to risks such as contract termination, reduced or delayed orders, adoption of competing products developed by third parties for the OEM or by the OEM's internal development team, and change in corporate ownership, financial condition, business direction or product mix by the OEM, any of which could have a material adverse effect on the Company's results of operations. The Company has experienced, and may continue to experience, significant reductions or delays in orders from its OEM customers which have had and may in the future have a material adverse effect on the Company's quarterly sales and operating results. See "Risk Factors--Fluctuations in Operating Results." In December 1995, one of the Company's OEM customers determined that its orders of Company switches in late 1995 exceeded its needs. Accordingly, at such customer's request, the Company delayed its scheduled deliveries to such OEM for additional switches in the first half of 1996. While the Company has contracts with certain of its existing OEM customers, none of the Company's OEM customers is obligated to purchase products from the Company except pursuant to binding purchase orders. The failure of any of the Company's OEMs to continue to place orders at current or anticipated levels would likely have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Dependence Upon a Limited Number of OEM Customers."

    In 1995, the Company entered into an OEM arrangement with IBM for the production of an integrated server cabinet system incorporating the Company's switching products. While the products supplied by the Company met IBM's requirements, IBM concluded that its program had not achieved desired results and sought to terminate the program in mid-1996 after the Company had expended significant product development and operational resources in connection with this OEM arrangement. Although the Company negotiated a settlement that covered its product costs and its direct costs associated with discontinuing the program, the Company's branded product development efforts were delayed as a result of the Company's commitment of substantial product development resources to the IBM program in the third and fourth quarters of 1995 and the first quarter of 1996. IBM accounted for 1% of the Company's net sales in 1995 and 18% of the Company's net sales in 1996.

    The Company is currently experiencing increased price competition in both the market for stand-alone switching systems and the market for integrated server cabinet systems and expects that pricing pressures will increase in the future. Increased competition could result in price reduction and loss of market share which would adversely affect the Company's business, financial condition and results of operations. See "Risk Factors--Intense Competition."

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, selected statement of operations data expressed as a percentage of net sales:

                                                                                                            SIX MONTHS
                                                                           YEARS ENDED                        ENDED
                                                                          DECEMBER 31,               ------------------------
                                                              -------------------------------------   JUNE 30,     JUNE 27,
                                                                 1994         1995         1996         1996         1997
                                                              -----------  -----------  -----------  -----------  -----------
Net sales...................................................      100.0%       100.0%       100.0%       100.0%       100.0%
Cost of sales...............................................       61.5         54.1         57.2         59.6         54.9
                                                                  -----        -----        -----        -----        -----
Gross margin................................................       38.5         45.9         42.8         40.4         45.1
                                                                  -----        -----        -----        -----        -----
Operating expenses:
  Research and development..................................        3.8          4.6          2.9          3.3          4.0
  Sales and marketing.......................................        5.0          8.3          7.4          8.0          7.9
  General and administrative................................       16.9         14.0         10.7          6.6          7.2
                                                                  -----        -----        -----        -----        -----
    Total operating expenses................................       25.7         26.9         21.0         17.9         19.1
                                                                  -----        -----        -----        -----        -----
Income from operations......................................       12.8         19.0         21.8         22.5         26.0
Interest income (expense), net..............................        0.1        (0.9)        (5.6)        (6.8)        (0.5)
Other income................................................      --           --           --           --             0.6
                                                                  -----        -----        -----        -----        -----
Income from continuing operations before income taxes and
  extraordinary item........................................       12.9         18.1         16.2         15.7         26.1
Provision for income taxes (pro forma through December 31,
  1995).....................................................        4.4          6.2          5.5          5.3          8.9
                                                                  -----        -----        -----        -----        -----
Income from continuing operations before extraordinary item
  (pro forma through December 31, 1995).....................        8.5         11.9         10.7         10.4         17.2
Extraordinary item--loss on early extinguishment of debt,
  net of applicable income taxes............................      --           --           --           --             0.6
Income from discontinued service operations (net of pro
  forma taxes)..............................................        5.4        --           --           --           --
                                                                  -----        -----        -----        -----        -----
Net income (pro forma through December 31, 1995)............       13.9%        11.9%        10.7%        10.4%        16.6%
                                                                  -----        -----        -----        -----        -----
                                                                  -----        -----        -----        -----        -----

SIX MONTHS ENDED JUNE 27, 1997 AND JUNE 30, 1996

    NET SALES. The Company's net sales consist of sales of stand-alone switching systems and integrated server cabinets. Net sales increased 69% to $23.7 million for the six months ended June 27, 1997 from $14.0 million for the six months ended June 30, 1996. This increase was due primarily to growth in sales of stand-alone switching systems to OEM customers and, to a lesser extent, to increased sales of Apex branded switching systems and cabinets.

    GROSS MARGIN. Gross margin is affected by a variety of factors, including: the ratio of OEM sales to branded sales, as OEM sales typically have lower gross margins than branded sales; product mix, including the percentage of integrated cabinet systems sales, which generally have lower gross margins than sales of stand-alone switching systems; raw materials and labor costs; new product introductions by the Company and its competitors; and the level of outsourcing of manufacturing and assembly services by the Company. Gross margin increased to 45.1% for the six months ended June 27, 1997 from 40.4% for the six months ended June 30, 1996, due primarily to shifts in the Company's product mix to a larger percentage of branded switching systems and integrated cabinet systems sales. The Company expects that increased price competition may affect pricing and therefore erode the Company's gross margins in the future. See "Risk Factors--Intense Competition."

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses include compensation for engineers and materials costs and are expensed as they are incurred. Research and development expenses increased to $936,000 for the six months ended June 27, 1997 from $464,000 for the six months ended June 30, 1996, due primarily to increased compensation expense associated with increased staffing levels and, to a lesser extent, to increased project spending. As a percentage of net sales, research and development expenses were 4.0% for the six months ended June 27, 1997 compared to 3.3% for the six months ended June 30, 1996. The Company believes that the timely development of innovative products and enhancements to existing products is essential to maintaining its competitive position and, therefore, expects research and development expenditures to increase in absolute dollars.


    SALES AND MARKETING EXPENSES. Sales and marketing expenses include promotional material, trade show expenses and sales and marketing personnel costs, including sales commissions and travel. Sales and marketing expenses increased to $1.9 million for the six months ended June 27, 1997 from $1.1 million for the six months ended June 30, 1996. As a percentage of net sales, sales and marketing expenses decreased to 7.9% for the six months ended June 27, 1997 from 8.0% for the six months ended June 30, 1996. The increase in absolute dollars was due primarily to increased compensation expense associated with increased staffing levels and to increased advertising and trade show expenses, including expenses relating to market entry and advertising strategies for Europe. The Company expects these expenditures to increase in absolute dollars as it seeks to increase its branded sales, in general, and its international sales, in particular.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses include personnel costs for administration, finance, human resources and general management, as well as rent, utilities and legal and accounting expenses, and provision for Washington State's gross receipts tax. General and administrative expenses increased to $1.7 million for the six months ended June 27, 1997 from $931,000 for the six months ended June 30, 1996. As a percentage of net sales, general and administrative expenses increased to 7.2% for the six months ended June 27, 1997 from 6.6% for the six months ended June 30, 1996. The increase was due primarily to increased personnel costs, including the addition of a Chief Financial Officer and a Corporate Controller, and, to a lesser extent, to increased costs relating to the Company's transition to a public company. The Company expects that general and administrative expenses will increase in absolute dollars to support the growth of operations and sales functions.

    NET INTEREST EXPENSE (INCOME). Net interest expense decreased to $123,000 for the six months ended June 27, 1997 from $947,000 for the six months ended June 30, 1996. The decrease in net interest expense resulted primarily from the elimination of all indebtedness incurred in the Leveraged Recapitalization, as well as the elimination of all long-term bank indebtedness, using the proceeds of the IPO.

    PROVISION FOR INCOME TAXES. The provision for income taxes was $2.1 million for the six months ended June 27, 1997 compared to $748,000 for the six months ended June 30, 1996. The effective federal tax rate for each of these periods was approximately 34%.

    NET INCOME. Net income increased 171% to $3.9 million for the six month period ended June 27, 1997 from net income of $1.45 million for the six months ended June 30, 1996. This increase was due primarily to increased net sales and related gross profits and decreased net interest expense resulting from the elimination of long-term indebtedness using the proceeds of the IPO and, to a lesser extent, increased gross margin. As a percentage of net sales, net income increased to 16.6% for the six months ended June 27, 1997 from 10.4% for the six months ended June 30, 1996.

YEARS ENDED DECEMBER 31, 1996 AND 1995

    NET SALES. Net sales increased 71% to $33.6 million for 1996 from $19.7 million for 1995. This increase was due primarily to increased sales of stand-alone switching systems to OEMs, sales of integrated server cabinet systems to IBM in the first half of 1996, and, to a lesser extent, sales of branded switching systems to resellers.

    GROSS MARGIN. Gross margin declined to 42.8% for 1996 from 45.9% for 1995, due to increased OEM sales as a percentage of net sales, including sales of cabinet systems to IBM in the first half of 1996, as well as increased outsourcing by the Company of component assembly to meet customer demand. In addition, the Company accrued $630,000 and $215,000, respectively, in warranty and inventory reserves in 1996. To date, the Company has not experienced significant product returns. The increase in warranty reserves in

1996 was the result of the Company's evaluation of the composition of its current product mix and the Company's increased sales of OEM and branded switching systems which the Company believes increased its warranty exposure.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased to $965,000 for 1996 from $913,000 for 1995, but decreased as a percentage of net sales to 2.9% for 1996 from 4.6% for 1995.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased to $2.5 million for 1996 from $1.6 million for 1995, but declined as a percentage of net sales to 7.4% for 1996 from 8.3% for 1995. The increase in absolute dollars was primarily due to increased advertising and trade show expenses, including travel, and to a lesser extent, increased personnel costs.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $3.6 million for 1996 from $2.8 million for 1995. As a percentage of net sales, general and administrative expenses declined to 10.7% for 1996 from 14.0% for 1995. The increase in absolute dollars was primarily due to the move to larger facilities by the Company in September 1995 which increased rent, an increase in the Company's allowance for doubtful accounts, state tax increases associated with increased net sales and, to a lesser extent, increased legal and accounting costs and the addition of corporate infrastructure to support the Company's growth in net sales.

    NET INTEREST EXPENSE (INCOME). Net interest expense increased to $1.9 million for 1996 from $186,000 for 1995. The increase in net interest expense resulted from indebtedness incurred in the Leveraged Recapitalization.

    PROVISION FOR INCOME TAXES. The provision for income taxes was $1.9 million for 1996. The effective federal tax rate for 1996 was approximately 34%.

    NET INCOME. Net income increased to $3.6 million for 1996 from pro forma net income of $2.3 million for 1995 due primarily to increased sales and related gross profits offset in part by increased interest expense associated with the Leveraged Recapitalization. As a percentage of net sales, net income declined to 10.7% for 1996 from 11.9% (pro forma) for 1995. The increase in absolute dollars and the decrease as a percentage of net sales was due to the factors discussed above.

YEARS ENDED DECEMBER 31, 1995 AND 1994

    NET SALES. Net sales increased 169% to $19.7 million for 1995 from $7.3 million for 1994. This increase was primarily due to the initiation and growth of sales of stand-alone switching systems to OEM customers and, to a lesser extent, an increase in sales of branded stand-alone switching systems.

    GROSS MARGIN. Gross margin increased to 45.9% for 1995 from 38.5% for 1994, primarily due to greater sales of stand-alone switching systems, which generally have higher gross margins than server cabinets, and, to a lesser extent, increases in branded sales with higher gross margins and economies of scale gained from volume increases.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased to $913,000 for 1995 from $278,000 for 1994. As a percentage of net sales, research and development expenses increased to 4.6% in 1995 from 3.8% in 1994. The increases in absolute dollars and as a percentage of net sales were primarily due to the addition of new engineers and the development of OUTLOOK and VIEWPOINT prototypes.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased to $1.6 million for 1995 from $370,000 for 1994. As a percentage of net sales, sales and marketing expenses increased to 8.3% in 1995 from 5.0% in 1994. The increases in absolute dollars and as a percentage of net sales were primarily due to increased advertising and tradeshow expenses and, to a lesser extent, sales commissions and personnel costs.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $2.8 million for 1995 from $1.2 million for 1994. As a percentage of net sales, general and administrative expenses declined to 14.0% in 1995 from 16.9% in 1994. The increase in absolute dollars was primarily due to approximately $1.4 million incurred in December 1995 for transaction costs and bonuses associated with the Leveraged Recapitalization.

    NET INTEREST EXPENSE (INCOME). Net interest expense was $186,000 in 1995. The Company earned interest income of $7,000 in 1994. The increase in interest expense from 1994 to 1995 resulted from certain loans made to the Company by its founder and former sole shareholder.

    NET INCOME. Pro forma net income increased to $2.3 million for 1995 from $1.0 million for 1994. As a percentage of net sales, pro forma net income declined to 11.9% in 1995 from 13.9% in 1994. The increase in absolute dollars and the decline as a percentage of net sales were due to the factors discussed above.

QUARTERLY INFORMATION

    The following tables set forth certain unaudited statement of operations data for the ten quarters ended June 27, 1997, as well as such data expressed as a percentage of net sales for the periods indicated. Such data have been derived from unaudited condensed financial statements that, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. Such data should be read in conjunction with the Company's audited financial statements and the related notes thereto appearing elsewhere in this Prospectus.

                                                                          QUARTERS ENDED
                                     -----------------------------------------------------------------------------------------
                                      MAR. 31,     JUNE 30,     SEPT. 30,    DEC. 31,     MAR. 31,     JUNE 30,     SEPT. 30,
                                        1995         1995         1995         1995         1996         1996         1996
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..........................   $   3,166    $   4,011    $   4,606    $   7,888    $   7,916    $   6,086    $   9,265
Cost of sales......................       1,681        2,121        2,385        4,449        4,668        3,675        5,173
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
Gross profit.......................       1,485        1,890        2,221        3,439        3,248        2,411        4,092
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating expenses:
  Research and development.........         158          189          298          268          258          206          191
  Sales and marketing..............         295          316          392          628          577          540          641
  General and administrative.......         248          242          307        1,957          449          482          773
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total operating expenses.......         701          747          997        2,853        1,284        1,228        1,605
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income from operations.............         784        1,143        1,224          586        1,964        1,183        2,487
Interest income (expense), net.....           4          (10)         (26)        (154)        (472)        (475)        (472)
Other income.......................      --           --           --           --           --           --           --
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income from operations before
  income taxes and extraordinary
  item.............................         788        1,133        1,198          432        1,492          708        2,015
Provision for income taxes (pro
  forma through December 1995).....         268          385          408          146          508          241          686
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income before extraordinary item...         520          748          790          286          984          467        1,329
Extraordinary item--loss on early
  extinguishment of debt, net of
  applicable income taxes..........      --           --           --           --           --           --           --
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income (pro forma through
  December 1995)...................   $     520    $     748    $     790    $     286    $     984    $     467    $   1,329
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
Pro forma income per share.........   $    0.05    $    0.07    $    0.07    $    0.02    $    0.11    $    0.05    $    0.15
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
Pro forma weighted average shares
  outstanding......................      11,492       11,492       11,492       11,492        9,092        9,092        9,092


                                                                          QUARTERS ENDED
                                     -----------------------------------------------------------------------------------------
                                      MAR. 31,     JUNE 30,     SEPT. 30,    DEC. 31,     MAR. 31,     JUNE 30,     SEPT. 30,
                                        1995         1995         1995         1995         1996         1996         1996
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net sales..........................       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%
Cost of sales......................        53.1         52.9         51.8         56.4         59.0         60.4         55.8
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
Gross margin.......................        46.9         47.1         48.2         43.6         41.0         39.6         44.2
Operating expenses:
  Research and development.........         5.0          4.7          6.5          3.4          3.3          3.4          2.1
  Sales and marketing..............         9.3          7.9          8.5          8.0          7.3          8.9          6.9
  General and administrative.......         7.8          6.0          6.6         24.8          5.6          7.9          8.4
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total operating expenses.......        22.1         18.6         21.6         36.2         16.2         20.2         17.4
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income from operations.............        24.8         28.5         26.6          7.4         24.8         19.4         26.8
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
Interest income (expense), net.....         0.1         (0.3)        (0.6)        (1.9)        (6.0)        (7.8)        (5.1)
Other income.......................      --           --           --           --           --           --           --
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income from operations before
  income taxes and extraordinary
  item.............................        24.9         28.2         26.0          5.5         18.8         11.6         21.7
Provision for income taxes (pro
  forma through December 1995).....         8.5          9.6          8.8          1.9          6.4          4.0          7.4
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income before extraordinary item...        16.4         18.6         17.2          3.6         12.4          7.6         14.3
Extraordinary item--loss on early
  extinguishment of debt, net of
  applicable income taxes..........      --           --           --           --           --           --           --
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income (pro forma through
  December 1995)...................        16.4%        18.6%        17.2%         3.6%        12.4%         7.6%        14.3%
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------


                                      DEC. 31,     MAR. 28,     JUNE 27,
                                        1996         1997         1997
                                     -----------  -----------  -----------

Net sales..........................   $  10,355    $  11,587    $  12,094
Cost of sales......................       5,723        6,383        6,609
                                     -----------  -----------  -----------
Gross profit.......................       4,632        5,204        5,485
                                     -----------  -----------  -----------
Operating expenses:
  Research and development.........         310          442          494
  Sales and marketing..............         723          885          991
  General and administrative.......       1,905          781          922
                                     -----------  -----------  -----------
    Total operating expenses.......       2,938        2,108        2,407
                                     -----------  -----------  -----------
Income from operations.............       1,694        3,096        3,078
Interest income (expense), net.....        (440)        (240)         117
Other income.......................      --              146       --
                                     -----------  -----------  -----------
Income from operations before
  income taxes and extraordinary
  item.............................       1,254        3,002        3,195
Provision for income taxes (pro
  forma through December 1995).....         426        1,025        1,090
                                     -----------  -----------  -----------
Income before extraordinary item...         828        1,977        2,105
Extraordinary item--loss on early
  extinguishment of debt, net of
  applicable income taxes..........      --            (141)       --
                                     -----------  -----------  -----------
Net income (pro forma through
  December 1995)...................   $     828    $   1,836    $   2,105
                                     -----------  -----------  -----------
                                     -----------  -----------  -----------
Pro forma income per share.........   $    0.09    $    0.17    $    0.16
                                     -----------  -----------  -----------
                                     -----------  -----------  -----------
Pro forma weighted average shares
  outstanding......................       9,092       10,736       12,861

                                      DEC. 31,     MAR. 28,     JUNE 27,
                                        1996         1997         1997
                                     -----------  -----------  -----------
Net sales..........................       100.0%       100.0%       100.0%
Cost of sales......................        55.3         55.1         54.6
                                     -----------  -----------  -----------
Gross margin.......................        44.7         44.9         45.4
Operating expenses:
  Research and development.........         3.0          3.8          4.1
  Sales and marketing..............         7.0          7.6          8.3
  General and administrative.......        18.4          6.8          7.6
                                     -----------  -----------  -----------
    Total operating expenses.......        28.4         18.2         20.0
                                     -----------  -----------  -----------
Income from operations.............        16.3         26.7         25.4
                                     -----------  -----------  -----------
Interest income (expense), net.....        (4.2)        (2.1)         1.0
Other income.......................      --              1.3       --
                                     -----------  -----------  -----------
Income from operations before
  income taxes and extraordinary
  item.............................        12.1         25.9         26.4
Provision for income taxes (pro
  forma through December 1995).....         4.1          8.9          9.0
                                     -----------  -----------  -----------
Income before extraordinary item...         8.0         17.0         17.4
Extraordinary item--loss on early
  extinguishment of debt, net of
  applicable income taxes..........      --              1.2       --
                                     -----------  -----------  -----------
Net income (pro forma through
  December 1995)...................         8.0%        15.8%        17.4%
                                     -----------  -----------  -----------
                                     -----------  -----------  -----------

    Net sales for the second quarter of 1996 decreased from the first quarter of 1996 primarily as a result of a reduction in orders of switches by one of the Company's OEM customers, which had determined that its orders for the Company's switches in late 1995 had exceeded its needs.

    The fluctuations in gross margin from quarter to quarter in 1996 resulted from shifts in the Company's product mix between stand-alone switching systems and integrated cabinets. The reductions in research and development expenses as a percentage of net sales from the last quarter of 1995 to the first and subsequent quarters of 1996 resulted from a significant increase in the Company's net sales for 1996 as compared to 1995. The increases in research and development expenses in the first and second quarters of 1997 in absolute dollars and as a percentage of net sales over the prior four quarters in 1996 were attributable primarily to increased compensation costs relating to increased staffing levels. The significant increases in sales and marketing expenses in the first and second quarters of 1997 in absolute dollars over the prior four quarters in 1996 were attributable primarily to increased compensation costs related to increased staffing levels. The significant increase in general and administrative expenses in absolute dollars and as a percentage of net sales in the fourth quarter of 1995 over the prior three quarters was attributable to the transactional expenses of the Leveraged Recapitalization, and the compensation expenses associated with Mr. Hafer's 1995 bonus. See "Certain Transactions." The significant increase in general and administrative expenses in absolute dollars and as a percentage of net sales in the fourth quarter of 1996 over the prior three quarters was attributable to compensation expense of approximately $875,000 incurred as a result of the acceleration of the vesting of the Series B Redeemable Preferred Stock issued to Mr. Hafer in connection with the Leveraged Recapitalization and a $206,000 increase in the Company's allowance for doubtful accounts. The Company concluded that the increase in allowance for doubtful accounts was appropriate primarily based upon increased amounts and concentrations of branded sales, including sales to new resellers. The significant change in net interest income (expense) in the second quarter of 1997 over the prior six quarters resulted from the repayment of subordinated indebtedness incurred in the Leveraged Recapitalization and long-term bank debt using the proceeds of the IPO in February 1997.

    The Company has experienced substantial fluctuations in its operating results, on a quarterly and an annual basis, and the Company expects such fluctuations to continue in the future. The Company's operating results are affected by a number of factors, including: the volume and timing of orders, particularly from OEM customers; the timing of shipments; the timing of new product introductions and enhancements by the Company and its competitors; changes in product or distribution channel mixes; changes in pricing policies or price reductions by the Company or its competitors; the availability and cost of supplies and components; sales and marketing expenses related to entering into new markets, introducing new products and retaining current OEM and other large customers; seasonal customer demand; and fluctuations in sales of servers due to changes in economic conditions or capital spending levels.

    In general, the Company's sales cycle varies substantially and may be lengthy, making revenues difficult to forecast. The Company has experienced period to period variability in sales to each of its OEM customers and expects this pattern to continue in the future. Although the Company's OEM customers typically place orders for products several months prior to scheduled shipment dates, these orders are subject to cancellation up to eight weeks prior to the scheduled shipment date. The Company generally must plan production, order components and undertake its manufacturing activities prior to the time that these orders become firm. In addition, the Company's OEM customers have in the past requested, and will likely continue to request from time to time, that the Company delay shipment dates or cancel orders for products that are subject to firm orders. Accordingly, sales to OEMs for future quarters are difficult to predict. Moreover, any cancellation, rescheduling or reduction of orders by OEM customers in the future could materially adversely affect the Company's operating results. If the Company succeeds in increasing branded sales as a percentage of net sales, the Company's quarterly sales and operating results will become more dependent upon the volume and timing of branded product orders received during the quarter. Because customers of the Company's branded products (including resellers) typically place orders shortly before their requested shipment date, revenues from branded sales are difficult to forecast. The failure of the Company to accurately forecast the timing and volume of orders for branded products during any given quarter could adversely affect the Company's operating results for such quarter and, potentially, for future periods.

    The Company has historically experienced higher levels of net sales in the fourth quarter. The Company believes that this seasonality is a result of customer budgeting and procurement cycles, which correspondingly may depress net sales in other quarters, and the Company expects this seasonality to continue in the future.

LIQUIDITY AND CAPITAL RESOURCES

    As of June 27, 1997, the Company's principal sources of liquidity consisted of approximately $7.9 million in cash and cash equivalents. In addition, since December 1995, the Company has maintained a combined line of credit and letter of credit facility with a bank. In early April 1997, this facility was renewed, providing a final maturity date of April 30, 1998 and increasing the aggregate borrowing capacity from $3.0 million to $5.0 million. Under the line of credit, the Company may borrow up to a specified amount based upon its accounts receivable. Under the letter of credit arrangement, the bank will issue commercial letters of credit up to $5.0 million (less any amounts outstanding under the line of credit) at prime. There were no borrowings under the line of credit and the letter of credit facility through June 1997. Thus, all $3.0 million was available through March 1997, and all $5.0 million thereafter.

    The Company's operating activities generated cash of approximately $1.4 million, $2.2 million, $725,000 for 1994, 1995 and 1996, respectively. The decrease in cash flow from operations in 1996 when compared with 1995 resulted from increased interest expense and payments of accrued expenses. Cash generated from operating activities increased to $3.8 million in the six months ended June 27, 1997 from $770,000 in the comparable period of 1996. This increase in cash flow was primarily due to increased net income, decreased bonus payments and an increase in accounts payable, partially offset by increases in accounts receivable and inventories. At June 27, 1997, the Company's OEM customers accounted for 65% of the Company's accounts receivable. See "Risk Factors--Dependence Upon a Limited Number of OEM Customers" and Note 1 of Notes to Financial Statements.

    In December 1995, the Company effected the Leveraged Recapitalization pursuant to which the Company sold 1.6 million shares of Common Stock for a total price of approximately $294,000, 300,000 shares of Series A Redeemable and Convertible Preferred Stock for a total price of approximately $2.2 million and $10.0 million in aggregate principal amount of Class A Subordinated Promissory Notes. In connection therewith, the Company redeemed from one of its shareholders 4.0 million shares of Common Stock for an aggregate price of approximately $22.5 million, consisting of cash of approximately $12.5 million and the issuance of a Class B Subordinated Promissory Note in the aggregate principal amount of $10.0 million.

    In February 1997, the Company consummated its IPO. The net proceeds to the Company from the IPO were approximately $28.4 million, after deducting approximately $190,000 of directors and officers insurance premium. Of that amount, $20.0 million was used to repay the indebtedness evidenced by the Class A and Class B Subordinated Promissory Notes issued in the Leveraged Recapitalization, approximately $5.6 million was used to repay long-term bank debt incurred by the Company in December 1995, and $600,000 was used to redeem shares of Series B Redeemable Preferred Stock issued to Kevin J. Hafer, the Company's President and Chief Executive Officer, in connection with the Leveraged Recapitalization. See "Certain Transactions." After application of the net proceeds of the IPO to the foregoing items and payment of IPO expenses, including $190,000 of directors and officers insurance premium, which is being expensed in 1997 as a period cost, the remaining proceeds from the IPO were approximately $2.2 million.

    The Company believes that existing cash balances, cash generated from operations and the funds available to it under credit facilities, together with the proceeds from this offering, will be sufficient to fund its operations through 1998.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

    See Note 1 of Notes to Financial Statements for a discussion of the impact of new accounting pronouncements.

                                    BUSINESS

OVERVIEW

    The Company designs, manufactures and markets stand-alone switching systems and integrated server cabinet solutions for the client/server computing market. The Company's switching systems enable client/ server network administrators to manage multiple servers from a single keyboard, video monitor and mouse configuration (a "console"). Designed to address space, cost, administration and maintenance issues that organizations increasingly face when adopting client/server architecture, the Company's sophisticated switching and integrated cabinet systems enable network administrators to manage more efficiently their organizations' complex and growing server populations.

    The Company provides "plug and play" switching systems and integrated server cabinet solutions for many of the network administration, management and storage problems faced by organizations using client/server architecture. The Company's switching products, including OUTLOOK, OUTLOOK(4) and VIEWPOINT, enable network administrators to access multiple servers from one or more centralized consoles, consolidate hardware requirements, and provide direct hardwired connections between the switch and the attached server which facilitate access to servers even when the network is down. In addition, the Company's switching systems are able to work with heterogeneous server populations. All of the Company's switching products utilize the Company's proprietary On Screen Configuration And Reporting ("OSCAR") interface. OSCAR allows network administrators to immediately identify and access servers according to the administrators' own naming conventions. The Company also offers server cabinet solutions to consolidate and store heterogeneous servers and related hardware in a single cabinet that facilitates more efficient physical access and safer performance of hardware maintenance tasks.

    The Company markets and sells its products through a direct sales force and various distribution channels. Apex supplies stand-alone switching systems on a private label basis to Compaq and Hewlett-Packard for integration into their product offerings. Sales to Compaq represented approximately 52% of the Company's net sales for the six months ended June 27, 1997. Sales to Compaq and Hewlett-Packard represented approximately 30% and 15%, respectively, of the Company's net sales for 1996, and 54% and 6% of net sales, respectively, for 1995. According to International Data Corporation, Compaq and Hewlett-Packard shipped 41.7% of all PC servers shipped worldwide in 1996. Customers of the Company's branded products in 1996 or the first half of 1997 included Advanced Logic Research, Inc., Data General Corporation, Dell Computer Corporation, McAfee Associates, Inc., Microsoft Corporation, the National Association of Securities Dealers, Inc., Owens Corning, NEC USA, Inc., Peoplesoft, Inc., Unisys Corporation and Wells Fargo Bank, N.A.

INDUSTRY BACKGROUND

    Information technology has become increasingly critical to the operation of most businesses as computers are utilized to perform multiple and diverse functions throughout organizations. The desire of many organizations to decentralize computing power while sharing technology resources and providing broad access to enterprise data has resulted in the widespread adoption of distributed network computing environments using a client/server architecture of interconnected PCs. The typical client/server installation consists of a local area network ("LAN") with multiple centralized PCs operating as "servers" dedicated to performing specific functions for the many "client" PCs connected to the LAN. According to International Data Corporation, worldwide shipments of PC servers are expected to grow 21.0% on a compounded annual basis from 1997 to 2000, reaching approximately 3.1 million units shipped in the year 2000.

    The proliferation of PC-based LANs and wide-area networks ("WANs") has created significant network administration and space problems for the organizations that rely on them. Network administrators, who may supervise up to a thousand servers, must identify and access relevant servers to add or delete users, to add, change or upgrade applications, to tune systems for better optimization, and to diagnose and correct network failures. Client/server networks utilize servers that were designed to operate as stand-alone systems, each with its own console consisting of a keyboard, video monitor and mouse. Thus, to perform network administration and management tasks, network administrators must deal with an unwieldy number of consoles, whether centrally located or dispersed throughout the organization. In addition, inadvertent access to network servers can be difficult to prevent when there are many consoles, and, therefore, multiple access points, available.

    As network resources become more critical to organizations, constant availability of the network becomes increasingly important. The time that a network is down or degraded can cause significant inconvenience, loss of productivity and financial loss. Because diagnosis and correction of anomalous network behavior often requires the network staff to physically access each affected server through its own console, quick and efficient "fault" management can be difficult, especially when there are a large number of dispersed servers involved. In addition, when a network fails, an administrator's ability to quickly and efficiently diagnose and correct the problem is often hampered because the administrator is not able to access the software tools that reside on the network and that are normally used to manage network failures.

    In addition to these network administration and management problems, as organizations' network computing needs increase, the number of servers, consoles and other peripherals proliferates. Without efficient storage and configuration, network hardware consumes substantial and often expensive floor space, creates clutter that hampers network administration and management, and increases the risk of physical damage to expensive hardware. The typical individual keyboard, monitor and mouse console architecture of servers exacerbates this space problem, as multiple consoles consume valuable and costly space. The increased use of "heterogeneous" server configurations using different platforms, such as Intel, Macintosh, IBM RS 6000, Hewlett-Packard 9000, DEC Alpha and Sun Sparc, and different operating systems, such as Windows NT, Unix, NetWare and O/S 2, compounds the storage and administration problems faced by network administrators.

    The advent of console switching technology has facilitated more effective network management by giving administrators the ability to control a larger number of servers through fewer consoles. To date, however, most console switching solutions have been difficult to install and configure, and many have used proprietary cabling that has made network administrators reluctant to embrace a solution that may restrict them from expanding or using a different solution in the future. In addition, there have been a limited number of solutions available for those users who want to control computers from a distance, such as those who need access to computer resources in, but do not want to expose those expensive resources to, harsh operating environments. The space management solutions available to network administrators have generally consisted of racks or cabinets designed to house only one type of server, and most have not been technically designed for ease of access. Those with distributed, heterogeneous client/server networks have often been left with no customized solution.

THE APEX SOLUTION

    The Company provides "plug and play" stand-alone switching systems and integrated server cabinet solutions for many of the network administration, management and storage problems faced by organizations with client/server networks. By providing both console switching and cabinet systems, the Company offers a comprehensive solution to the space and administrative issues related to client/server networks. The Company's products allow organizations to:

    - ACCESS MULTIPLE SERVERS FROM A CENTRAL LOCATION. Apex products allow network administrators to manage multiple platforms from a centralized console, to identify and access servers from a single screen according to the administrator's own naming conventions, and to solve distance problems by providing end-to-end connections of up to 1,000 feet.

    - CONSOLIDATE HARDWARE REQUIREMENTS. Apex products reduce the need for multiple keyboards, monitors and mice by allowing direct access to multiple servers from a single console, thereby facilitating more efficient network management and administration and reducing hardware costs.

    - PROVIDE "OUT-OF-BAND" ACCESS TO SERVERS. By providing direct hardwired connections to network servers, Apex products enable network administrators to access each server as if they were physically present at that server, even when the network is down. Moreover, unlike the connectivity approach of many competitive products, which connect numerous switches to other switches in a continuous chain, the Company's switching products are designed so that each server has its own connection to the master switch in a two-tiered system. This direct linkage makes it easier for network administrators to isolate problems with individual servers.

    - PROVIDE CONNECTIVITY TO VIRTUALLY ALL MAJOR PLATFORMS. Apex switching products work in heterogeneous server environments, providing connectivity with Intel, Macintosh, IBM RS 6000, Hewlett-Packard 9000, DEC Alpha and Sun Sparc platforms.

    - MAXIMIZE SPACE EFFICIENCY. Apex integrated cabinet solutions consolidate servers and other hardware in a single location to facilitate more efficient physical access for hardware maintenance tasks. The Company also provides customized solutions for the storage of heterogeneous server populations.

    The following diagram illustrates how the Company's switching and cabinet systems solve many of the network administration, management and storage problems of client/server environments.

    There follows a graphic on the left side of which there is an illustration of 24 dispersed servers, each with its own keyboard, video monitor and mouse console. Above this illustration is the heading "Before Apex" and below this illustration is the description "Disorganized Collection of Servers, each with its own keyboard, video monitor and mouse (a "console")". The right side of the graphic is an illustration depicting the same number of servers consolidated into six centralized DensePack cabinets. By combining one primary OutLook switch with three secondary OutLook switches, access and control of the same number of servers is consolidated into one keyboard, video monitor and mouse console. Above this illustration is the heading "After Apex," and below this illustration is the description "Organized collection of servers housed in Apex cabinets, controlled from a single console via Apex switches".

THE APEX STRATEGY

    The Company's objective is to be the leading provider of hardware solutions for the administration, management and storage challenges inherent in the client/server network environment. To achieve this objective, the Company is implementing the following strategies:

    - CONTINUE INNOVATIVE PRODUCT DEVELOPMENT. The Company believes that the continued, timely development of innovative products and enhancements to existing products is essential to maintaining its leadership position. By maintaining close contact with key customers who are often early-adopters of leading technologies, the Company seeks to develop new products, as well as modifications and improvements to existing products. Many of the Company's products are designed to accommodate future modifications and additional features, which the Company believes facilitates the development and integration of modifications and features if a market need is perceived.

    - LEVERAGE OEM EXPERIENCE TO INCREASE OEM SALES. The Company intends to leverage its significant experience in working with OEM customers to enter into new relationships with other manufacturers of servers in the United States and in Europe. The Company believes that the architecture, quality and reliability of its products, together with the Company's commitment to customer support, are attractive to OEMs.

    - INCREASE BRANDED SALES. To increase its market penetration, the Company intends to aggressively market its branded products to end users through a direct sales force and through a variety of reseller channels. The Company believes that its comprehensive and customized solutions appeal to many organizations that, because of heterogeneous server populations and for other reasons, have problems that are not effectively solved by competing switching and cabinet products. For the years ended December 31, 1995 and 1996 and the six months ended June 27, 1997, sales of Apex branded products represented approximately 32%, 29% and 34%, respectively, of the Company's net sales.

    - CREATE AN INTERNATIONAL DISTRIBUTION NETWORK. The Company intends to create an international sales distribution network for the Company's branded switching products, focusing initially on the network computing market in Europe because of its large installed server base. The Company is currently shipping its switching systems to OEMs with facilities in Europe and the Company has begun efforts to build an international third-party distribution network.

PRODUCTS

    The Company provides comprehensive solutions to many of the network administration, management and storage problems inherent in client/server network environments by offering a family of stand-alone switching systems together with integrated cabinet systems designed to store servers efficiently.

    SWITCHING SYSTEMS

    The Company's console switching systems consolidate the control and monitoring of multiple network servers to a centralized command center consisting of one or more console positions. The Company's console switching products can work with heterogeneous server populations that use different platforms, such as Intel, Macintosh, IBM RS 6000, Hewlett-Packard 9000, DEC Alpha and Sun Sparc, and different operating systems, such as Windows NT, Unix, NetWare and O/S 2. The Company's console switching products utilize the Company's proprietary On Screen Configuration And Reporting ("OSCAR") interface that enables network administrators to immediately identify and access servers according to the administrators' own naming conventions, as opposed to predesignated numbers. The Company's console switching products operate on an out-of-band basis, meaning there is a direct hardwired connection between the console and the attached servers through the switch. This direct connection enables network administrators to access network servers and locate the problem server even when the network is down. The Company also recently began manufacturing two new switching products designed to provide a more efficient, cost-effective and convenient way to consolidate and manage other peripherals, such as multimedia input/output devices and modems, printers, touchscreens and serial mice.

    OUTLOOK, introduced in September 1995, enables administrators to control up to eight servers using a single console and, by integrating additional OUTLOOK switches, can be expanded to provide centralized control of up to 64 servers. OUTLOOK offers programmable scanning to allow users to vary the frequency and duration of monitoring individual servers. OUTLOOK also enables network managers to reduce inadvertent access to the system by eliminating additional consoles. OUTLOOK provides access to a wide range of network elements such as file servers, PBX monitors and database engines from a single console.

    OUTLOOK(4), introduced in March 1996, includes the same features as OUTLOOK, except that this multi-user system allows network administrators to administer up to 64 servers from up to four console positions.

    VIEWPOINT, introduced in September 1995 to address the needs of very large server-intensive organizations with large network administrative staffs, includes all of the attributes of OUTLOOK except that it enables network administration staff to control up to 32 servers from as many as 16 console positions. Total capacity can be expanded to as many as 256 servers by integrating the VIEWPOINT switch with multiple OUTLOOK switches, and VIEWPOINT's technology allows access to a server up to 1,000 feet away. VIEWPOINT also supports remote diagnostics via a serial port.

    SUNDIAL, introduced in March 1996, enables administrators to control up to 10 Sun Sparc workstations from a single console and, by integrating additional SUNDIAL switches, can be expanded to provide centralized control of up to 100 workstations. The SUNDIAL switch maintains communications with attached workstations and, if power is interrupted, the unit's nonvolatile memory helps restore the system's established settings. The SUNDIAL switch is designed to work with the OUTLOOK, OUTLOOK(4) and VIEWPOINT switches.

    SWITCHBACK, introduced in March 1995, consists of a local unit and a remote unit that allow users to control the attached server from either a primary console position or a remote console position linked by a single cable. SWITCHBACK'S intelligent circuits were recently enhanced to enable 100 mhz transmission of high resolution video signals up to 600 feet away from the attached servers using industry-standard Category 5 cabling. The SWITCHBACK system includes a lock-out feature that prevents system capture. The SWITCHBACK system can be combined with the OUTLOOK and OUTLOOK(4) switches.

    The A-1000, introduced in June 1997, connects to a PC's multimedia ports, providing switching capabilities for multimedia peripherals such as sound cards, speakers and microphones. The A-1000 can be used as a companion to OUTLOOK or as a stand-alone device using a separate keypad.

    The S-1000, introduced in June 1997, connects to a server's serial ports, providing switching capabilities for devices such as modems, printers, touchscreens and serial mice. Like the A-1000, the S-1000 can be used with OUTLOOK or as a stand-alone device. To date, neither the A-1000 nor the S-1000 has achieved commercially significant sales.

    The U.S. list prices of the Company's switching systems as of July 17, 1997 were as set forth below. The list prices of the Company's products have changed in the past, and the prices set forth below are likely to change in the future.

               PRODUCT                  U.S. LIST PRICE
--------------------------------------  ---------------
OUTLOOK (4 PORT)                                   $839
OUTLOOK (8 PORT)                                   $995
OUTLOOK(4)                                       $3,725
VIEWPOINT (DEPENDING ON CONFIGURATION)  $12,000-$44,000
SUNDIAL                                          $1,929
SWITCHBACK                                         $895
A-1000                                             $748
S-1000                                             $864

    The Company's current switching products are described in the table below:
      PRODUCT NAME                     KEY FEATURES                                        BENEFITS
OutLook                  - ports: 1 X 4 and 1 X 8                - reduces required space and hardware needs by allowing one
                         - capacity: 64 servers                    console to control up to four or eight servers per switch
                         - multi-platform compatibility
                         - OSCAR interface                       - multiple switches can be used to support up to 64 servers
                                                                 - supports major server platforms
                                                                 - OSCAR interface permits easy on-screen control of switch
OutLook(4)               - ports: 4 X 8                          - offers the benefits of OUTLOOK as well as permits up to
                         - capacity: 64 servers                    four administrator consoles to control up to eight servers
                         - multi-platform compatibility
                         - OSCAR interface
ViewPoint                - ports: 16 X 32                        - in addition to benefits of OUTLOOK and OUTLOOK(4), allows
                         - capacity: 256 servers                   up to 16 network administrator consoles to access up to 32
                         - 1000 ft. extension                      servers
                         - multi-platform compatibility          - administrator consoles can be up to 1000 ft. away from
                         - OSCAR interface                         server
SunDial                  - ports: 1 X 10                         - enables control of large Sun Sparc workstation networks
                         - capacity: 100 servers                   using a single console
                         - OSCAR interface                       - may be combined with OUTLOOK, OUTLOOK(4) and VIEWPOINT
                                                                   switches
SwitchBack               - 600 ft. extension product             - 100 mhz bandwidth transmission over industry-standard
                                                                   Cat-5 cabling
                                                                 - allows the addition of a remote console up to 600 feet
                                                                   away
                                                                 - remote lock-out feature
                                                                 - may be combined with OUTLOOK and OUTLOOK(4) switches
A-1000                   - multimedia peripherals switch         - provides switching capabilities for sound cards, speakers and microphones
                                                                 - may be used with OUTLOOK or as a stand-alone device
S-1000                   - serial device switch                  - provides switching capabilities for modems, printers,
                                                                   touchscreens and serial mice
                                                                 - may be used with OUTLOOK or as a stand-alone device

    DENSEPACK CABINET SYSTEMS

    DENSEPACK cabinets are specifically designed to house network servers and communication equipment, improve system administration and facilitate CPU maintenance. DENSEPACK cabinets are typically customized to meet specific customer needs and are pre-cabled to allow network administrators to quickly install hardware and connect to their networks. DENSEPACK cabinets incorporate the Company's OUTLOOK switching technology, as well as built-in ventilator fans, large rear doors and optional slide-out shelves to facilitate access to cables, connectors and servers. The DENSEPACK MODEL RS is a scaled-down version of the Company's DENSEPACK and is designed for small businesses and stand-alone departments. The DENSEPACK MODEL RS can be used in combination with full-sized DensePack cabinets.

CUSTOMERS

    To date, a substantial portion of the Company's net sales have been generated from private label sales of switches to OEMs for integration into their product offerings. For 1994, 1995, 1996 and the six months ended June 27, 1997, sales to the Company's OEM customers represented approximately 38%, 69%, 71% and 66% of the Company's net sales, respectively. The following is a list of the Company's OEM customers and representative branded product customers.

PRIVATE LABEL OEM CUSTOMERS           BRANDED PRODUCT CUSTOMERS
----------------------------  ------------------------------------------
Compaq                        Advanced Logic Research, Inc.
Hewlett-Packard               Countrywide Home Loans
Wright Line, Inc.             Data General Corporation
                              Dell Computer Corporation
                              IBM
                              McAfee Associates, Inc.
                              Microsoft
                              National Association of Securities
                              Dealers, Inc.
                              NEC USA, Inc.
                              Owens Corning
                              Peoplesoft, Inc.
                              Unisys Corporation
                              Visa International
                              Wells Fargo Bank, N.A.

    For 1994, 1995, 1996 and the six months ended June 27, 1997, sales to Compaq represented approximately 36%, 54%, 30% and 52% of the Company's net sales, respectively. In addition, for 1996, sales to Hewlett-Packard and IBM represented approximately 15% and 18%, respectively, of the Company's net sales. In 1995, the Company entered into an OEM arrangement with IBM for the production of an integrated server cabinet system incorporating the Company's switching products. While the products supplied by the Company met IBM's requirements, IBM concluded that its program had not achieved desired results and sought to terminate the program in mid-1996 after the Company had expended significant product development and operational resources in connection with this OEM arrangement. Although the Company negotiated a settlement that covered its product costs and its direct costs associated with discontinuing the program, the Company's branded product development efforts were delayed as a result of the Company's commitment of substantial product development resources to the IBM program in the third and fourth quarters of 1995 and the first quarter of 1996. IBM accounted for 1% of the Company's net sales in 1995 and accounted for 18% of the Company's net sales in 1996. The loss or material decline in orders from any of the Company's current OEM customers would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Fluctuations in Operating Results; --Dependence Upon a Limited Number of OEM Customers."

BACKLOG

    The Company's backlog was $10.9 million at June 27, 1997, $9.2 million at December 31, 1996 and $4.2 million at June 30, 1996. Backlog consists of purchase orders with delivery dates scheduled within the next six months. None of the Company's customers is obligated to purchase products from the Company except pursuant to binding purchase orders. Because of the timing of orders and the possibility of customer changes to delivery schedules, the Company's backlog as of any particular date may not be representative of actual sales for any succeeding period.

SALES AND MARKETING

    The Company markets and sells its products through an internal sales force and various distribution channels, including OEM and reseller arrangements. To date, the Company has marketed its products primarily through advertisements in trade publications, participation in major industry trade shows and the Company's home page on the World Wide Web. As of June 27, 1997 the Company had a sales and marketing staff of 13 employees. The Company's sales personnel process written and telephonic orders, support existing customers and respond to telephone inquiries.

    The Company currently sells various switching products to Compaq, Hewlett-Packard and Wright Line pursuant to private label arrangements. These private label OEM customers integrate and sell the Company's switches with their own networking products, including network servers and integrated server cabinets. The Company devotes significant sales and customer support resources to its OEM accounts. The Company also sells its branded switching products to various manufacturers of servers and other networking products, such as Advanced Logic Research, Inc., Data General Corporation, Dell Computer Corporation, NEC USA, Inc. and Unisys Corporation. These customers integrate and sell Apex branded switches with their own networking products. The Company intends to leverage its significant experience in working with its OEM customers and other server manufacturer customers to enter into new relationships with other manufacturers of servers in the United States and Europe. The Company believes that the architecture, quality and reliability of its products, together with the Company's commitment to customer support, are attractive to OEMs. There can, however, be no assurance that the Company will be successful in its attempts gain additional OEM customers.

    The Company has relationships with a variety of resellers, including distributors, value-added resellers and systems integrators, for the distribution and sale of Apex branded switching and cabinet products in the United States. The Company devotes resources to educating its resellers as to the benefits of the Company's products and training them in the proper installation and support of the Company's products. The Company's strategy contemplates devoting additional resources to increase branded sales, and to that end the Company intends to pursue additional relationships with resellers in the United States. The Company has focused and expects to continue to focus on contracting with local and regional resellers who have the technical capability and market presence to assist end-user customers in developing network space management and access and control solutions to meet their particular needs. There can be no assurance that the Company will be successful in expanding its reseller channel. See "Risk Factors--Risks Relating to Development of Expanded Reseller Channel."

    Compaq, Hewlett-Packard and, the Company believes, many other manufacturers of servers market and sell their own branded server cabinets. Accordingly, the Company believes it has limited opportunities to sell its own server cabinets to new purchasers of servers. Instead, the Company believes that sales of its server cabinets have been and will continue to be limited primarily to end-user customers who have a need to more efficiently configure and manage existing network systems.

    To date, the Company's international sales have not been significant. The Company's strategy is to create an international sales distribution network for the Company's branded switching products focusing initially on the network computing market in Europe because of its large installed server base. The Company is currently shipping its switching systems to OEMs with facilities in Europe and has hired a representative located in France in order to begin efforts to build a third party distribution network. There can be no assurance that the Company will be successful in creating an international distribution network or successfully market and sell its products in foreign markets. In addition, if international sales become a more significant component of the Company's total sales, the Company's business will become more vulnerable to the risks inherent in doing business on an international level, including the effects of seasonality, unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in managing foreign resellers, longer payment cycles and problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates and potentially adverse tax consequences. See "Risk Factors--Risks Relating to Development of International Distribution Network and International Sales."

CUSTOMER SUPPORT

    The Company emphasizes customer support by developing innovative, high quality products, encouraging customer feedback through contact with key customers, and providing a customer hot-line that offers technical support for the life of the Company's products. The Company's switches have a "plug and play" design and do not require extensive configuration. The Company seeks to respond quickly to customers' requests for technical support and service, and the Company's engineering department often works with individual customers to troubleshoot problems and develop custom solutions. The Company has, in recent periods, experienced increased demands on its customer support operations. Growth of the Company's branded sales, should it occur, is likely to be accompanied by further increasing demands on the customer support operations. See "Risk Factors--Increased Demands on Customer Support Operations." The Company offers warranties for parts and service on all of its products. To date, the Company has not experienced significant product returns. There can be no assurance, however, that the Company's rate of product returns will not increase or that the Company's customer support operations will be sufficient to meet the needs of the Company's customers. In addition, the Company may, as a result of competitive pressures, change its warranty policies in the future to provide warranty coverage that is greater in scope and duration than that currently offered. To the extent that the Company were to increase its warranty coverage, its risk of warranty claims and therefore its warranty reserves would likely increase. See "Risk Factors--Product Returns and Warranty Claims; --Increased Demands on Customer Support Operations."

PRODUCT DEVELOPMENT

    The Company believes that the continued, timely development of new products and enhancements to its existing products is essential to maintaining its competitive position. The market for the Company's switching products in particular is characterized by rapid technological advances, frequent new product introductions and enhancements, and significant price competition. The introduction of products incorporating superior or alternative technologies, the emergence of new industry standards or changes in the market's pricing structure could render the Company's existing products and products under development obsolete or unmarketable. The Company's switching systems combine components, such as printed circuit boards, connectors, cable assemblies, power supplies and enclosures, that are manufactured by other companies and are generally available to the Company's competitors and potential competitors. The Company's future success will depend in large part upon its continued innovative application of such commercially available components to the expansion and enhancement of its existing products and the development and introduction of new products which address changing customer needs on a cost-effective and timely basis. The successful introduction of new products involves a number of risks and uncertainties. There can be no assurance that the Company will be able to successfully develop planned products or that there will not be delays in product introductions. In addition, newly introduced products have in the past experienced, and are likely in the future to experience, reliability and compatibility problems, which can lead to customer dissatisfaction, increased customer service and research and development expenses, and loss of sales. The Company's failure to respond on a timely basis to technological developments, changes in industry standards or customer requirements, or any significant delay in product development or introduction could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Rapid Technological Change; Need for New Product Introductions."

    The Company's engineering and product development efforts focus on responding to the needs of its customers by providing practical, marketable products that have immediate applications in their markets. By maintaining contact with customers throughout the installation and technical support process, the Company is able to identify and test potential design modifications and improvements as well as new applications and extensions for existing products. The Company anticipates that this process will enable the development of new product categories and applications based on existing technology developed to meet specific customer needs. Many of the Company's products are designed to accommodate future modifications and additional features, which it believes facilitates the development and integration of modifications and features if a market need is perceived.

    For 1994, 1995, 1996 and the six months ended June 27, 1997, the Company's engineering and product development expenditures were $278,000, $913,000, $965,000 and $936,000, respectively. As of June 27, 1997, the Company's engineering staff consisted of 11 employees. To meet the challenges of the rapidly changing technology in the computer industry, the Company expects to make substantial investments in product development in the future.

MANUFACTURING

    The Company performs final assembly, quality assurance and testing of its products. In order to avoid the capital investment required to establish and maintain in-house manufacturing capabilities, the Company generally relies on subcontractors in the United States for the assembly of printed circuit board assemblies, subassemblies, chassis and equipment enclosures. The Company believes that such assembly can typically be done by subcontractors at a lower cost than if the Company assembled such items internally. Outsourcing manufacturing operations allows the Company to concentrate its resources on research and development, product design, quality assurance, marketing and customer support. Prior to shipping, the Company subjects its finished products to quality and regulatory screenings and functional testing to assure quality and reliability.

    The Company relies on various third party manufacturers, including Technical Services, Inc., for subassembly of the Company's products. These outsourcing arrangements and any future outsourcing arrangements involve several risks, including reduced control over product quality, delivery schedules, manufacturing yields and costs. Moreover, although arrangements with such manufacturers may contain provisions for warranty obligations on the part of such manufacturers, the Company remains primarily responsible to its customers for warranty obligations. See "Risk Factors--Dependence Upon Suppliers and Outsourced Manufacturing."

    The Company purchases industry-standard parts and components for the assembly of its products from multiple vendors and suppliers through a worldwide sourcing program. No custom integrated circuits are currently used in any product in production, although custom integrated circuits may be used in the Company's products in the future. Circuit boards are currently obtained from a number of sources, including Technical Services, Inc. Certain of the components for the Company's switching products are available from a limited number of suppliers. For example, Pioneer Standard Electronics, Inc. supplies the Company with power supply components, Redmond Cable, Inc. supplies the Company with cable components and Kent Electronics, Inc. supplies the Company with various electronic components. In addition, the frames for the Company's server cabinet systems are obtained from a single source, Everest Electronics Equipment (a division of Wright Line), and the sheet metal components are purchased locally from a small number of manufacturers, including Northwest Manufacturing. In the past, the Company has experienced delays in the receipt of certain of its switching and cabinet components, which have resulted in delays in related product deliveries. The Company is attempting to manage such risks by qualifying alternative sources and maintaining quality relationships and close personal contact with each of its suppliers. Although the Company believes that there are adequate alternative sources for its components, there can be no assurance that delays in component and product deliveries will not occur in the future or that the Company's reliance on sole or limited sources of supply for its components will not otherwise adversely affect the Company's business. The inability to obtain sufficient components as required or to develop alternative sources if and as required in the future could result in delays or reductions in product shipments, which, in turn, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Dependence Upon Suppliers and Outsourced Manufacturing."

COMPETITION

    The market for the Company's products is highly fragmented and competitive, and the Company expects competition to increase in the future. In the market for integrated switching systems, the Company competes with independent third parties such as Cybex Computer Products Corporation, Raritan Computer Inc., Rose Electronics, Elsner ComputerTechnik GmbH and StarTech Computer Accessories Ltd., many of which have substantially greater financial, marketing and technical resources than the Company. In addition, certain of the Company's OEM customers, such as Hewlett-Packard and Compaq, could determine to internally manufacture switch products or offer those supplied by the Company's competitors. In the market for server cabinets, the Company competes with a significant number of regional cabinet manufactures including Zero Stantron Cabinets, Ergotron Inc., Rittal Corporation, Hergo Corp. and Engineered Data Products Inc., many of which have substantially greater financial, marketing and technical resources than the Company. In addition, Compaq, Hewlett-Packard and Wright Line, all of whom are OEM customers for certain of the Company's switching products, sell their own branded integrated server cabinets. The Company's cabinet systems also compete with other types of lower density, unenclosed technology storage systems.

    In the market for integrated switches, the Company competes primarily on the basis of technological advances, performance in relation to price, quality, reliability, development capabilities and customer support. In the market for enclosed server cabinets, the Company competes primarily on the basis of available product features, quality, reliability, development capabilities and customer support. In addition, the market for enclosed server cabinets and other technology storage systems is characterized by intense price competition, and many of the Company's competitors in this market offer products at significantly lower price points. The Company's ability to compete successfully in this market will depend in part upon the Company's ability to continue to differentiate its cabinet systems from competing products.

    The Company's future success will be highly dependent upon timely completion and introduction of new products and product features at competitive price and performance levels which address the evolving needs of the Company's customers. The Company is currently experiencing increased price competition in both the market for stand-alone switching systems and the market for integrated cabinet systems and expects that pricing pressures will increase in the future. Increased competition could result in price reduction and loss of market share which would adversely affect the Company's business, financial condition and results of operations. See "Risk Factors--Intense Competition."

PROPRIETARY TECHNOLOGY

    The Company's future success is dependent in part upon its ability to protect its proprietary rights in its products. The Company seeks to protect its intellectual property rights by invoking the benefits of the patent, trademark, copyright, trade secret and unfair competition laws of the United States, which afford only limited protection. While the Company has no patents granted, it has filed a United States patent application and a corresponding application under the provisions of the Patent Cooperation Treaty (which permits the filing of corresponding foreign patent applications in numerous foreign countries within a limited time period) with respect to various aspects of its OUTLOOK and VIEWPOINT products and its OSCAR interface. There can be no assurance that patents will issue from any of the Company's pending applications or that any claims allowed from pending applications will be of sufficient scope or strength, or be issued in all countries where the Company's products can be sold, or provide meaningful protection or any commercial advantage to the Company. Also, competitors of the Company may be able to design around the Company's patents if any are issued. The laws of certain foreign countries in which the Company's products are or may be developed, manufactured or sold, may not protect the Company's products or intellectual property rights to the same extent as do the laws of the United States and thus increase the likelihood of piracy of the Company's technology and products. Although the Company is not aware of any current infringement of its intellectual property rights, or any violation of its trade secrets, nondisclosure or licensing arrangements, there can be no assurance that the steps taken by the Company to protect its intellectual property rights will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology.

    The network server, electronics and related industries are characterized by vigorous pursuit and protection of intellectual property rights or positions, which have resulted in significant and often protracted and expensive litigation. The Company may from time to time be subject to proceedings alleging infringement by the Company of intellectual property rights owned by third parties. If necessary or desirable, the Company may seek licenses under such intellectual property rights. However, there can be no assurance that licenses will be offered or that the terms of any offered license will be acceptable to the Company. The failure to obtain a license from a third party for technology used by the Company could cause the Company to incur substantial liabilities and to suspend or cease the manufacture of products requiring such technology.

    Further, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Litigation by or against the Company could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel, whether or not such litigation results in a favorable determination for the Company. In the event of an adverse result in any such litigation, the Company could be required to pay substantial damages, suspend or cease the manufacture, use and sale of infringing products, expend significant resources to develop non-infringing technology, discontinue the use of certain processes or obtain licenses to the infringing technology. There can be no assurance that the Company would be successful in such development or that such licenses would be available on reasonable terms, or at all, and any such development or license could require expenditures by the Company of substantial time and other resources. In the event that any third party makes a successful claim against the Company or its customers and a license is not made available to the Company on commercially reasonable terms, the Company's business, financial condition and results of operation would be adversely affected.

EMPLOYEES

    As of June 27, 1997, the Company employed 58 persons, 16 of whom were in administration and management, 11 of whom were in engineering and product development, 3 of whom were in service and technical support, 15 of whom were in manufacturing and 13 of whom were in sales and marketing. The Company's employees are not covered by any collective bargaining agreements with respect to their employment by the Company. The Company believes that its employee relations are good.

FACILITIES

    The Company entered into a three-year lease in March 1995 and occupies approximately 25,000 square feet in an industrial office building in Woodinville, Washington. In March 1997, the Company's lease was extended to cover the remaining 11,000 additional square feet in the same industrial office building. The rent for the Company's facilities is approximately $25,000 per month plus taxes, insurance and normal maintenance for the entire 36,000 square feet. The Company believes that its facilities are adequate for its current needs.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company, and their ages as of June 27, 1997, are as follows:

NAME                                             AGE                            POSITION
-------------------------------------------      ---      -----------------------------------------------------
Kevin J. Hafer.............................          40   President, Chief Executive Officer and Director
Douglas A. Bevis...........................          51   Vice President, Chief Financial Officer and Secretary
Christopher L. Sirianni....................          43   Vice President, Sales and Marketing
Sterling Crum..............................          42   Director
Jeffrey T. Chambers........................          42   Director
William McAleer............................          46   Director
Edwin L. Harper............................          52   Director

    Kevin J. Hafer has been the President of the Company since June 1995, and has served as the Chief Executive Officer of the Company since December 1995 and as a Director of the Company since January 1996. From February 1993 to June 1995, Mr. Hafer served as the General Manager of the Company, and from December 1989 to January 1993 he served as the Manager and Technical Operations Director of the Predecessor. Prior to joining the Company's predecessor, Mr. Hafer was employed at Harris Corporation from May 1979 to September 1989, serving in various management capacities.

    Douglas A. Bevis has been the Vice President and Chief Financial Officer of the Company since September 1996, and Secretary since December 1996. From September 1990 to February 1996, Mr. Bevis was employed at CH2M HILL, Inc., a national environmental engineering consulting firm, where he served as Vice President and Treasurer from September 1990 to April 1993 and as Senior Vice President and Chief Financial Officer from April 1993 to February 1996.

    Christopher L. Sirianni has been the Vice President, Sales and Marketing of the Company since August 1996. From March 1994 to August 1996, Mr. Sirianni served as the Company's Director of Sales and Marketing. From August 1992 to February 1994, Mr. Sirianni served as the Director of Sales of Coastal Manufacturing, a metal fabrication company. Mr. Sirianni served as a consultant/sales executive for National Precision Bearing, a distributor, from November 1991 to June 1992. From September 1982 to October 1991, Mr. Sirianni served in various capacities, including Vice President of Sales and Marketing for Augat Communications, a telecommunications company.

    Sterling Crum has served as a Director of the Company since its inception. From the Company's inception until June 1995, Mr. Crum served as the Company's President. From May 1985 to February 1993 Mr. Crum served in various capacities for the Predecessor, including as President and as Director. In addition, from November 1993 until December 1996, Mr. Crum served as President and sole director of Water Sports, Inc., a water sports recreation company.

    Jeffrey T. Chambers has served as a Director of the Company since January 1996. Mr. Chambers has been employed by TA Associates, Inc., a venture capital firm, or its predecessor, since 1980, has been a partner of affiliated venture funds since 1984 and is currently a Managing Director of TA Associates, Inc. Mr. Chambers is also a director of Diamond Multimedia Systems, Inc.

    William McAleer has served as a Director of the Company since June 1996. Mr. McAleer is currently Managing Director of Voyager Capital, which provides venture financing and advisory services to information technology companies. From 1988 through 1994, he was Vice President Finance, Chief Financial Officer and Secretary with Aldus Corporation, a publicly held software company. Prior to joining Aldus, he was Vice President, Finance and Administration from 1987 to 1988 of Ecova Corporation and also served as a Vice President with Westin Hotels Company from 1984 through 1987. Mr. McAleer is also a Director of FourGen Software Technologies, Primus Communications Corporation and Truevision, Inc.

    Edwin L. Harper has served as a Director of the Company since October 1996. Since June 1996 Mr. Harper has served as President and Chief Executive Officer of SyQuest Technology, a computer hardware company. From July 1993 to June 1996 Mr. Harper was employed as President and Chief Executive Officer of ComByte, Inc., and from June 1988 to May 1993 Mr. Harper served in various capacities, including President and Chief Executive Officer, at Colorado Memory Systems, Inc. Mr. Harper is also a Director of SyQuest Technology and McAfee Associates, a network security management company.

    All members of the Board of Directors are elected to serve until their respective successors have been elected and qualified or until their earlier death, resignation or removal in the manner specified in the Company's Bylaws. The officers are appointed to hold their respective offices until their respective successors have been elected, or their earlier death, resignation or removal in the manner specified by the Company's Bylaws.

OTHER KEY EMPLOYEES

    In addition to directors and executive officers, the Company has the following key employees:

    Danny L. Beasley has served as the Company's Director of Engineering since March 1994. From December 1992 to March 1994, Mr. Beasley served as a Research and Development Engineer for the Company and the Predecessor. Mr. Beasley served as the Director of Engineering for Spectralogic, Inc., an engineering design and product development firm, from April 1989 to October 1992.

    Stephen J. McCarthy has served as the Company's Director of Product Development since July 1995. From February 1994 to July 1995, Mr. McCarthy served as the Company's Research and Development Manager, and from November 1987 to February 1994 he served as the Account Manager for the Company and for the Predecessor's on-site service division.

COMMITTEES

    The Board of Directors has an Audit Committee, currently comprised of Messrs. McAleer and Chambers, which meets with the Company's independent auditors and reviews the Company's annual audit, internal controls and financial management practices. The Board also has a Compensation Committee, currently comprised of Messrs. Harper, Chambers and Crum, which meets with the Company's officers and oversees the Company's compensation and benefits practices and programs.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table summarizes all compensation earned by the Company's Chief Executive Officer and by the Company's other most highly compensated executive officer whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers") for services rendered in all capacities during the fiscal year ended December 31, 1996.

                                                                                           LONG-TERM COMPENSATION
                                                                  ANNUAL COMPENSATION     ------------------------
                                                                ------------------------    STOCK      ALL OTHER
NAME AND PRINCIPAL POSITION                            YEAR       SALARY       BONUS       OPTIONS   COMPENSATION
---------------------------------------------------  ---------  ----------  ------------  ---------  -------------
Kevin J. Hafer.....................................       1996  $  157,692  $  564,707(1)    24,000    $   9,619(2)
  President and Chief Executive Officer

Christopher L. Sirianni............................       1996  $   89,123  $  148,396(3)   132,000    $   4,456(4)
  Vice President, Sales and Marketing

------------------------

(1) Includes $480,000 bonus earned in 1996 and paid in 1997.

(2) Represents matching contributions in the aggregate amount of $7,500 made by the Company in 1996 to its 401(k) Profit Sharing Plan and Trust on behalf of Mr. Hafer and premium payments in the aggregate amount of $2,119 paid by the Company in 1996 towards Mr. Hafer's life insurance policy. See "--Employment Agreement" and "Certain Transactions."

(3) Includes $54,894 bonus earned in 1996 and paid in 1997.

(4) Represents matching contributions made by the Company to its 401(k) Profit Sharing Plan and Trust on behalf of Mr. Sirianni.

    OPTION GRANTS IN LAST FISCAL YEAR. The following table sets forth certain information with respect to grants to the Named Executive Officers of options to purchase Common Stock of the Company made during the fiscal year ended December 31, 1996.

                                                              INDIVIDUAL GRANTS
                                                    -------------------------------------
                                                                           % OF TOTAL
                                                        NUMBER OF            OPTIONS
                                                        SECURITIES         GRANTED TO       EXERCISE
                                                    UNDERLYING OPTIONS    EMPLOYEES IN     PRICE PER   EXPIRATION
NAME                                                  GRANTED(#)(1)        FISCAL YEAR       SHARE        DATE
--------------------------------------------------  ------------------  -----------------  ----------  -----------
Kevin J. Hafer(2).................................          24,000               3.8%      $  0.18375    06/10/06
Christopher L. Sirianni(3)........................         132,000              20.7%      $  0.18375    01/22/06

------------------------

(1) Stock options have an exercise price equal to the fair market value of the underlying Common Stock on the date of grant. The Company granted options to purchase an aggregate of 638,000 shares of Common Stock to employees and non-employee directors in 1996.

(2) Mr. Hafer was granted options to purchase an additional 705,880 shares of Common Stock in 1995. As of December 31, 1996, options to purchase 404,844 shares of Common Stock had vested and been exercised by Mr. Hafer. Of the remaining 325,036 shares subject to options as of December 31, 1996, options to purchase 666 shares will vest on January 1, 1998, options to purchase approximately 16,458 shares will vest on the first day of each month from February 1998 through June 1999, and options to purchase approximately 6,372 shares will vest on the first day of each month from July 1999 through January 2000.

(3) As of December 31, 1996, options to purchase 66,000 shares of Common Stock had vested, of which options to purchase 54,424 shares had been exercised by Mr. Sirianni. Of the remaining 66,000 shares subject to options as of December 31, 1996, options to purchase approximately 2,750 shares will vest on the first day of each month from March 1998 through February 2000.

    AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES. The following table sets forth information with respect to option exercises during the fiscal year ended December 31, 1996 by the Named Executive Officers and 1996 year-end option values.

                                                       VALUE
                                                     REALIZED       NUMBER OF SECURITIES
                                                   (MARKET PRICE   UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                     NUMBER OF      AT EXERCISE    OPTIONS AT FISCAL YEAR      IN-THE-MONEY OPTIONS AT
                                  SHARES ACQUIRED  LESS EXERCISE             END                   FISCAL YEAR END
NAME                                ON EXERCISE       PRICE)      (EXERCISABLE/UNEXERCISABLE) (EXERCISABLE/UNEXERCISABLE)(1)
--------------------------------  ---------------  -------------  -------------------------  ---------------------------
Kevin J. Hafer..................         81,296              --(2)             0/325,036            --/$1,971,750
                                        323,548     $   102,322(3)
Christopher L. Sirianni.........         54,424     $    17,212(4)         11,576/66,000          $70,223/$400,373

------------------------

(1) Based upon the Company's estimate of the fair market value of the Company's Common Stock at fiscal year end of $6.25 per share less the exercise price payable for such shares.

(2) Based upon the Company's estimate of the fair market value of the Company's Common Stock at February 12, 1996, May 15, 1996, June 1, 1996, July 1, 1996 and August 16, 1996 of $0.18375 per share less the exercise price payable for such shares.

(3) Based upon the Company's estimate of the fair market value of the Company's Common Stock at September 1, 1996, October 1, 1996 and October 14, 1996 of $0.50 per share less the exercise price payable for such shares.

(4) Based upon the Company's estimate of the fair market value of the Company's Common Stock at October 14, 1996 of $0.50 per share less the exercise price payable for such shares.

DIRECTOR COMPENSATION

    Mr. Harper and Mr. McAleer receive annual cash compensation of $6,000 for their services as directors. In addition, each of the directors was granted options in 1996 and 1997 to purchase 24,000 shares and 4,000 shares of Common Stock, respectively. In October 1996, the Company accelerated the vesting of up to 50% of options previously granted to directors. All directors are reimbursed for travel and other expenses incurred in attending meetings of the Board of Directors.

EMPLOYEE STOCK PLAN

    The Company's 1995 Employee Stock Plan (the "Employee Stock Plan") was adopted by the Board of Directors and approved by the shareholders of the Company in December 1995. The purposes of the Employee Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility in the Company, to provide additional incentives to officers, employees and non-employee directors of the Company, and to promote the success of the Company's business.

    The Employee Stock Plan provides for the granting to officers and employees of the Company of options that qualify as "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and options that do not so qualify ("NQSOs"). Non-employee directors of the Company are eligible to receive NQSOs. As of the date of this Prospectus, all grants of options under the Employee Stock Plan have been NQSOs.

    The Employee Stock Plan is currently administered by the Board of Directors, which has the discretion to determine, among other matters, the persons to whom options will be granted; the number of shares purchasable upon exercise of each option; whether options will be ISOs or NQSOs; the purchase price of the shares issuable pursuant to options (which price for ISOs may not be less than 100% of the fair market value of the Common Stock, as determined in good faith by the Board of Directors, on the date the option is granted); and the period during which each option may be exercised (not to exceed ten years for ISOs). The purchase price of the shares issued pursuant to each option must be paid, as determined by the

Board of Directors, (i) in cash, (ii) by promissory note, (iii) by surrender of shares of Common Stock held by the participant or a combination of cash and shares, or (iv) any combination of the foregoing methods of payment. The aggregate fair market value of the shares of Common Stock for which ISOs may first be exercisable by a participant during any one calendar year may not exceed $100,000.

    Generally, upon termination of a participant's employment with the Company by reason of the participant's death or "permanent and total disability" (as defined in Section 22(e)(3) of the Code), each option held by the participant on the date of termination shall terminate on the earlier of the fixed expiration date of such option, or the date that is one year after the date of termination of employment. Upon termination of a participant's employment with the Company by reason of disability that is not permanent and total, each option held by the participant on the date of termination shall terminate on the earlier of the fixed expiration date of such option, or the date that is ninety (90) days after the date of termination of employment. Upon termination of a participant's employment with the Company by any reason other than death or disability, each option held by the participant on the date of termination shall terminate on the earlier of the date that is ninety (90) days after the date of termination of employment, or the fixed expiration date of such option. In the case of Kevin J. Hafer, the Company's President and Chief Executive Officer, Mr. Hafer continues to vest in options for a period of one year so long as his termination is without cause (as defined in his Employment Agreement), and options that vest within such one-year period must be exercised within ninety (90) days following the end of such one-year period. See "Certain Transactions."

    In the event that the Company enters into an agreement to dispose of all or substantially all of its assets or if the Company's shareholders dispose or agree to dispose of 50% or more of the outstanding shares of Common Stock (an "Acceleration Event"), each outstanding option will be exercisable immediately preceding such Acceleration Event. Upon consummation of the Acceleration Event, all outstanding options, whether or not so accelerated, will terminate and cease to be exercisable, unless assumed by the successor corporation.

    In 1996, the Company granted to Messrs. Hafer, Sirianni and Bevis options to purchase 24,000, 132,000 and 103,000 shares of Common Stock, respectively, and to each of its non-employee directors, except Mr. Harper, options to purchase 24,000 shares of Common Stock, in all cases at an exercise price of $0.18375 per share. In 1996, Mr. Harper was granted options to purchase 24,000 shares of Common Stock at an exercise price of $0.50 per share. In October 1996, the Company accelerated the vesting of up to 50% of the options previously granted by the Company to its employees and non-employee directors. In 1996, Messrs. Hafer, Sirianni, Bevis, Crum, Harper and McAleer exercised options for 404,844, 54,424, 25,748, 12,000, 12,000 and 12,000 shares of Common Stock, respectively.
In June 1997, the Company granted to Messrs. Hafer, Sirianni, Bevis, Crum, Harper, Chambers and McAleer options to purchase 79,000, 22,000, 17,000, 4,000, 4,000, 4,000 and 4,000 shares of Common Stock, respectively.

    A total of 2,161,760 shares of Common Stock has been reserved for issuance under the Employee Stock Plan. As of June 27, 1997, the Company had options outstanding to purchase an aggregate of 951,564 shares at a weighted average exercise price of $4.7655 per share pursuant to the Employee Stock Plan. If options expire without having been exercised, the unused shares revert to the pool available for future option grants.

EMPLOYMENT AGREEMENT

    In December 1995, the Company entered into an Employment Agreement (the "Employment Agreement") with Mr. Hafer for a term of one year, subject to automatic one-year renewal thereafter. Under the Employment Agreement, Mr. Hafer in 1996 received a salary of $160,000 and received certain bonus payments upon the achievement by Mr. Hafer and the Company of certain performance objectives. Pursuant to the Employment Agreement, Mr. Hafer also received a one-time cash bonus in the aggregate amount of approximately $1.4 million and a one-time stock bonus of 200,000 shares of the Company's Series B Redeemable Preferred Stock redeemable upon the occurrence of certain events, including the consummation of the IPO. Mr. Hafer also received under the Employment Agreement quarterly performance bonuses of $17,500 in each quarter that the Company made the required payments of interest on the Company's Class A and Class B Subordinated Promissory Notes. Pursuant to the Employment Agreement, Mr. Hafer was also granted options to purchase 705,880 shares of Common Stock at an exercise price of $0.18375 per share. If Mr. Hafer is terminated without cause, as defined in the Employment Agreement, he is entitled to receive his salary, benefits, bonus and accelerated vesting of his stock options for a period of one year, during which time and for an additional one year thereafter Mr. Hafer has agreed not to compete, directly or indirectly, with the Company. See "Certain Transactions." The Company was also obligated to maintain, at its expense, a $1.0 million life insurance policy on Mr. Hafer's life, payable to his wife or estate (or as otherwise directed by Mr. Hafer), until all shares of Series B Redeemable Preferred Stock were redeemed at the time of the IPO.

    In December 1996, the Employment Agreement was amended to accelerate the vesting of all 200,000 shares of Series B Redeemable Preferred Stock to January 1, 1997, and to require the Company to redeem 80,000 shares on January 1, 1997 for $5.00 per share (an aggregate of $400,000). The balance of the shares were redeemed for $5.00 per share upon the consummation of the IPO.

    Pursuant to the terms of the Employment Agreement, for 1997 the Compensation Committee of the Board of Directors has awarded Mr. Hafer a base salary of $200,000, certain bonus payments of up to fifty percent (50%) of his annual base salary upon the achievement of certain performance objectives, and the possibility of certain additional bonus payments of up to twenty-five percent (25%) of his annual base salary upon the achievement of certain other performance objectives, in the latter case in the sole discretion of the Compensation Committee.

401(k) PROFIT SHARING PLAN AND TRUST

    In February 1993, the Company established the Apex PC Solutions, Inc. 401(k) Profit Sharing Plan and Trust (the "401(k) Plan") under Section 401(k) of the Code. Under the 401(k) Plan, employees may contribute up to $9,500 of their compensation per year subject to the elective limits as defined by guidelines of the Internal Revenue Service (the "IRS"), and the Company may make matching contributions in amounts not to exceed 5% of each employee's annual compensation. The Company's contributions to the 401(k) Plan during the years ended December 31, 1994, 1995 and 1996 aggregated $19,603, $35,217 and $58,968, respectively.

EMPLOYEE STOCK PURCHASE PLAN

    The Company's Board of Directors adopted the Apex PC Solutions, Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") in December 1996, which was approved by the Company's shareholders in January 1997 and became effective upon consummation of the IPO. Pursuant to the Employee Stock Purchase Plan, a total of 250,000 shares of the Company's Common Stock was reserved for sale to employees at a discount. The Employee Stock Purchase Plan is designed to comply with Section 423 of the Code and allows participating employees to gain certain tax advantages, provided the participant meets certain holding requirements.

    All employees, including officers and employee-directors, are eligible to participate in the Employee Stock Purchase Plan if they are regularly scheduled to work 20 or more hours per week, and customarily work for more than five months each calendar year. Independent contractors (such as non-employee directors) and consultants not considered Company "employees" for tax purposes are not eligible to participate. In addition, the Employee Stock Purchase Plan excludes any employee who already owns 5% or more of the Company's stock. Employees participate by directing the Company to withhold a specified amount from each of their regular paychecks (in no event more than 10% of pay). At the end of each calendar quarter, the Company uses each participant's withholdings to purchase Company Common Stock on behalf of the participant. The purchase price for each share is the lesser of (i) 85% of the fair market value of a share on the first business day of the calendar quarter, or (ii) 85% of the fair market value of a share on the last business day of the calendar quarter. In no event may a participant acquire more than $25,000 worth of Company Common Stock in a calendar year.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Amended and Restated Articles of Incorporation limit the liability of its directors for monetary damages arising from their conduct as directors, except for liability relating to acts or omissions that involve intentional misconduct, a knowing violation of law or the authorization of unlawful distributions, and liability relating to transactions in which the directors derive a personal benefit to which they are not legally entitled. Such limitation does not affect the availability of equitable remedies. The Company's Amended and Restated Articles of Incorporation also provide that the Company will indemnify its directors and officers to the fullest extent permitted by Washington law. In particular, each officer and director of the Company is entitled to indemnification against all liability, loss and expense reasonably incurred by such officer or director in connection with any civil, criminal, administrative or investigative proceeding in which he or she is involved (whether in his or her official capacity or otherwise) by reason of the fact that he or she is or was serving as an officer or director of the Company. Washington law currently provides that a corporation may indemnify an officer or director against liability if the individual acted in good faith and, in the case of a non-criminal proceeding, if such individual reasonably believed he or she was acting in the best interests of the corporation, or, in the case of a criminal proceeding, if such individual had no reasonable cause to believe his or her conduct was unlawful. In the case of a proceeding against an officer or director brought by or on behalf of the corporation, Washington law does not permit a corporation to indemnify an officer or director if he or she is found liable in such proceeding. In all other proceedings, indemnification is not permitted where the officer or director is found liable on the basis that he or she improperly received a personal benefit. The Company maintains directors' and officers' insurance. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS

    The Company operated as a division of Apex Computer Company through January 1993. In February 1993, the assets and liabilities of that division were spun off as a dividend to Sterling Crum, who contributed those assets and liabilities to the Company as its initial capitalization in return for the issuance by the Company of 8.0 million shares of Common Stock. At that time, the assets were valued by Mr. Crum, who was the sole director of the Company, at approximately $776,000, and the liabilities were valued at approximately $189,000, for a net value of approximately $587,000.

    During 1994 and 1995, Mr. Crum advanced funds (by foregoing distributions) for the operation of the Company in exchange for unsecured promissory notes totaling approximately $225,000 for 1994 and $4.6 million for 1995. All of these notes bore interest at the rate of 12% per annum except for two notes totaling approximately $270,000 that bore interest at a rate equal to 100% of the discounts taken by the Company for its early payments to suppliers (the "Net-10 Notes"). All principal and accrued and unpaid interest under these notes was paid at or shortly after the closing of the Leveraged Recapitalization. At the time of repayment, accrued interest on these notes (other than the Net-10 Notes) totaled approximately $112,000, and accrued interest on the two Net-10 Notes totaled less than $20,000.

    During 1994 and 1995 when the Company was an S Corporation, the Company distributed $792,279 and $992,815, respectively, to Mr. Crum as dividends. In 1993 and 1994 Mr. Crum received $101,534 and $3,000, respectively, as compensation.

    In connection with the Leveraged Recapitalization in December 1995, the Company sold to several entities affiliated with TA Associates, Inc. (the "TA Group") 1.6 million shares of Common Stock at a price of $0.18375 per share, 300,000 shares of Series A Redeemable and Convertible Preferred Stock at a price of $7.35 per share, and $10.0 million in aggregate principal amount of Class A Subordinated Promissory Notes, for an aggregate purchase price of approximately $12.5 million. Jeffrey T. Chambers, a director of the Company, is a Managing Director of TA Associates, Inc. The shares of Series A Redeemable and Convertible Preferred Stock issued to the TA Group converted into 2.4 million shares of Common Stock upon the closing of the IPO. The Class A Subordinated Promissory Notes issued to the TA Group provided for the quarterly payment of interest at 7% per annum and the repayment of the principal amount and any accrued and unpaid interest upon consummation of the IPO. In connection with the Leveraged Recapitalization, the Company, the TA Group, Sterling Crum, Kevin J. Hafer, the Chief Executive Officer and a director of the Company, and Britannia Holdings Limited ("Britannia"), a major shareholder of the Company, entered into a Shareholders' Agreement pursuant to which, among other things, the TA Group was granted certain preemptive rights, co-sale rights and rights of refusal on transfers of shares by the other shareholder parties, and the Company granted the TA Group certain registration rights pursuant to a Registration Rights Agreement. See "Description of Capital Stock--Registration Rights." The Shareholders' Agreement terminated by its terms upon consummation of the IPO.

    In connection with the Leveraged Recapitalization, the Company redeemed from Britannia 4.0 million shares of Common Stock for an aggregate price of approximately $22.5 million, consisting of cash in the amount of $12.5 million and the Class B Subordinated Promissory Note in the aggregate principal amount of $10.0 million. The Class B Subordinated Promissory Note issued to Britannia provided for the quarterly payment of interest at 7% per annum and the repayment of the principal amount and any accrued and unpaid interest on the consummation of the IPO. Of the approximately $12.5 million payable to Britannia, $2.5 million was placed in escrow by the Company to secure certain representations and warranties made to the TA Group by the Company, Sterling Crum, the Company's founder and a director, and Britannia in connection with the Leveraged Recapitalization. This escrow arrangement expired on the 30th day after audited financial statements for the year ended December 31, 1996 were provided to the TA Group.

    Simultaneously with the Leveraged Recapitalization, Mr. Crum entered into an S Corporation Indemnification Agreement with the Company indemnifying the Company from and against any federal or state income tax liability resulting from the Company's failure to qualify as an S Corporation under Internal Revenue Code Section 1361(a)(1) for any taxable year ending or prior to October 31, 1995, the date on which the Company's status as an S Corporation was terminated.

    In connection with the Leveraged Recapitalization, Kevin J. Hafer, the Company's President and Chief Executive Officer, entered into an Employment Agreement with the Company for calendar year 1996, subject to automatic one-year renewals thereafter. Pursuant to the Employment Agreement, Mr. Hafer received, among other things, 200,000 shares of nonvoting Series B Redeemable Preferred Stock. In December 1996, the Employment Agreement was amended so that the Series B Redeemable Preferred Stock vested in Mr. Hafer on January 1, 1997, and the Company was obligated to redeem 80,000 of such shares on January 1, 1997 for $5.00 per share and to redeem the remaining 120,000 shares for $5.00 per share upon consummation of the IPO. All of the shares of Series B Redeemable Preferred Stock were redeemed in accordance with the Employment Agreement, as amended. See "Management--Employment Agreement."

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth as of June 27, 1997, and as adjusted to reflect the sale by the Company of the shares of Common Stock offered hereby, certain information with respect to the ownership of the Common Stock of the Company by (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, (ii) each director of the Company, (iii) each of the Company's executive officers named under "Management-- Executive Officers and Directors," (iv) all executive officers and directors of the Company as a group and (v) each Selling Shareholder. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to such shares, subject to community property laws, where applicable.


                                                    SHARES BENEFICIALLY OWNED               SHARES BENEFICIALLY OWNED
                                                      PRIOR TO THE OFFERING     NUMBER OF      AFTER THE OFFERING
                                                    --------------------------    SHARES    -------------------------
NAME OF BENEFICIAL OWNER(1)                           SHARES      PERCENTAGE     OFFERED      SHARES     PERCENTAGE
--------------------------------------------------  -----------  -------------  ----------  ----------  -------------
TA Group(2) ......................................    3,769,000         31.0%    1,331,500   2,437,500         18.2%
  c/o TA Associates, Inc.
  125 High Street
  High Street Tower, Suite 2500
  Boston, MA 02110
Sterling Crum(3)..................................    3,617,500         29.7     1,331,500   2,286,000         17.0
Britannia Holdings Limited(4) ....................    2,574,000         21.2     1,331,500   1,242,500          9.3
  P.O. Box 556
  Main Street
  Charleston, Nevis
Crum Family Trust dated 8/18/93,
Sterling Crum and Jane E. Crum,
Trustors and/or Trustees .........................    1,043,500          8.6                 1,043,500          7.8
  c/o Sterling Crum
Kevin J. Hafer....................................      331,844          2.7        72,000     259,844          1.9
Christopher L. Sirianni(5)........................       66,000        *            15,000      51,000        *
Douglas A. Bevis(6)...............................       26,150        *                        26,150        *
Jeffrey T. Chambers(7)............................       16,740        *             1,675      15,065        *
William McAleer...................................       12,000        *                        12,000        *
Edwin L. Harper...................................       12,000        *                        12,000        *
All directors and executive officers as a group (7
  persons)(8).....................................    4,082,234         33.5%    1,420,175   2,662,059         19.8%


------------------------

 * Less than 1%.

(1) Except as set forth herein the address of the directors and executive officers set forth in the table is the address of the Company appearing elsewhere in this Prospectus.

(2) Includes (i) 2,262,319 shares of Common Stock owned by Advent VII L.P., (ii) 1,240,981 shares of Common Stock owned by Advent Atlantic and Pacific II L.P., (iii) 226,238 shares of Common Stock owned by Advent New York L.P. and
    (iv) 39,462 shares of Common Stock owned by TA Venture Investors Limited Partnership. Advent VII L.P., Advent Atlantic and Pacific II L.P., Advent New York L.P. and TA Venture Investors Limited Partnership are part of an affiliated group of investment partnerships referred to, collectively, as the TA Group. The general partner of Advent VII L.P. is TA Associates VII L.P. The general partner of Advent Atlantic and Pacific II L.P. is TA Associates AAP II Partners L.P. The general partner of Advent New York L.P. is TA Associates VI L.P. The general partner of each of TA Associates VII L.P., TA Associates AAP II Partners L.P. and TA Associates VI L.P. is TA Associates, Inc. In such capacity, TA Associates, Inc. exercises sole voting and investment power with respect to all of the shares held of record by the named investment partnerships, with the exception of those shares held by TA Venture Investors Limited Partnership; individually, no stockholder, director or officer of TA Associates, Inc. is deemed to have or share such voting or investment power. Principals and employees of TA Associates, Inc. (including Mr. Chambers, a director of the Company) comprise the general partners of TA Venture Investors Limited Partnership. In such capacity, Mr. Chambers may be deemed to share voting and investment power with respect to the 39,462 shares of Common Stock held of record by TA Venture Investors Limited Partnership. Mr. Chambers disclaims beneficial ownership of such shares, except to the extent of the 4,740 shares as to which he holds a pecuniary interest. If the Underwriters' over-allotment option is exercised in full, collectively the TA Group will sell 300,000 additional shares of Common Stock and after this offering will beneficially own 2,137,500 shares or 15.9% of the total number of shares of Common Stock outstanding.


(3) Includes 2,574,000 shares beneficially owned by Britannia Holdings Limited, whose sole shareholder is The Duvall Trust, an irrevocable trust for the benefit of Mr. Crum and certain members of his family. Mr. Crum disclaims beneficial ownership with respect to all of such 2,574,000 shares. Also includes 1,043,500 shares beneficially owned by the Crum Family Trust, a revocable trust for the benefit of Mr. Crum and certain members of his family.


(4) If the Underwriters' over-allotment option is exercised in full, Britannia will sell 300,000 additional shares of Common Stock and after this offering will beneficially own 942,500 shares or 7.0% of the total number of shares of Common Stock outstanding.


(5) Includes 11,576 shares of Common Stock issuable upon exercise of stock options currently exercisable at $0.18375 per share.

(6) Includes 2 shares of Common Stock issuable upon exercise of stock options currently exercisable at $0.18375 per share.


(7) Includes 12,000 shares of Common Stock issuable upon exercise of stock options currently exercisable at $0.18375 per share and 4,740 shares beneficially owned by Mr. Chambers through TA Venture Investors Limited Partnership, of which the 4,740 shares beneficially owned by Mr. Chambers through TA Venture Investors Limited Partnership are included in the 3,769,000 shares described in Note (2) above. Does not include any shares beneficially owned by Advent VII L.P., Advent Atlantic and Pacific II L.P. or Advent New York L.P., of which Mr. Chambers disclaims beneficial ownership. If the Underwriters' over-allotment option is exercised in full, TA Venture Investors Limited Partnership will sell 3,141 shares of Common Stock, and after this offering Mr. Chambers will beneficially own 14,688 shares or 0.1% of the total number of shares of Common Stock outstanding.



(8) Includes 23,578 shares of Common Stock issuable upon exercise of stock options currently exercisable at $0.18375 per share. Also includes 2,574,000 shares held by Britannia, 1,043,500 shares held by the Crum Family Trust and 4,740 shares held by TA Venture Investors Limited Partnership. See Notes
    (2), (3), (5), (6) and (7) above. If the Underwriters' over-allotment option is exercised in full, all directors and executive officers of the Company as a group will beneficially own 2,586,682 shares or 19.3% of the total number of shares of Common Stock outstanding after this offering.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, no par value, and 1,000,000 shares of Preferred Stock, no par value.

COMMON STOCK


    As of June 27, 1997, there were 12,163,328 shares of Common Stock outstanding and held of record by 37 shareholders. Based upon such number of shares deemed outstanding as of that date and giving effect to the issuance of the 1,250,000 shares of Common Stock offered by the Company hereby, there will be 13,413,328 shares outstanding upon the consummation of this offering.


    Holders of Common Stock are entitled to one vote for each share held of record on all matters to be submitted to a vote of the shareholders and do not have cumulative voting rights. Subject to the preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of the Company out of funds legally available therefor. All outstanding shares of Common Stock are, and the shares to be sold in the offering when issued and paid for will be, fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after payment or provision for payment of all of the Company's debts and obligations and liquidation payments to holders of outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK

    The Board of Directors is authorized, subject to certain limitations prescribed by law, without further shareholder approval, to issue from time to time up to 1,000,000 shares of Preferred Stock in one or more series. Each series of Preferred Stock shall have such designations, preferences, powers and relative, participating, optional or other special rights and the qualifications or restrictions thereof as the Board of Directors shall determine. The preferences, powers, rights and restrictions of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or affect adversely the rights and powers, including voting rights, of the holders of Common Stock, and may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan or intent to issue any shares of Preferred Stock. Upon consummation of this offering, there will be no shares of Preferred Stock outstanding.

REGISTRATION RIGHTS


    After October 19, 1997, the holders ("Holders") of an aggregate of approximately 2,437,500 shares of Common Stock (2,362,500 shares if the Underwriters' over-allotment option is exercised in full) (the "Registrable Shares") are entitled to certain rights with respect to the registration of such shares for offer and sale to the public under the Securities Act. Under these provisions, the Holders of at least 40% of the Registrable Shares may request that the Company file up to two registration statements under the Securities Act with respect to such shares. Upon receipt of such a request, the Company is required to notify all other Holders and to use all reasonable efforts to effect such registration, subject to certain conditions. In addition, upon the request of holders of at least 20% of the Registrable Shares, the Company may be required to effect an unlimited number of registrations on Form S-3. Further, whenever the Company proposes to register any of its securities under the Securities Act for its own account or for the account of other security holders, the Company is required to notify each Holder of the proposed registration and include all Registrable Shares which such Holder may request to be included in such registration, subject to certain limitations. Generally, the Company is required to bear all expenses (except underwriting discounts, selling commissions and stock transfer taxes) of all registrations.

ANTITAKEOVER PROVISIONS

    STATUTORY PROVISIONS. Washington law contains certain provisions that may have the effect of delaying, deterring or preventing a change in control of the Company. Chapter 23B.17 of the Washington Business Corporation Act (the "WBCA") prohibits, subject to certain exceptions, a merger, sale of assets or liquidation of the Company involving an "interested shareholder" (defined as a person who owns beneficially 20% or more of the Company's voting securities) unless the transaction is determined to be at a "fair price" or otherwise approved by a majority of the Company's disinterested directors or is approved by holders of two-thirds of the Company's outstanding voting securities, other than those held by the interested shareholder. A Washington corporation may, in its articles of incorporation, exempt itself from coverage of this provision, but the Company has not done so. In addition, Chapter 23B.19 of the WBCA prohibits the Company, with certain exceptions, from engaging in certain significant business transactions with an "acquiring person" (defined as a person who acquires 10% or more of the Company's voting securities without the prior approval of the Company's Board of Directors) for a period of five years after such acquisition. If the Company moves its principal executive offices outside Washington State or if neither a majority nor 1,000 of the Company's employees are residents of Washington State, the protections afforded by Chapter 23B.19 would no longer be available. The prohibited transactions include, among others, a merger with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, or otherwise allowing the acquiring person to receive any disproportionate benefit as a shareholder. The Leveraged Recapitalization pursuant to which the TA Group became a greater-than-10% shareholder was approved by the Company's Board of Directors, and as a result the TA Group is not considered an "acquiring person" for purposes of Chapter 23B.19. The Company may not exempt itself from coverage of this statute. These statutory provisions may have the effect of delaying, deterring or preventing a change in control of the Company.

    ARTICLES OF INCORPORATION AND BYLAW PROVISIONS. The Company's Amended and Restated Articles of Incorporation authorize the Board of Directors to issue up to 1,000,000 shares of Preferred Stock with such rights and preferences as the Board of Directors may determine. The issuance of such shares may have the effect of delaying, deterring or preventing a change in control of the Company. See "--Preferred Stock."

    The Amended and Restated Articles of Incorporation provide that holders of the Company's voting securities are not entitled to cumulate votes in the election of directors. As a result, holders of a majority of the Company's voting securities may elect the entire Board of Directors, subject to the voting rights of holders of Preferred Stock. See "--Common Stock."

    In addition, the Company's Amended and Restated Bylaws provide that shareholders may not raise new matters or nominate directors at a meeting of shareholders unless certain advance notice requirements are satisfied.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company's Common Stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of the offering, the Company will have 13,413,328 shares of Common Stock outstanding. Of these shares, 4,200,829 shares are currently traded or available for sale in the open market, and all of the 4,000,000 shares sold in the offering (4,600,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act, unless acquired by an "affiliate" of the Company as that term is defined in Rule 144 ("Rule 144") under the Securities Act, which shares will then be subject to the resale limitations of Rule 144 described below. The remaining 5,212,499 shares (4,612,499 shares if the Underwriters' over-allotment option is exercised in full) will be "restricted securities" within the meaning of Rule 144 (the "Restricted Shares"). The holders of an aggregate of 7,211,516 Restricted Shares and 1,383 shares that are otherwise available for sale in the public market, including all of the Selling Shareholders and the Company's directors, officers, certain employees and major shareholders, have agreed pursuant to certain lock-up agreements entered into in connection with this offering not to sell their shares without the consent of Montgomery Securities until October 20, 1997, except that certain of these holders may sell an aggregate amount of up to 30,000 shares on or after August 19, 1997. All of such shares will become eligible for sale in the public market after expiration of these lock-up agreements, subject in the case of the Restricted Shares to the provisions of Rule 144. In addition, after such time the holders of 2,437,500 shares of Common Stock (2,362,500 shares if the Underwriters' over allotment option is exercised in full) may require that a portion of such shares be registered under the Securities Act. See "Description of Capital Stock--Registration Rights."



    In general, under Rule 144 as currently in effect, a shareholder who has beneficially owned for at least one year shares privately acquired directly or indirectly from the Company or from an affiliate of the Company, and persons who are affiliates of the Company who have acquired the shares in registered transactions, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) 1% of the outstanding shares of the Common Stock (approximately 134,133 shares immediately after completion of the offering); or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements relating to the manner and notice of sale and the availability of current public information about the Company.


    The Company also has agreed with the Underwriters not to offer, sell or otherwise dispose of any shares of Common Stock or securities convertible into or exercisable or exchangeable for such shares until October 20, 1997 without the prior written consent of Montgomery Securities, except that the Company, without such consent, may grant options or issue stock upon exercise of new or outstanding options pursuant to the Employee Stock Plan.

    The Company has reserved 2,161,760 shares of Common Stock for issuance under the Employee Stock Plan and 250,000 shares of Common Stock for issuance under the Employee Stock Purchase Plan. Shares issued under the Employee Stock Plan and the Employee Stock Purchase Plan are freely tradeable without restriction or further registration under the Securities Act, unless acquired by affiliates of the Company.

                                  UNDERWRITING

    Montgomery Securities, Dain Bosworth Incorporated and Cowen & Company (the "Underwriters") have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement (the "Underwriting Agreement") by and among the Company, the Selling Shareholders and the Underwriters, to purchase from the Company and the Selling Shareholders the number of shares of Common Stock indicated below opposite their respective names, at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of such shares of Common Stock, if any are purchased.


                                                                                               NUMBER
UNDERWRITERS                                                                                 OF SHARES
-------------------------------------------------------------------------------------------  ----------
Montgomery Securities......................................................................
Dain Bosworth Incorporated.................................................................
Cowen & Company............................................................................
                                                                                             ----------
      Total................................................................................   4,000,000
                                                                                             ----------
                                                                                             ----------


    The Underwriters have advised the Company and the Selling Shareholders that the Underwriters propose initially to offer the shares of Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to selected dealers a concession of not more than $
per share, and the Underwriters may allow, and such dealers may reallow, a
concession of not more than $      per share to certain other dealers. After
this offering, the offering price and other selling terms may be changed by the Underwriters. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.


    Certain Selling Shareholders have granted the Underwriters an option exercisable during the 30-day period after the date of this Prospectus to purchase up to a maximum of 600,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial 4,000,000 shares to be purchased by the Underwriters. To the extent that the Underwriters exercise this over-allotment option, the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table.



    The Company, the Selling Shareholders and the Company's directors, executive officers, certain employees and major shareholders have agreed that, until October 20, 1997, they will not, without the prior written consent of Montgomery Securities, offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for any shares of Common Stock, except that the Company, without such consent, may grant options or issue stock upon exercise of new or outstanding options pursuant to the Employee Stock Plan and issue stock pursuant to the Employee Stock Purchase Plan and except that certain employees may sell an aggregate amount of up to 30,000 shares on or after August 19, 1997.


    The Underwriting Agreement provides that the Company and the Selling Shareholders will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or will contribute to payments the Underwriters may be required to make in respect thereof.

    Montgomery Securities and Dain Bosworth Incorporated were the representatives of the several underwriters in the Company's initial public offering of 3,500,000 shares of Common Stock in February 1997, for which they received customary underwriting discounts and commissions.

    Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock. If the Underwriters create a short position in the Common Stock in connection with the offering, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Underwriters may reduce that short position by purchasing Common Stock in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. The Underwriters may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Underwriters purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it discourages resales of the security. Neither the Company nor any of the Underwriters makes any representation or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    The Underwriters have advised the Company that the Underwriters and dealers may engage in passive market making transactions in the Common Stock in accordance with rules promulgated by the Commission. In general, a passive market maker may not bid for or purchase the Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Common Stock during a specified two-month prior period or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. Underwriters and dealers are not required to engage in passive market making and may discontinue such activities at any time.

                                 LEGAL MATTERS


    The validity of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Shareholders by Davis Wright Tremaine LLP, Seattle, Washington. Certain legal matters relating to this offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Samuel F. Saracino, a partner in Davis Wright Tremaine LLP, owns 2,000 shares of Common Stock.


                                    EXPERTS

    The balance sheets as of December 31, 1995 and 1996 and the statements of operations, changes in shareholders' equity (deficit) and cash flows for the years ended December 31, 1994, 1995 and 1996 included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed a registration statement on Form SB-2 (together with any amendments thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act with respect to the Common Stock. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. This Prospectus contains summaries of the material terms and provisions of certain documents and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such summary is qualified in its entirety by such reference.

    The Registration Statement (including the exhibits and schedules thereto) and the periodic reports and other information filed by the Company with the Commission may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York, and Chicago, Illinois, at prescribed rates. The Registration Statement and such exhibits and schedules are also available at the Commission's Web site (http://www.sec.gov).

                             AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied (at prescribed rates) at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as the New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048, and the Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. In addition, the Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. Quotations relating to the Company's Common Stock appear on the Nasdaq National Market, and such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                            APEX PC SOLUTIONS, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                          PAGE
                                                                                                      ------------
Report of Independent Accountants...................................................................      F-2

Financial Statements:

  Balance Sheets....................................................................................      F-3

  Statements of Operations..........................................................................      F-4

  Statement of Changes in Shareholders' Equity (Deficit)............................................      F-5

  Statements of Cash Flows..........................................................................      F-6

  Notes to Financial Statements.....................................................................   F-7 - F-20

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
Apex PC Solutions, Inc.

    We have audited the accompanying balance sheets of Apex PC Solutions, Inc. (the "Company") as of December 31, 1995 and 1996 and the related statements of operations, changes in shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Apex PC Solutions, Inc. as of December 31, 1995 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

Seattle, Washington
January 17, 1997,

except for note 14, as to which
the date is July 10, 1997

                            APEX PC SOLUTIONS, INC.

                                 BALANCE SHEETS

                                                                                 DECEMBER 31
                                                                           ------------------------
                                                                              1995         1996
                                                                           -----------  -----------   JUNE 27,
                                                                                                        1997
                                                                                                     -----------
                                                                                                     (UNAUDITED)
                                              ASSETS
Current assets:
  Cash and cash equivalents..............................................  $ 2,676,290  $ 2,118,887  $ 7,956,172
  Accounts receivable, net of allowance for doubtful accounts............    4,499,404    6,170,193    6,983,029
  Inventories............................................................    1,257,772    1,653,011    2,393,250
  Prepaid expenses.......................................................      124,047      130,218      382,695
  Deferred tax assets....................................................       60,000      800,700      519,320
                                                                           -----------  -----------  -----------
    Total current assets.................................................    8,617,513   10,873,009   18,234,466
                                                                           -----------  -----------  -----------
Property and equipment, at cost:
  Leasehold improvements.................................................      --             4,677       12,239
  Furniture and office equipment.........................................      125,846      273,831      359,030
  Computer and other equipment...........................................      159,330      380,334      556,480
                                                                           -----------  -----------  -----------
                                                                               285,176      658,842      927,749
  Less accumulated depreciation..........................................       86,089      195,959      283,812
                                                                           -----------  -----------  -----------
                                                                               199,087      462,883      643,937
                                                                           -----------  -----------  -----------
Other assets.............................................................      231,400      617,255       17,672
                                                                           -----------  -----------  -----------
Total assets.............................................................  $ 9,048,000  $11,953,147  $18,896,075
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------

                          LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of long-term debt......................................  $   674,125  $   504,349  $   --
  Accounts payable.......................................................      930,265      530,525    1,206,589
  Accrued wages and commissions..........................................    1,739,703      554,352      525,166
  Accrued warranty costs.................................................      --           630,000      745,000
  Other accrued expenses.................................................      343,337      282,040      546,175
  Deferred revenue.......................................................      280,302      --           --
                                                                           -----------  -----------  -----------
    Total current liabilities............................................    3,967,732    2,501,266    3,022,930
  Subordinated debt......................................................   20,000,000   20,000,000      --
  Long-term debt, less current portion...................................    5,614,988    5,110,549      --
  Deferred taxes.........................................................        8,000       16,500       21,250
                                                                           -----------  -----------  -----------
  Total liabilities......................................................   29,590,720   27,628,315    3,044,180
                                                                           -----------  -----------  -----------
Commitments and contingencies
  Preferred stock, Series A redeemable and convertible, no par value,
    300,000 shares authorized, issued and outstanding at December 31,
    1995 and 1996........................................................    2,205,000    2,205,000      --
  Preferred stock, Series B redeemable, no par value; 200,000 shares
    authorized, issued and outstanding at December 31, 1995 and 1996.....    1,000,000    1,000,000      --
                                                                           -----------  -----------  -----------
Shareholders' equity (deficit):
  Preferred stock, 100,000 shares authorized at December 31, 1995 and
  1996 and 1,000,000 shares authorized at June 27, 1997; no shares issued
  and outstanding........................................................      --           --           --
  Common stock, no par value; 10,000,000 shares authorized at December
  31, 1995 and 1996 and 100,000,000 authorized at July 27, 1997;
  5,600,000, 6,260,016 and 12,163,328 shares issued and outstanding......      295,000      648,260   31,526,508
  Deferred compensation..................................................   (1,000,000)     (93,431)    (180,581)
  Accumulated deficit....................................................  (23,042,720) (19,434,997) (15,494,032)
                                                                           -----------  -----------  -----------
  Total shareholders' equity (deficit)...................................  (23,747,720) (18,880,168)  15,851,895
                                                                           -----------  -----------  -----------
  Total liabilities and shareholders' equity (deficit)...................  $ 9,048,000  $11,953,147  $18,896,075
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------

   The accompanying notes are an integral part of these financial statements.

                            APEX PC SOLUTIONS, INC.
                            STATEMENTS OF OPERATIONS

                                                                                          SIX MONTHS ENDED
                                                                                    ----------------------------
                                                 YEAR ENDED DECEMBER 31,              JUNE 30,       JUNE 27,
                                        ------------------------------------------      1996           1997
                                            1994          1995           1996        (UNAUDITED)    (UNAUDITED)
                                        ------------  -------------  -------------  -------------  -------------
Net sales.............................  $  7,310,565  $  19,670,619  $  33,621,936  $  14,001,937  $  23,681,366
Cost of sales.........................     4,493,275     10,635,672     19,238,965      8,343,392     12,991,830
                                        ------------  -------------  -------------  -------------  -------------
    Gross profit......................     2,817,290      9,034,947     14,382,971      5,658,545     10,689,536
                                        ------------  -------------  -------------  -------------  -------------
Research and development..............       277,878        913,027        965,030        463,622        935,986
Sales and marketing...................       370,264      1,631,075      2,481,356      1,117,036      1,876,528
General and administrative............     1,235,657      2,753,763      3,608,897        931,175      1,703,320
                                        ------------  -------------  -------------  -------------  -------------
    Total operating expenses..........     1,883,799      5,297,865      7,055,283      2,511,833      4,515,834
                                        ------------  -------------  -------------  -------------  -------------
    Income from operations............       933,491      3,737,082      7,327,688      3,146,712      6,173,702
Interest income (expense), net........         7,023       (186,302)    (1,859,170)      (946,875)      (123,344)
Other income..........................       --            --             --             --              146,324
                                        ------------  -------------  -------------  -------------  -------------
Income from continuing operations
  before income taxes and
  extraordinary item..................       940,514      3,550,780      5,468,518      2,199,837      6,196,682
Benefit (provision) for income
  taxes...............................       --              52,000     (1,860,795)      (748,185)    (2,114,954)
                                        ------------  -------------  -------------  -------------  -------------
Income from continuing operations
  before extraordinary item...........       940,514      3,602,780      3,607,723      1,451,652      4,081,728
Extraordinary item--loss on early
  extinguishment of debt, net of
  $72,513 of income taxes.............       --            --             --             --             (140,763)
Income from discontinued service
  operations..........................       601,064       --             --             --             --
                                        ------------  -------------  -------------  -------------  -------------
    Net income........................  $  1,541,578  $   3,602,780  $   3,607,723  $   1,451,652  $   3,940,965
                                        ------------  -------------  -------------  -------------  -------------
                                        ------------  -------------  -------------  -------------  -------------
Pro forma data (Note 1):
  Historical income before taxes......  $  1,541,578  $   3,550,780  $   5,468,518  $   2,199,837  $   5,983,406
  Provision for income taxes (pro
    forma through 1995)...............       524,137      1,207,265      1,860,795        748,185      2,042,441
                                        ------------  -------------  -------------  -------------  -------------
  Net income (pro forma through
    1995).............................  $  1,017,441  $   2,343,515  $   3,607,723  $   1,451,652  $   3,940,965
                                        ------------  -------------  -------------  -------------  -------------
                                        ------------  -------------  -------------  -------------  -------------
  Pro forma per share amounts:
    Income before extraordinary
      item............................                $        0.20  $        0.40  $        0.16  $        0.34
    Extraordinary item................                     --             --             --                (0.01)
                                                      -------------  -------------  -------------  -------------
    Pro forma income per share........                $        0.20  $        0.40  $        0.16  $        0.33
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------
  Weighted average shares used in
    computing pro forma per share
    amounts...........................                   11,491,932      9,091,932      9,091,932     11,839,388
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                            APEX PC SOLUTIONS, INC.
             STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

                                                    COMMON STOCK                            RETAINED
                                             ---------------------------    DEFERRED        EARNINGS
                                                SHARES        AMOUNT      COMPENSATION     (DEFICIT)         TOTAL
                                             ------------  -------------  -------------  --------------  --------------
Balances, January 1, 1994..................     8,000,000        586,075       --               371,108         957,183
Net income.................................       --            --             --             1,541,578       1,541,578
Distribution to shareholder................       --            --             --            (1,037,124)     (1,037,124)
                                             ------------  -------------  -------------  --------------  --------------
Balances, December 31, 1994................     8,000,000        586,075       --               875,562       1,461,637
Net income.................................       --            --             --             3,602,780       3,602,780
Distributions (cash and notes) to
  shareholder..............................       --            (585,075)      --            (5,022,062)     (5,607,137)
Deferred compensation related to issuance
  of Series B redeemable preferred stock...       --            --          (1,000,000)        --            (1,000,000)
Issuance of common stock...................     1,600,000        294,000       --              --               294,000
Redemption of common stock.................    (4,000,000)      --             --           (22,499,000)    (22,499,000)
                                             ------------  -------------  -------------  --------------  --------------
Balances, December 31, 1995................     5,600,000        295,000    (1,000,000)     (23,042,720)    (23,747,720)
Net income.................................       --            --             --             3,607,723       3,607,723
Issuance of common stock options...........       --             170,574      (170,574)        --              --
Tax benefit of common stock options
  exercised................................       --              56,002       --              --                56,002
Exercise of common stock options...........       660,016        126,684       --              --               126,684
Amortization of deferred
  compensation.............................       --            --           1,077,143         --             1,077,143
                                             ------------  -------------  -------------  --------------  --------------
Balances, December 31, 1996................     6,260,016        648,260       (93,431)     (19,434,997)    (18,880,168)
Net income (unaudited).....................       --            --             --             3,940,965       3,940,965
Proceeds from initial public offering of
  common stock.............................     3,500,000     28,550,762       --              --            28,550,762
Proceeds from issuance of common stock to
  employee stock purchase plan.............         3,312         22,886       --              --                22,886
Conversion of Series A redeemable and
  convertible preferred stock to common
  stock....................................     2,400,000      2,205,000       --              --             2,205,000
Deferred compensation related to issuance
  of stock options.........................       --              99,600       (99,600)        --              --
Amortization of deferred compensation......       --            --              12,450         --                12,450
                                             ------------  -------------  -------------  --------------  --------------
Balances, June 27, 1997 (unaudited)........    12,163,328  $  31,526,508   $  (180,581)  $  (15,494,032) $   15,851,895
                                             ------------  -------------  -------------  --------------  --------------
                                             ------------  -------------  -------------  --------------  --------------

   The accompanying notes are an integral part of these financial statements.

                            APEX PC SOLUTIONS, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                               SIX MONTHS ENDED
                                                                                           ------------------------
                                                             YEARS ENDED DECEMBER 31,       JUNE 30,     JUNE 27,
                                                         --------------------------------     1996         1997
                                                           1994        1995       1996     (UNAUDITED)  (UNAUDITED)
                                                         ---------  ----------  ---------  -----------  -----------
Cash flows from operating activities:
  Net income...........................................  $1,541,578 $3,602,780  $3,607,723  $1,451,652  $ 3,940,965
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization......................     43,530      60,288    154,225      71,658        94,239
    Amortization of deferred compensation..............     --          --      1,077,143      83,334        12,450
    Loss on disposal of equipment......................      2,583      10,614     --          --           --
    Deferred taxes.....................................     --         (52,000)  (732,200)   (104,000)      286,130
    Tax benefit of common stock options exercised......     --          --         56,002      --           --
    Provision for obsolete and slow moving inventory...     --          --        215,000      --           --
    Provision for doubtful accounts....................     --          30,000    305,893      --           --
    Extraordinary item--loss on early extinguishment of
      debt.............................................     --          --         --          --           213,276
    Changes in:
      Accounts receivable..............................   (163,136) (3,052,603) (1,976,682)    995,591     (812,836)
      Inventories......................................   (197,083)   (919,748)  (610,239)   (130,181)     (740,239)
      Prepaid expenses.................................    (45,346)    (71,579)    (6,171)     36,808      (252,477)
      Other assets.....................................     --         (10,922)   (69,231)     --            63,942
      Accounts payable.................................    294,061     543,079   (399,740)   (313,195)      676,064
      Accrued wages and commissions....................     19,796   1,592,713  (1,185,351) (1,504,534)     (29,186)
      Accrued warranty costs...........................     --          --        630,000     240,000       115,000
      Other accrued expenses...........................    (52,495)    226,028    (61,297)    222,702       264,135
      Deferred revenue.................................     --         280,302   (280,302)   (280,302)      --
                                                         ---------  ----------  ---------  -----------  -----------
        Total adjustments..............................    (98,090) (1,363,828) (2,882,950)   (682,119)    (109,502)
                                                         ---------  ----------  ---------  -----------  -----------
        Net cash provided by operating activities......  1,443,488   2,238,952    724,773     769,533     3,831,463
                                                         ---------  ----------  ---------  -----------  -----------
Cash flows from investing activities:
  Proceeds from sale of equipment......................      1,839      --         --          --           --
  Purchases of equipment...............................    (25,718)   (166,217)  (373,666)   (231,141)     (268,907)
                                                         ---------  ----------  ---------  -----------  -----------
        Net cash used in investing activities..........    (23,879)   (166,217)  (373,666)   (231,141)     (268,907)
                                                         ---------  ----------  ---------  -----------  -----------
Cash flows from financing activities:
  Distributions paid...................................   (792,279)   (992,815)    --          --           --
  Principal payments on notes to shareholder...........   (249,845) (4,569,322)  (270,000)   (270,000)      --
  Proceeds from the issuance of long-term debt.........     --      16,000,000     --          --           --
  Repayments of long-term debt.........................     --          (1,347)  (404,215)     (2,074)  (25,614,898)
  Payment of loan fees.................................     --        (220,478)   (45,000)    (45,000)      --
  Proceeds from issuance of Series A redeemable and
    convertible preferred stock........................     --       2,205,000     --          --           --
  Proceeds from initial public offering of common
    stock..............................................     --          --         --          --        28,866,741
  Proceeds from issuance of common stock and exercise
    of common stock options............................     --         294,000    126,684       9,508        22,886
  Payment of deferred offering costs...................     --          --       (315,979)     --           --
  Redemption of Series B redeemable preferred stock....     --          --         --          --        (1,000,000)
  Redemption of common stock...........................     --      (12,499,000)    --         --           --
                                                         ---------  ----------  ---------  -----------  -----------
        Net cash provided by (used in) financing
          activities...................................  (1,042,124)    216,038  (908,510)   (307,566)    2,274,729
                                                         ---------  ----------  ---------  -----------  -----------
Net increase (decrease) in cash and cash equivalents...    377,485   2,288,773   (557,403)    230,826     5,837,285
Cash and cash equivalents at beginning of period.......     10,032     387,517  2,676,290   2,676,290     2,118,887
                                                         ---------  ----------  ---------  -----------  -----------
Cash and cash equivalents at end of period.............  $ 387,517  $2,676,290  $2,118,887  $2,907,116  $ 7,956,172
                                                         ---------  ----------  ---------  -----------  -----------
                                                         ---------  ----------  ---------  -----------  -----------
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest...............  $  23,295  $  186,817  $1,912,583  $ 956,018   $   328,854
                                                         ---------  ----------  ---------  -----------  -----------
                                                         ---------  ----------  ---------  -----------  -----------
  Cash paid for Federal income taxes...................  $  --      $   --      $2,531,962  $ 763,375   $ 1,760,000
                                                         ---------  ----------  ---------  -----------  -----------
                                                         ---------  ----------  ---------  -----------  -----------
  Equipment obtained through capital lease.............  $  --      $   20,460  $  --       $  --       $   --
                                                         ---------  ----------  ---------  -----------  -----------
                                                         ---------  ----------  ---------  -----------  -----------
  Distributions to shareholder evidenced by notes
    payable............................................  $ 244,845  $4,614,322  $  --       $  --       $   --
                                                         ---------  ----------  ---------  -----------  -----------
                                                         ---------  ----------  ---------  -----------  -----------
  Redemption of common stock evidenced by note
    payable............................................  $  --      $10,000,000 $  --       $  --       $   --
                                                         ---------  ----------  ---------  -----------  -----------
                                                         ---------  ----------  ---------  -----------  -----------
  Conversion of Series A preferred stock to common
    stock..............................................  $  --      $   --      $  --       $  --       $ 2,205,000
                                                         ---------  ----------  ---------  -----------  -----------
                                                         ---------  ----------  ---------  -----------  -----------

   The accompanying notes are an integral part of these financial statements.

                            APEX PC SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

  (INFORMATION AS OF JUNE 27, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                        AND JUNE 27, 1997 IS UNAUDITED)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    THE COMPANY

    Apex PC Solutions, Inc. (the "Company") was incorporated in December 1992. Through January of 1993, the Company operated as a division of another entity owned by the Company's shareholder. In February 1993, $586,075 in net assets were spun off from the related entity and represent the Company's initial capitalization. The predecessor bases of assets and liabilities contributed in the initial capitalization and recorded as contributed capital (common stock) were as follows:

Cash.............................................................  $ 131,200
Accounts receivable..............................................    410,340
Inventories......................................................    165,938
Plant and equipment..............................................     68,044
Accounts payable.................................................   (143,472)
Accrued liabilities..............................................    (45,975)
                                                                   ---------
                                                                   $ 586,075
                                                                   ---------
                                                                   ---------

    The Company designs, manufactures and markets stand-alone switching systems and integrated server cabinet solutions for the client/server computing market. The Company's switching systems enable client/ server network administrators to manage multiple servers from a single keyboard, monitor and mouse configuration, facilitating more efficient network management and administration. The Company purchases material component parts for the manufacture of switching systems and integrated server cabinets from domestic suppliers, and generally contracts with third parties for the subassembly of products.

    RECAPITALIZATION OF THE COMPANY

    During 1995, the Company was recapitalized through a series of transactions whereby a portion of the interest of one of its shareholders was redeemed for cash and a note. Concurrently, new shareholders purchased shares of common and preferred stock and provided additional financing to the Company. Immediately prior to the recapitalization, the Company declared dividends to the shareholder of $992,815 (including redemption of common stock with a basis of $585,075). The significant components of the leveraged recapitalization were as follows:

        The Company split its common stock 1000 shares for 1.

        A shareholder of the Company received $4,569,322 from the Company for repayments of existing notes.

        The Company redeemed 4,000,000 shares (adjusted for all stock splits) from a shareholder through payment of $12,499,000 in cash and issuance of a $10,000,000 subordinated note ("Class B Subordinated Promissory Note").

        The Company issued 1,600,000 shares (adjusted for all stock splits) of common stock and 300,000 shares of Series A Redeemable and Convertible Preferred Stock for $294,000 and $2,205,000,

                            APEX PC SOLUTIONS, INC.

  (INFORMATION AS OF JUNE 27, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                        AND JUNE 27, 1997 IS UNAUDITED)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED: respectively, to a group of investors. At the same time, the investors loaned the Company $10,000,000 evidenced by Class A Subordinated Notes.

        The Company issued 200,000 shares of Series B Redeemable Preferred Stock to an officer of the Company.

    The new investors did not acquire substantially all of the shares representing voting interests of the Company. The voting interests of new investors represented 50% of the voting interests of the Company after the leveraged capitalization. Accordingly, the transaction has been recorded as a recapitalization with amounts distributed to the selling shareholder recorded as charges to shareholders' equity (deficit). The transaction did not result in a new basis of accounting for the assets and liabilities of the Company because it would not have been appropriate under EITF Issue No. 88-16, "Basis in Leveraged Buyout Transactions" or pushdown accounting guidelines of the Securities and Exchange Commission ("SEC").

    PRESENTATION OF UNAUDITED INTERIM FINANCIAL STATEMENTS

    The accompanying unaudited interim financial statements as of June 27, 1997 and for the six month periods ended June 30, 1996 and June 27, 1997 have been prepared in conformity with generally accepted accounting principles and reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the results for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period.

    The Company reports its annual results based on years ending December 31. Interim periods in years prior to 1997 are reported on a calendar quarter basis. Commencing in 1997, the Company reports its quarterly results for the first three interim periods ending on the last Friday of March, June and September and for the fourth interim period ending on December 31. The difference between quarterly results reported on this basis and quarterly results reported on the basis of calendar quarters for years prior to 1997 is not material.

    The Company formed a foreign sales corporation subsidiary in the first quarter of 1997. Consequently, beginning in 1997 the Company's financial statements are presented on a consolidated basis.

    CASH AND CASH EQUIVALENTS

    The Company considers cash and short-term investments which are highly liquid, with maturities of three months or less, to be cash equivalents.

    INVENTORIES

    Inventories are recorded at the lower of cost (as determined by the first-in, first-out method) or market.

    PROPERTY AND EQUIPMENT

    Depreciation of property and equipment is computed on the basis of estimated useful lives ranging from three to seven years using the straight-line method. Maintenance and repairs are charged to expense

                            APEX PC SOLUTIONS, INC.

  (INFORMATION AS OF JUNE 27, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                        AND JUNE 27, 1997 IS UNAUDITED)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:
as incurred. Significant betterments are capitalized. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statement of operations.

    OTHER ASSETS

    Other assets consist primarily of financing costs and costs incurred in connection with the Company's initial public offering. Financing costs are amortized using the effective interest method.

    REVENUE RECOGNITION

    Revenue on equipment sales is recognized upon shipment, net of allowances for potential returns. Certain customer contracts require equipment installation at the customer's location and in those circumstances, revenue is recognized after completion of the installation.

    INCOME TAXES

    On October 31, 1995, the Company's status as an S Corporation for Federal income tax purposes was automatically terminated due to a sale of stock to an entity not eligible to be a shareholder of a subchapter S Corporation. Taxable income prior to the change in status was taxed directly to the former sole shareholder and financial statements for periods through this date reflected no provision for income taxes. Subsequent to October 31, 1995 the Company has been taxed as a C Corporation for Federal income tax purposes. The Company has provided for these income taxes under the principles of Statement of Financial Accounting Standards No. 109 (SFAS No. 109).

    PRO FORMA INCOME PER SHARE

    The pro forma income per share is based on the weighted average number of shares of common stock and common equivalent shares outstanding, adjusted for stock splits retroactively applied to all periods presented (see Note 8). Pursuant to certain SEC Staff Accounting Bulletins, common stock and common stock equivalents issued at prices below the initial public offering ("IPO") price of $9 during the 12 months immediately preceding the date of the initial filing of the Registration Statement have been included in the calculation of income per share, using the treasury stock method based on the assumed IPO price, as if the common stock equivalents were outstanding for all periods through the date of the company's initial public offering.

    PRO FORMA DATA

    Pro forma provisions for income taxes, net income and per share data represent the results of operations for the two years ended December 31, 1994 and 1995, adjusted to reflect a provision for income taxes, calculated as if the Company had been taxed as a C Corporation.

    USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets

                            APEX PC SOLUTIONS, INC.

  (INFORMATION AS OF JUNE 27, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                        AND JUNE 27, 1997 IS UNAUDITED)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:
and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    For certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, recorded amounts approximate market value.

    The estimated fair value of notes payable approximates their recorded amounts because these instruments bear interest either at market rates or at floating rates which approximate market rates for similar instruments.

    CONCENTRATIONS OF CUSTOMER BASE AND CREDIT RISK

    A major customer accounted for 36%, 54%, and 30% of the Company's net sales (excluding service sales) for the years ended December 31, 1994, 1995 and 1996, respectively. The receivable from this customer totaled approximately 67% and 57% of trade receivables at December 31, 1995 and 1996, respectively. For the year ended December 31, 1996, the Company had sales to two other major customers which accounted for 18% and 15% of net sales. The aggregate receivables from these two customers totaled 18% of trade accounts receivable at December 31, 1996. The customer which accounted for 18% of net sales for the year ended December 31, 1996 accounted for 1% of the Company's sales in 1995 and cancelled its 1996 OEM arrangement with the Company in mid-1996.

    For the remaining customers, management believes concentrations of credit risk with respect to trade receivables are limited due to the nature of the customers comprising the Company's customer base. The Company performs credit reviews on major new customers, but rarely requires collateral.

    The Company maintains its cash in a bank in amounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

    MAJOR VENDORS

    The Company purchases all server cabinets from one vendor and has another vendor sub-assemble its switching systems. Although there are a limited number of vendors able to assemble concentrator switches, management believes that other vendors could provide similar services on comparable terms. A change in vendors, however, could cause a delay in manufacturing and possible loss of sales, which would adversely affect operating results.

    WARRANTY COSTS

    The Company provides, by a current charge to operations, an amount it estimates will be needed to cover future warranty obligations for products sold during the period.

                            APEX PC SOLUTIONS, INC.

  (INFORMATION AS OF JUNE 27, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                        AND JUNE 27, 1997 IS UNAUDITED)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:
    RESEARCH AND DEVELOPMENT

    The Company makes significant investments in research for the development of new technologies and products, including both switching systems and server cabinets. Research and development costs are charged to expense as incurred.

    ADVERTISING

    The Company expenses advertising costs as incurred. Advertising expense was $309,936, $772,484 and $1,044,737 for the years ended December 31, 1994, 1995 and 1996, respectively.

    RECLASSIFICATIONS

    Because redemption of the Series A Redeemable and Convertible Preferred Stock and Series B Redeemable Preferred Stock is controlled by the holders of the stock, in accordance with certain financial statement requirements of the SEC, such stock has been reclassified from shareholders' equity (deficit).

    Certain other reclassifications were made to the 1994 and 1995 financial statements to conform with the 1996 presentation. The reclassifications do not affect net income, shareholders' equity (deficit) or cash flows as previously reported.

    NEW ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share." This statement specifies the computation, presentation and disclosure requirements for earnings per share ("EPS"), to simplify the existing computational guidelines and increase comparability on an international basis. The statement will be effective for interim and annual reporting periods ending after December 15, 1997. This statement will replace "primary" EPS with "basic" EPS, the principal difference being the exclusion of common stock equivalents in the computation of basic EPS. In addition, this statement will require the dual presentation of basic and diluted EPS on the face of the consolidated statements of operations. Basic EPS computed pursuant to this statement will differ from historical net income per share previously reported due to the exclusion of common stock equivalents from the computation. Diluted EPS computed pursuant to this statement is not expected to be materially different from the historical net income per share previously presented.

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This statement requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. The statement will be effective for fiscal years beginning after December 15, 1997. Reclassification for earlier periods is required for comparative purposes. The Company is currently evaluating the impact this statement will have on its financial statements; however, because the statement requires only additional disclosure, the Company does not expect the statement to have a material impact on its financial position or results of operations.

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement supersedes Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise." This

                            APEX PC SOLUTIONS, INC.

  (INFORMATION AS OF JUNE 27, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                        AND JUNE 27, 1997 IS UNAUDITED)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED: statement includes requirements to report selected segment information quarterly and entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenues. The statement will be effective for fiscal years beginning after December 15, 1997. Reclassification for earlier periods is required, unless impracticable, for comparative purposes. The Company is currently evaluating the impact this statement will have on its financial statements; however, because the statement requires only additional disclosure, the Company does not expect the statement to have a material impact on its financial position or results of operations.

2. ACCOUNTS RECEIVABLE:

    Accounts receivable consist of the following at December 31:

                                                                        1995          1996
                                                                    ------------  ------------
Trade receivables.................................................  $  4,529,404  $  6,506,086
Less allowance for doubtful accounts..............................       (30,000)     (335,893)
                                                                    ------------  ------------
                                                                    $  4,499,404  $  6,170,193
                                                                    ------------  ------------
                                                                    ------------  ------------

3. INVENTORIES:

    Inventories consist of the following at December 31:

                                                                        1995          1996
                                                                    ------------  ------------
Raw materials.....................................................  $    688,855  $  1,086,142
Work-in-process...................................................       243,790       260,356
Finished goods....................................................       325,127       521,513
                                                                    ------------  ------------
                                                                       1,257,772     1,868,011
Less reserve for obsolescence.....................................       --           (215,000)
                                                                    ------------  ------------
                                                                    $  1,257,772  $  1,653,011
                                                                    ------------  ------------
                                                                    ------------  ------------

4. LINE OF CREDIT AND LETTERS OF CREDIT:

    Under the terms of a credit agreement with a bank (Note 5), the Company has an operating line of credit allowing it to borrow up to a specified amount based upon eligible accounts receivable, as defined in the agreement. The agreement also states that the bank will issue commercial letters of credit on the Company's behalf such that the aggregate amount of borrowings under the operating line and letter of credit arrangements does not exceed $3,000,000. The operating line and letter of credit facility expire on April 15, 1997 and bear interest at prime (8.25% at December 31, 1996) plus 1.5%. There were no borrowings on the line of credit facility as of December 31, 1996, nor at any time during 1996.

                            APEX PC SOLUTIONS, INC.

  (INFORMATION AS OF JUNE 27, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                        AND JUNE 27, 1997 IS UNAUDITED)

5. SUBORDINATED AND LONG-TERM DEBT:

    Long-term debt consisted of the following at December 31:

                                                                     1995           1996
                                                                 -------------  -------------
Note payable to bank, collateralized by substantially all of the Company's assets, interest payable monthly at prime
 (8.25%, at December 31, 1996) plus 1.5%, principal payment of
 $500,000 is required at December 31, 1997, matures December
 2002. The note payable was paid in full in February 1997......  $   6,000,000  $   5,600,000
Uncollateralized notes payable to shareholder, interest payable
 monthly at 12%, paid in full in January, 1996.................        270,000       --
Notes payable to shareholders subordinated to borrowings from the bank under note payable and line of credit and letter of credit facility, principal payments of $10,000,000 in December
 2000 and $10,000,000 in December 2001, and interest payable quarterly at 7.0%. Unpaid interest and principal payable in full on the consummation of a Qualified Liquidity Event as
 defined in note agreements. The notes payable were paid in
 full in February 1997.........................................     20,000,000     20,000,000
Capital lease obligation for the purchase of equipment totaling
 $20,460, interest at 6.28%, monthly principal and interest
 payments of $442, due in 1999. The lease obligation was paid
 in full in March 1997.........................................         19,113         14,898
                                                                 -------------  -------------
                                                                    26,289,113     25,614,898
Less current portion...........................................        674,125        504,349
                                                                 -------------  -------------
                                                                 $  25,614,988  $  25,110,549
                                                                 -------------  -------------
                                                                 -------------  -------------

    The aggregate amount of required principal payments as of December 31, 1996 were as follows:

Period Ended December 31:
  1997.........................................................  $  504,349
  1998.........................................................       4,777
  1999.........................................................       5,772
  2000.........................................................  10,000,000
  2001.........................................................  10,000,000
  Thereafter...................................................   5,100,000
                                                                 ----------
                                                                 $25,614,898
                                                                 ----------
                                                                 ----------

    The Company is party to an agreement with a bank for short-term (Note 4) and long-term credit facilities, all as described above. Borrowings are collateralized by substantially all assets of the Company.

                            APEX PC SOLUTIONS, INC.

  (INFORMATION AS OF JUNE 27, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                        AND JUNE 27, 1997 IS UNAUDITED)

5. SUBORDINATED AND LONG-TERM DEBT, CONTINUED:
The agreement includes various restrictive covenants which, among other things, restrict the payment of dividends and indebtedness and require the Company to maintain minimum debt service coverage ratios, minimum working capital amounts and limit capital expenditures. The agreement also specifies that, so long as there are amounts outstanding pursuant to the credit facility, on May 1 of each year, beginning in 1997, the Company will pay the bank 25% of its excess cash flow, as defined in the agreement, unless the ratio of cash flow to debt service is greater than 1:1.

6. OPERATING LEASE COMMITMENTS:

    The Company leases its facilities for $18,074 per month under an operating lease expiring September 30, 1998. The Company pays taxes, insurance, normal maintenance and certain other operating expenses. The lease includes provisions for rent escalation based on increases in the consumer price index. The Company has two consecutive two year renewal options on this lease.

    Future minimum payments as of December 31, 1996 under the non-cancelable operating lease were as follows:

Year Ended December 31:
  1997............................................................  $ 216,888
  1998............................................................    162,666
                                                                    ---------
                                                                    $ 379,554
                                                                    ---------
                                                                    ---------

    Rent expense totaled $53,397, $125,238 and $216,888 for the years ended December 31, 1994, 1995 and 1996, respectively.

7. EMPLOYEE BENEFIT PLAN:

    The Company sponsors a 401(k) plan that covers eligible full-time employees. Employer matching contributions are made at the discretion of the Board of Directors. Employer contributions totaled $19,603, $35,217 and $58,968 for the years ended December 31, 1994, 1995 and 1996, respectively.

8. SHAREHOLDERS' EQUITY (DEFICIT):

    The Company is authorized to issue 10,000,000 shares of voting common stock, no par value. At its discretion, the Board of Directors may declare dividends on shares of common stock. Upon liquidation or dissolution, holders of common stock will be paid only after Series A and Series B Preferred Stock preferences have been satisfied.

    On December 27, 1995 all outstanding shares of common stock were split 1,000 for one. On January 22, 1996 all outstanding shares of common stock were split two for one. On December 9, 1996, all outstanding shares of common stock were split four for one. All common stock share amounts have been restated to reflect these stock splits.

    During 1995 the Company authorized and issued 300,000 shares of Series A Redeemable and Convertible Preferred Stock, no par value. All holders of Series A Redeemable and Convertible Preferred Stock are entitled to vote on all matters except election of directors with the holders of the common stock

                            APEX PC SOLUTIONS, INC.

  (INFORMATION AS OF JUNE 27, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                        AND JUNE 27, 1997 IS UNAUDITED)

8. SHAREHOLDERS' EQUITY (DEFICIT), CONTINUED:
on an "as if converted" basis. The holders of the Series A Redeemable and Convertible Preferred Stock are entitled to elect two directors voting separately as a class, the holders of the common stock are entitled to elect two directors, voting separately as a class and the holders of the Series A Redeemable and Convertible Preferred Stock and the holders of the common stock vote together to elect the fifth director. The holders of the Series A Redeemable and Convertible Preferred Stock are entitled to receive any dividends on an "as if converted" basis when, as and if dividends are declared by the Board of Directors on the common stock or the Company's Series B Redeemable Preferred Stock and to such additional dividends payable only to the holders of the Series A Redeemable and Convertible Preferred Stock as may be declared by the Board of Directors. Each share of Series A Redeemable and Convertible Preferred Stock is convertible into that number of shares as is determined by dividing the original per share purchase price by a conversion price. The Series A Redeemable and Convertible Preferred Stock is convertible at the option of the holder or automatically upon sale of the Company's common stock in a Qualified Public Offering as defined in the Restated Articles of Incorporation or upon the vote of the holders of 2/3 of the outstanding Series A Redeemable and Convertible Preferred Stock in favor of conversion. The conversion price is subject to weighted average anti-dilution protection and proportional adjustments in the event of stock splits and similar events. Consequently, as a result of the common stock splits in 1996, the shares of Series A Redeemable and Convertible Preferred Stock are convertible into 2,400,000 shares of common stock. The Series A Redeemable and Convertible Preferred Stock is redeemable, at the option of the holders of 50% of the outstanding shares thereof, either upon a change in control of the Company or in two installments on the fifth and sixth anniversaries of the original issue date of such stock. To the extent that the Series A Redeemable and Convertible Preferred Stock is not redeemed when required, the Company is obligated to redeem such shares when, as and if permitted by law, and the shares not so redeemed are entitled to cumulative preferred dividends at an annual rate equal to the greater of (i) 12% or (ii) prime plus 4% until redeemed or converted. The redemption price for each share of Series A Redeemable and Convertible Preferred Stock shall be the original issue price plus all accrued and unpaid dividends. Upon liquidation or dissolution, holders of Series A Redeemable and Convertible Preferred Stock will receive preference over holders of common stock and Series B Redeemable Preferred Stock.

    During 1995, the Company authorized and issued 200,000 shares of Series B Redeemable Preferred Stock, no par value, to an officer as compensation for future service. The Series B Redeemable Preferred Stock has no voting rights. At its discretion, the Board of Directors can declare dividends on shares of Series B Redeemable Preferred Stock. Upon liquidation or dissolution, after payment in full of the liquidation preferences to holders of Series A Redeemable and Convertible Preferred Stock, the holder of Series B Redeemable Preferred Stock is entitled to the redemption value of the shares plus all accrued and unpaid dividends. Under the terms of the officer's employment agreement, the shares vested ratably over a period of six years. On December 9, 1996, the employment agreement was modified whereby all 200,000 shares become fully vested on January 1, 1997. Under the terms of the amendment, 80,000 shares became redeemable at a price of $5 per share on January 1, 1997. The remaining 120,000 shares become redeemable at a price of $5 per share on the earlier of the closing of a qualified public offering of the Company's stock, or if no such qualified public offering has occurred, 60,000 shares in each of December 2000 and 2001. The Series B Redeemable Preferred Stock has been recorded at its redemption price of $5 per share with a corresponding charge to shareholders' equity (deficit) for deferred compensation. Pursuant to the amendment, deferred compensation of $1,000,000 was fully amortized to expense in 1996.

                            APEX PC SOLUTIONS, INC.

  (INFORMATION AS OF JUNE 27, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                        AND JUNE 27, 1997 IS UNAUDITED)

9. STOCK OPTIONS:

    The Company has adopted an employee stock option plan (the "Plan"), which provides for nonqualified and incentive stock options for officers, directors, employees, and consultants, and reserved a total of 2,161,760 shares of common stock for issuance pursuant to the Plan. Options under the Plan will generally expire 10 years from the date of grant, or 5 years in the case of an optionee owning more than 10% of the voting power of all classes of stock. Under the Plan, the Plan administrator will fix the conditions for the exercise of the options. Purchase prices for common stock subject to options issued under the Plan generally approximate fair market value of the related shares at the date of grant. Generally, options vest over four years.

    The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation" for the year ended December 31, 1996. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

    Information regarding activity of the option plan is as follows:

                                                                              WEIGHTED AVERAGE
                                                                    SHARES     EXERCISE PRICE
                                                                  ----------  ----------------
Options outstanding, January 1, 1995............................      --             --
Options granted--December 29, 1995..............................     705,880  $0.184
                                                                  ----------
Options outstanding, December 31, 1995..........................     705,880  $0.184
Options granted--February 1996..................................     405,000  $0.184
Options granted--June 1996......................................     106,000  $0.184
Options granted--September 1996.................................     103,000  $0.184
Options granted--October 1996...................................      24,000  $0.500
Options exercised...............................................    (660,016) $0.1895
                                                                  ----------
Options outstanding, December 31, 1996..........................     683,864  $0.1893
                                                                  ----------
                                                                  ----------
Options available for grant at December 31, 1996................     817,880
                                                                  ----------
                                                                  ----------
Weighted average fair value of options granted in 1996 whose exercise price was equal to the fair value of the stock on the
 date of grant..................................................              $0.078
                                                                              ------
                                                                              ------
Weighted average fair value of options granted in 1996 whose exercise price was less than the fair value of the stock on the
 date of grant..................................................              $1.450
                                                                              ------
                                                                              ------

    No compensation expense has been recorded for options granted in December 1995, February 1996 and June 1996 because the options granted during these periods were for prices equal to the fair value of the related shares, based on the price of the shares of common stock purchased by investors in December 1995 (see Note 1) and independent appraisals of the Company's common stock. For options

                            APEX PC SOLUTIONS, INC.

  (INFORMATION AS OF JUNE 27, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                        AND JUNE 27, 1997 IS UNAUDITED)

9. STOCK OPTIONS, CONTINUED:
issued in September and October, 1996, deferred compensation expense of $32,574 and $138,000 respectively was recorded in the amounts of the excess of the values of the underlying common stock based on an independent appraisal, over the option prices. Vesting of 25% of the options granted in September 1996 was accelerated in October 1996. In addition, 50% of the options granted in October 1996 were immediately exercisable. Remaining options granted in September and October 1996 vest over four years. Deferred compensation expense is amortized as the related options vest or become exercisable.

    The following table summarizes information about fixed-price options outstanding at December 31, 1996:

                                 WEIGHTED-
                                  AVERAGE        WEIGHTED-                   WEIGHTED-
                   NUMBER        REMAINING        AVERAGE       NUMBER        AVERAGE
                 OUTSTANDING    CONTRACTUAL      EXERCISE     EXERCISABLE    EXERCISE
EXERCISE PRICES  AT 12/31/96       LIFE            PRICE      AT 12/31/96      PRICE
---------------  -----------  ---------------  -------------  -----------  -------------
   $   0.184        671,864         9 Years      $   0.184     $ 109,408     $   0.184
       0.500         12,000        10 Years          0.500        --            --

    The following table presents net income and per share amounts for the years ended December 31, 1995 and 1996, as if the Company accounted for compensation expense related to stock options under the fair value method prescribed by SFAS 123:

                                                                   YEAR ENDED    YEAR ENDED
                                                                  DECEMBER 31,  DECEMBER 31,
                                                                      1995          1996
                                                                   PRO FORMA      PRO FORMA
                                                                  ------------  -------------
Net income--as reported.........................................   $2,343,515    $ 3,607,723
                                                                  ------------  -------------
                                                                  ------------  -------------
Net income--pro forma...........................................   $2,343,515    $ 3,476,338
                                                                  ------------  -------------
                                                                  ------------  -------------
Earnings per share--as reported.................................   $     0.20   $       0.40
                                                                  ------------  -------------
                                                                  ------------  -------------
Earnings per share--pro forma...................................  $      0.20   $       0.38
                                                                  ------------  -------------
                                                                  ------------  -------------

    The fair value of each option grant is estimated on the date of grant using the minimum value method with the following weighted average assumptions used for grants in 1995 and 1996:

Risk free interest rate....................................  5.38% to 6.77%
Expected lives.............................................     10 years

10. EMPLOYEE STOCK PURCHASE PLAN:

    On December 9, 1996, the Company adopted an employee stock purchase plan (the "Plan"), which provides a means through which employees of the Company may participate in stock ownership of the Company. Shares of common stock reserved for the Plan total 250,000. Employees who have worked for the Company longer than five months and a minimum of 20 hours per week are eligible to participate in the Plan. Participants shall become ineligible if employment with the Company terminates or the participant owns greater than 5% of the combined voting power or value of all classes of stock of the Company. The price of shares purchased under the Plan will be the lower of 85% of the fair market value

                            APEX PC SOLUTIONS, INC.

  (INFORMATION AS OF JUNE 27, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                        AND JUNE 27, 1997 IS UNAUDITED)

10. EMPLOYEE STOCK PURCHASE PLAN, CONTINUED:
of the shares on the first day of each quarterly offering period or, 85% of the fair market value of the shares on any purchase date in the offering period. Under the Plan, the Plan administrator will administer and interpret all rules and regulations applicable to the Plan. No shares were issued pursuant to this Plan in 1996.

11. INCOME TAXES:

    The Company's status as an S Corporation was automatically terminated on October 31, 1995 as a result of the sale by the former sole shareholder of stock to an entity that is not eligible to be a shareholder in a subchapter S Corporation. For the period from January 1, 1995 through October 31, 1995 the former sole shareholder was taxed on the Company's taxable income. The sole shareholder of the Company for the periods in which the Company was taxed as an S Corporation has indemnified and agreed to hold the Company harmless from any federal or state income tax liability, including interest and penalties (if any), resulting from the Company failing to qualify as an S Corporation from inception through October 31, 1995.

    For the income earned after the termination of its status as an S Corporation, the Company will provide for income taxes under the principles of SFAS No. 109. This statement requires that income taxes be provided for taxes currently due and for expected future tax effects of the temporary differences between the book and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets are reduced by valuation allowances when management determines that their realization is not likely.

    The significant components of the Company's deferred tax assets and liabilities were as follows on December 31:

                                                                           1995        1996
                                                                         ---------  ----------
Deferred income tax assets:
  Tax loss carryforwards...............................................  $  28,000  $   --
  Allowance for doubtful accounts......................................     10,200     114,200
  Inventory capitalization.............................................      9,500      40,400
  Inventory reserve....................................................     --          73,100
  Accrued warranty costs...............................................     --         214,200
  Amortization of deferred compensation................................     --         340,000
  Other accrued liabilities............................................     12,300      18,800
                                                                         ---------  ----------
    Deferred income tax assets.........................................     60,000     800,700
                                                                         ---------  ----------
Deferred income tax liability:
  Depreciation.........................................................      8,000      16,500
                                                                         ---------  ----------
    Deferred income tax liability......................................      8,000      16,500
                                                                         ---------  ----------
    Net deferred tax asset.............................................  $  52,000  $  784,200
                                                                         ---------  ----------
                                                                         ---------  ----------

                            APEX PC SOLUTIONS, INC.

  (INFORMATION AS OF JUNE 27, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                        AND JUNE 27, 1997 IS UNAUDITED)

11. INCOME TAXES, CONTINUED:
    Although realization is not assured, management believes that it is more likely than not that all of the net deferred tax asset will be realized through future taxable income.

    The income tax (benefit) provision consisted of the following:

                                                                    YEAR ENDED    YEAR ENDED
                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1995          1996
                                                                   ------------  ------------
Current..........................................................   $   --        $2,592,995
Deferred.........................................................      (25,000)     (732,200)
Change in tax status.............................................      (27,000)       --
                                                                   ------------  ------------
                                                                    $  (52,000)   $1,860,795
                                                                   ------------  ------------
                                                                   ------------  ------------

    Reconciliations of the effective income tax rate on income before taxes with the Federal statutory rate of 34% were as follows:

                                                                           YEARS ENDED DECEMBER 31,
                                                                           -------------------------
                                                                               1995         1996
                                                                           ------------  -----------
Statutory Rate...........................................................       34.0%         34.0%
Change in tax status:
  Effect of earnings attributable to S Corporation shareholder...........      (35.0)        --
  Effect of establishment of deferred taxes..............................      (0.76)        --
Other....................................................................       0.30         --
                                                                               -----           ---
Effective tax rate.......................................................      (1.46)%        34.0%
                                                                               -----           ---
                                                                               -----           ---

    The 1994 statement of operations does not reflect a provision for income taxes due to the Company's status as an S Corporation. The pro forma provisions for income taxes for the years ended December 31, 1994 and 1995 was based on the statutory tax rate of 34%. In accordance with generally accepted accounting principles, a tax benefit realized upon exercise of common stock options of $56,002 for the year ended December 31, 1996 has been accounted for as an increase to shareholders' equity (deficit).

12. COMMITMENTS AND CONTINGENCIES:

    PURCHASE COMMITMENT

    In October 1996, the Company signed a 12-month commitment to purchase certain product components. The total commitment will range from $600,000 to $950,000. Although future prices and demand for these components cannot be predicted in advance with certainty, management does not anticipate that this commitment will result in the recognition of gross losses for the Company.

                            APEX PC SOLUTIONS, INC.

  (INFORMATION AS OF JUNE 27, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                        AND JUNE 27, 1997 IS UNAUDITED)

13. DISCONTINUED OPERATIONS:

    In June 1994, the Company discontinued its computer maintenance service business. Revenues from the discontinued operation were $1,776,070 for the year ended December 31, 1994. There were no net gains or losses recorded on disposition of the segment.

14. SUBSEQUENT EVENTS:

    In January 1997, the Company issued options to purchase 24,000 shares of common stock at an exercise price of $2.10 per share. The Company recorded deferred compensation of $99,600 related to those options in January 1997.

    In February and June 1997, the Company issued options to purchase 22,000 shares and 221,700 shares, respectively, of common stock at exercise prices of $9.00 and $18.75 per share, respectively. No compensation expense was recorded with respect to these options because the option exercise prices were equal to the fair market value of the common stock at the time of grant.

    In April 1997, the combined line of credit and letter of credit facility was renewed, providing a final maturity date of April 30, 1998 and increasing the aggregate borrowing capacity from $3.0 million to $5.0 million. There were no borrowings under the line of credit and the letter of credit facility through June 1997.

    In February 1997, the Company consummated its IPO. The net proceeds to the Company from the IPO were approximately $28.4 million, after deducting approximately $190,000 of directors and officers insurance premium. Of that amount, $20.0 million was used to repay the indebtedness evidenced by the Class A and Class B Subordinated Promissory Notes issued in the Leveraged Recapitalization, approximately $5.6 million was used to repay long-term bank debt incurred by the Company in December 1995, and $600,000 was used to redeem shares of Series B Redeemable Preferred Stock. After application of the net proceeds of the IPO to the foregoing items, and payment of IPO expenses, including $190,000 of directors and officers insurance premium which is being expensed in 1997 as a period cost, the remaining proceeds from the IPO were approximately $2.2 million.

    In February 1997, the Company increased its number of authorized shares of common stock and preferred stock to 100,000,000 and 1,000,000 shares, respectively.

FOR INSIDE BACK COVER:

    The phrase "Innovation & Technology by Design" appears at the top of this page, off center left.

    The middle third of this page consists of the Company Logo, beneath which the following text (the "Apex Value Statement") is centered:

    "The Company provides "plug and play" stand-alone switching systems and integrated server cabinet solutions for many of the network administration, management and storage problems faced by organizations with client/server networks."

    Photographs depicting the Company's branded products, each with accompanying text, are on either side of the Company Logo and Apex Value Statement. On the left side, top, the product name "SunDial" and a photograph of a SunDial switch with a keyboard, video monitor and mouse console appear, accompanied by the following text:

            "Single-user, Sun keyboard, monitor and mouse switch
           10-port capacity (1 switch)
           Operates 2--100 systems from one console (using multiple switches) Integrates with OutLook and ViewPoint

    Sundial allows administrators to control up to 10 Sun SPARC workstations from a single console."

    On the left side, middle, the product name "OutLook" and a photograph of an OutLook switch with a keyboard, video monitor and mouse console appear, accompanied by the following text:

            "Single-user, PC keyboard, monitor and mouse switch
           Multi-platform capability
           Operates 2--64 systems from one console (using multiple switches)

    OutLook utilizes Apex's proprietary On-Screen Configuration And Reporting ("OSCAR") interface that allows administrators to use their own naming conventions for individual servers, as opposed to predesignated numbers. OutLook can be configured to enable administrators to control up to 64 servers from a single console."

    On the left side, bottom, the product name "OutLook4" and a photograph of an OutLook4 switch with a keyboard, video monitor and mouse console appear, accompanied by the following text:

            "Multi-user, PC keyboard, monitor and mouse switch
           Multi-platform capability
           Operates 2--64 systems from one to four consoles

    OutLook4 includes the same features as OutLook, except that this multi-user system allows network administrators to operate multiple servers from up to four console positions."

    On the right side, top, the product name "ViewPoint" and a photograph of a ViewPoint switch with a keyboard, video monitor and mouse console and other hardware appear, accompanied by the following text:

            "Sixteen-user, command center switching system
           Multi-platform capability
           1000 ft. extension

    ViewPoint includes all of the attributes of OutLook except that it enables network administration staff to control as many as 256 servers by integrating the ViewPoint switch with multiple OutLook switches. ViewPoint's technology allows 'out of band' access to servers up to 1,000 feet away."

    On the right side, middle, the product name "DensePack" and a photograph of four integrated DensePack cabinet systems appear, accompanied by the following text:

            "Customized server cabinet systems for network administration

    DensePack cabinets incorporate Apex's switching technology, as well as built-in ventilator fans, large rear doors and optional slide-out shelves to facilitate access to cables, connectors and servers. DensePack Model RS is a scaled-down version of DensePack and can be used in combination with full-sized DensePack cabinets or on a stand-alone basis in remote office applications."

    On the right side, bottom, the product name "SwitchBack" and a photograph of a SwitchBack switch, consisting of a remote unit and a local unit, each of which is paired with a keyboard, video monitor and mouse console, appear, accompanied by the following text:

            "600 ft. extension product
           Remote lock-out feature

    SwitchBack consists of a local unit and a remote unit that allow users to control the attached server from either a primary or a remote console position linked by a single cable. The SwitchBack system includes a lock-out feature that prevents system capture. SwitchBack integrates with OutLook and OutLook4."

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ----------------------
                               TABLE OF CONTENTS
                             ----------------------

                                                                                                      PAGE
                                                                                                      ----
PROSPECTUS SUMMARY..................................................................................    3
RISK FACTORS........................................................................................    6
USE OF PROCEEDS.....................................................................................   15
DIVIDEND POLICY.....................................................................................   15
PRICE RANGE OF COMMON STOCK.........................................................................   15
CAPITALIZATION......................................................................................   16
SELECTED FINANCIAL DATA.............................................................................   17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...............   19
BUSINESS............................................................................................   28
MANAGEMENT..........................................................................................   40
CERTAIN TRANSACTIONS................................................................................   46
PRINCIPAL AND SELLING SHAREHOLDERS..................................................................   48
DESCRIPTION OF CAPITAL STOCK........................................................................   50
SHARES ELIGIBLE FOR FUTURE SALE.....................................................................   52
UNDERWRITING........................................................................................   53
LEGAL MATTERS.......................................................................................   54
EXPERTS.............................................................................................   54
ADDITIONAL INFORMATION..............................................................................   54
AVAILABLE INFORMATION...............................................................................   55
INDEX TO FINANCIAL STATEMENTS.......................................................................  F-1


                                4,000,000 SHARES


                                      [LOGO]
                                  COMMON STOCK
                              -------------------
                                   PROSPECTUS
                              -------------------
                             MONTGOMERY SECURITIES

                                 DAIN BOSWORTH
                                  INCORPORATED

                                COWEN & COMPANY
                                          , 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 23B.08.320 of the Washington Business Corporation Act provides that a corporation's articles of incorporation may contain provisions that provide indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Company's Amended and Restated Articles of Incorporation (Exhibit 3.1 hereto) limit the liability of its directors for monetary damages arising from their conduct as directors, except for liability relating to acts or omissions that involve intentional misconduct, a knowing violation of law or the authorization of unlawful distributions, and liability relating to transactions in which the directors derive a personal benefit to which they are not legally entitled. Such limitation does not affect the availability of equitable remedies. The Company's Amended and Restated Articles of Incorporation also provide that the Company will indemnify its directors and officers to the fullest extent permitted by Washington law. In particular, each officer and director of the Company is entitled to indemnification against all liability, loss and expense reasonably incurred by such officer or director in connection with any civil, criminal, administrative or investigative proceeding in which he or she is involved (whether in his or her official capacity or otherwise) by reason of the fact that he or she is or was serving as an officer or director of the Company. Washington law currently provides that a corporation may indemnify an officer or director against liability if the individual acted in good faith and, in the case of a non-criminal proceeding, if he or she reasonably believed they were acting in the best interests of the corporation, or, in the case of a criminal proceeding, if he or she had no reasonable cause to believe their conduct was unlawful. In the case of a proceeding against an officer or director brought by or on behalf of the corporation, Washington law does not permit a corporation to indemnify an officer or director if he or she is found liable in such proceeding. In all other proceedings, indemnification is not permitted where the officer or director is found liable on the basis that he or she improperly received a personal benefit. Reference is also made to the Underwriting Agreement (Exhibit 1.1 hereto) which provides that the Underwriters will indemnify officers and directors of the Company against certain liabilities.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Set forth below is an estimate of the amount of fees and expenses to be incurred in connection with the registration of the Common Stock. The Company will pay any expenses of the Selling Shareholders.


SEC Registration Fee............................................  $  33,129
NASD Filing Fee.................................................      8,479
Nasdaq Stock Market Fee.........................................     17,500
Legal Fees and Expenses.........................................     85,000
Auditing and Accounting Fees and Expenses.......................     60,000
Blue Sky Fees and Expenses......................................      3,000
Printing and Engraving Expenses.................................    110,000
Transfer Agent and Registrar Fees and Expenses..................      3,000
Miscellaneous...................................................     54,892
                                                                  ---------
    Total.......................................................  $ 375,000
                                                                  ---------
                                                                  ---------


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

    The Company issued and/or sold the following securities within the past three years that were not registered under the Securities Act since each such transaction was, in the opinion of the Company, exempt from registration under the Securities Act by virtue of Section 4(2) thereof and, where noted, other exemptions. No underwriters participated in the offer or sale of any of these securities, and no underwriters' fees or commissions were paid.

    The share and per-share numbers presented below have been adjusted to reflect the 1,000-for-one stock split of the Company's Common Stock effected in December 1995, the two-for-one stock split of the Company's Common Stock effected in January 1996, and the four-for-one stock split of the Company's Common Stock effected in December 1996.

    COMMON STOCK

    (a) On December 29, 1995 the Company issued 1,600,000 shares of Common Stock to certain accredited investors at a price of $0.18375 per share pursuant to that certain Stock and Subordinated Note Purchase Agreement dated December 29, 1995. The Company relied on the exemption provided by Rule 506 under Regulation D and Section 4(2) of the Securities Act. All purchasers were accredited investors.

    (b) From February 1996 through November 1996, the Company sold an aggregate of 660,016 shares of its Common Stock to 12 employees and directors under the Company's 1995 Employee Stock Plan at a weighted average exercise price of $0.1895 per share. The Company relied on the exemption provided by Rule 701 of the Securities Act.

    SERIES A CONVERTIBLE PREFERRED STOCK

    On December 29, 1995 the Company issued 300,000 shares of Series A Convertible Preferred Stock to certain accredited investors at a price of $7.35 per share pursuant to the Stock and Subordinated Note Purchase Agreement. The Company relied on the exemption provided by Rule 506 under Regulation D and
Section 4(2) of the Securities Act. All purchasers were accredited investors.

    SERIES B REDEEMABLE PREFERRED STOCK

    On December 29, 1995 the Company issued 200,000 shares of Series B Redeemable Preferred to Mr. Hafer subject to certain restrictions pursuant to an employment agreement dated December 29, 1995. The Company relied on the exemption provided by Section 4(2) of the Securities Act.

    The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships or by disclosure by the Company, to information about the Company.

ITEM 27.  EXHIBITS.


 EXHIBIT
 NUMBER    EXHIBIT DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
   1.1     Form of Underwriting Agreement*

   3.1     Amended and Restated Articles of Incorporation (incorporated by reference to Amendment No. 4 to the
             Company's Registration Statement on Form SB-2 (Registration No. 333-17753))

   3.2     Amended and Restated Bylaws*

   4.1     See Article III of Exhibit 3.1 and Articles II, IV and IX of Exhibit 3.2

   5.1     Opinion of Davis Wright Tremaine LLP

  10.1     Registration Rights Agreement dated December 29, 1995 (incorporated by reference to the Company's
             Registration Statement on Form SB-2 (Registration No. 333-17753))

 EXHIBIT   EXHIBIT DESCRIPTION
 NUMBER    --
---------
  10.2     S Corporation Indemnification Agreement dated December 29, 1995 (incorporated by reference to the
             Company's Registration Statement on Form SB-2 (Registration No. 333-17753))

  10.3.1   Employment Agreement dated December 29, 1995 by and between the Company and Kevin J. Hafer (incorporated by reference to the Company's Registration Statement on Form SB-2 (Registration No. 333-17753))

  10.3.2   First Amendment to Employment Agreement dated December 1996 by and between the Company and Kevin J.
             Hafer*

  10.4     Credit Agreement dated December 28, 1995 by and between the Company and U.S. Bank of Washington,
             National Association (incorporated by reference to the Company's Registration Statement on Form SB-2
             (Registration No. 333-17753))

  10.5.1   Lease Agreement dated March 22, 1995 by and between the Company and Christopher L. Clark, as amended
             (incorporated by reference to the Company's Registration Statement on Form SB-2 (Registration No.
             333-17753))

  10.5.2   Second Amendment to Lease dated March 13, 1997 by and between the Company and Christopher L. Clark*

  10.6     Purchase Agreement dated September 19, 1994 by and between the Company and Compaq Computer Corporation, as amended*+ ++

  10.7     Private Label Agreement dated September 8, 1994 by and between the Company and Wright Line, Inc.++
             (incorporated by reference to Amendment No. 1 to the Company's Registration Statement on Form SB-2
             (Registration No. 333-17753))

  10.8     Form of the Company's Proprietary Information and Noncompetition Agreement (incorporated by reference to the Company's Registration Statement on Form SB-2 (Registration No. 333-17753))

  10.9     1995 Employee Stock Plan (incorporated by reference to the Company's Registration Statement on Form S-8
             (Registration No. 333-24011))

  10.10    Form of Nonstatutory Stock Option Letter Agreement related to 1995 Employee Stock Plan (incorporated by reference to the Company's Registration Statement on Form SB-2 (Registration No. 333-17753))

  10.11    Employee Stock Purchase Plan*

  10.12    Letter Agreements dated October 16, 1996 and October 24, 1996 by and between the Company and Pioneer
             Standard Electronics, Inc.++ (incorporated by reference to Amendment No. 1 to the Company's
             Registration Statement on Form SB-2 (Registration No. 333-17753))

  10.13    Stock and Subordinated Note Purchase Agreement dated December 29, 1995 (incorporated by reference to the
             Company's Registration Statement on Form SB-2 (Registration No. 333-17753))

  10.14    Class A Subordinated Promissory Notes dated December 29, 1995 (incorporated by reference to the
             Company's Registration Statement on Form SB-2 (Registration No. 333-17753))

  10.15    Class B Subordinated Promissory Note dated December 29, 1995 (incorporated by reference to the Company's
             Registration Statement on Form SB-2 (Registration No. 333-17753))

  10.16    Business Loan Agreement dated March 27, 1997 by and between the Company and U.S. Bank of Washington,
             National Association*

  11.1     Computation of Pro Forma Income Per Share*

 EXHIBIT
 NUMBER    EXHIBIT DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
  21.1     Subsidiaries of Registrant*

  23.1     Consent of Davis Wright Tremaine LLP (contained in Exhibit 5.1)

  23.2     Consent of Coopers & Lybrand L.L.P.

  24.1     Power of Attorney (included on page II-5 hereto)

  27.1     Financial Data Schedule*

------------------------

 *  Previously filed.

 +  Confidential treatment requested for portions of this agreement.

++  Portions of these agreements are subject to confidential treatment.

ITEM 28.  UNDERTAKINGS.

    The Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The Company hereby undertakes that it will: (1) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective; and (2) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.


    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and it will be governed by the final adjudication of such issue.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment to be signed on its behalf by the undersigned, in the City of Woodinville, State of Washington, on August 6, 1997.



                                APEX PC SOLUTIONS, INC.

                                By:               /s/ KEVIN J. HAFER
                                      ------------------------------------------
                                                    Kevin J. Hafer
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER



    In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


                      SIGNATURE                                          TITLE                            DATE
------------------------------------------------------  ---------------------------------------  ----------------------
                  /s/ KEVIN J. HAFER                    President, Chief Executive Officer and
     -------------------------------------------          Director (Principal Executive              August 6, 1997
                    Kevin J. Hafer                        Officer)

                 /s/ DOUGLAS A. BEVIS                   Vice President, Chief Financial Officer
     -------------------------------------------          (Principal Financial and Accounting        August 6, 1997
                   Douglas A. Bevis                       Officer)

                          *
     -------------------------------------------        Director                                     August 6, 1997
                 Jeffrey T. Chambers

                          *
     -------------------------------------------        Director                                     August 6, 1997
                    Sterling Crum

                          *
     -------------------------------------------        Director                                     August 6, 1997
                   Edwin L. Harper

                          *
     -------------------------------------------        Director                                     August 6, 1997
                   William McAleer



By:      /s/ KEVIN J. HAFER
      -------------------------
           Kevin J. Hafer
          ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


 EXHIBIT
 NUMBER    EXHIBIT DESCRIPTION
---------  -----------------------------------------------------------------------------------------------
   1.1     Form of Underwriting Agreement*

   3.1     Amended and Restated Articles of Incorporation (incorporated by reference to Amendment No. 4 to the Company's Registration Statement on Form SB-2 (Registration No. 333-17753))

   3.2     Amended and Restated Bylaws*

   4.1     See Article III of Exhibit 3.1 and Articles II, IV and IX of Exhibit 3.2

   5.1     Opinion of Davis Wright Tremaine LLP...........................................................

  10.1     Registration Rights Agreement dated December 29, 1995 (incorporated by reference to the
             Company's Registration Statement on Form SB-2 (Registration No. 333-17753))

  10.2     S Corporation Indemnification Agreement dated December 29, 1995 (incorporated by reference to the Company's Registration Statement on Form SB-2 (Registration No. 333-17753))

  10.3.1   Employment Agreement dated December 29, 1995 by and between the Company and Kevin J. Hafer
             (incorporated by reference to the Company's Registration Statement on Form SB-2 (Registration
             No. 333-17753))

  10.3.2   First Amendment to Employment Agreement dated December 1996 by and between the Company and
             Kevin J. Hafer*

  10.4     Credit Agreement dated December 28, 1995 by and between the Company and U.S. Bank of
             Washington, National Association (incorporated by reference to the Company's Registration
             Statement on Form SB-2 (Registration No. 333-17753))

  10.5.1   Lease Agreement dated March 22, 1995 by and between the Company and Christopher L. Clark, as amended (incorporated by reference to the Company's Registration Statement on Form SB-2
             (Registration No. 333-17753))

  10.5.2   Second Amendment to Lease dated March 13, 1997 by and between the Company and Christopher L.
             Clark*

  10.6     Purchase Agreement dated September 19, 1994 by and between the Company and Compaq Computer
             Corporation, as amended*+ ++

  10.7     Private Label Agreement dated September 8, 1994 by and between the Company and Wright Line,
             Inc.++ (incorporated by reference to Amendment No. 1 to the Company's Registration Statement
             on Form SB-2 (Registration No. 333-17753))

  10.8     Form of the Company's Proprietary Information and Noncompetition Agreement (incorporated by reference to the Company's Registration Statement on Form SB-2 (Registration No. 333-17753))

  10.9     1995 Employee Stock Plan (incorporated by reference to the Company's Registration Statement on
             Form S-8 (Registration No. 333-24011))

  10.10    Form of Nonstatutory Stock Option Letter Agreement related to 1995 Employee Stock Plan
             (incorporated by reference to the Company's Registration Statement on Form SB-2 (Registration
             No. 333-17753))

  10.11    Employee Stock Purchase Plan*

  10.12    Letter Agreements dated October 16, 1996 and October 24, 1996 by and between the Company and
             Pioneer Standard Electronics, Inc.++ (incorporated by reference to Amendment No. 1 to the
             Company's Registration Statement on Form SB-2 (Registration No. 333-17753))

 EXHIBIT
 NUMBER    EXHIBIT DESCRIPTION
---------  -----------------------------------------------------------------------------------------------
  10.13    Stock and Subordinated Note Purchase Agreement dated December 29, 1995 (incorporated by reference to the Company's Registration Statement on Form SB-2 (Registration No. 333-17753))

  10.14    Class A Subordinated Promissory Notes dated December 29, 1995 (incorporated by reference to the
             Company's Registration Statement on Form SB-2 (Registration No. 333-17753))

  10.15    Class B Subordinated Promissory Note dated December 29, 1995 (incorporated by reference to the
             Company's Registration Statement on Form SB-2 (Registration No. 333-17753))

  10.16    Business Loan Agreement dated March 27, 1997 by and between the Company and U.S. Bank of
             Washington, National Association*

  11.1     Computation of Pro Forma Income Per Share*

  21.1     Subsidiaries of Registrant*

  23.1     Consent of Davis Wright Tremaine LLP (contained in Exhibit 5.1)

  23.2     Consent of Coopers & Lybrand L.L.P.............................................................

  24.1     Power of Attorney*

  27.1     Financial Data Schedule*

------------------------

 *  Previously filed.

 +  Confidential treatment requested for portions of this agreement.

++  Portions of these agreements are subject to confidential treatment.